AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1996



                                                       REGISTRATION NO. 333-6299

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------


                              MARKER INTERNATIONAL
             (Exact name of registrant as specified in its charter)

              UTAH                            3949005                          87-0372759
(State or other jurisdiction of     (Primary standard industrial            (I.R.S. employer
 incorporation or organization)     classification code number)          identification number)

                              -------------------

                              1070 WEST 2300 SOUTH
                           SALT LAKE CITY, UTAH 84119
                                 (801) 972-2100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -------------------

                                HENRY E. TAUBER
                              MARKER INTERNATIONAL
                              1070 WEST 2300 SOUTH
                           SALT LAKE CITY, UTAH 84119
                                 (801) 972-2100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   COPIES TO:

            STROOCK & STROOCK & LAVAN                          WERBEL MCMILLIN & CARNELUTTI
               SEVEN HANOVER SQUARE                             A PROFESSIONAL CORPORATION
             NEW YORK, NEW YORK 10004                                711 FIFTH AVENUE
          ATTN: MARK A. ROSENBAUM, ESQ.                          NEW YORK, NEW YORK 10022
                  (212) 806-5400                               ATTN: ROBERT H. WERBEL, ESQ.
                                                                      (212) 832-8300

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              MARKER INTERNATIONAL
              CROSS REFERENCE SHEET SHOWING LOCATION OR CAPTION IN
               PROSPECTUS FILED AS PART OF REGISTRATION STATEMENT
                      OF INFORMATION REQUIRED BY FORM S-1

 ITEM NUMBER
 IN FORM S-1          ITEM CAPTION IN FORM S-1           LOCATION OF CAPTION IN PROSPECTUS
 -----------   --------------------------------------  --------------------------------------

      1.       Forepart of the Registration Statement
                 and Outside Front Cover Page of
               Prospectus............................  Outside Front Cover Page of
                                                         Registration Statement; Outside
                                                         Front Cover Page of Prospectus.

      2.       Inside Front and Outside Back Cover
               Pages of Prospectus...................  Inside Front and Outside Back Cover
                                                         Pages of Prospectus.

      3.       Summary Information, Risk Factors and
               Ratio of Earnings to Fixed Charges....  Outside Front Cover Page of
                                                       Prospectus; Prospectus Summary; Risk
                                                         Factors.

      4.       Use of Proceeds.......................  Use of Proceeds.

      5.       Determination of Offering Price.......  Underwriting.

      6.       Dilution..............................  Not applicable.

      7.       Selling Security Holders..............  Principal and Selling Stockholders.

      8.       Plan of Distribution..................  Outside and Inside Front Cover Pages
                                                       of Prospectus; Underwriting.

      9.       Description of Securities to be
               Registered............................  Outside Front Cover Page of
                                                       Prospectus; Prospectus Summary;
                                                         Description of Capital Stock; Shares
                                                         Eligible for Future Sale.

     10.       Interests of Named Experts and
                 Counsel.............................  Not applicable.

     11.       Information With Respect to the
               Registrant............................  Outside Front Cover Page of
                                                       Prospectus; Available Information;
                                                         Prospectus Summary; Risk Factors;
                                                         Capitalization; Dividend Policy;
                                                         Price Range of Common Stock;
                                                         Selected Consolidated Financial
                                                         Information; Management's Discussion
                                                         and Analysis of Financial Condition
                                                         and Results of Operations; Business;
                                                         Management; Principal and Selling
                                                         Stockholders; Certain Relationships
                                                         and Related Transactions;
                                                         Description of Capital Stock; Shares
                                                         Eligible For Future Sale;
                                                         Consolidated Financial Statements.

     12.       Disclosure of Commission Position on
                 Indemnification for Securities Act
               Liabilities...........................  Not applicable.

                   SUBJECT TO COMPLETION--DATED JULY 16, 1996


PRELIMINARY PROSPECTUS
                                3,400,000 SHARES
N87735BE.G01,1170,510,H

                              MARKER INTERNATIONAL
                                  COMMON STOCK

    Of the 3,400,000 shares of Common Stock offered hereby, 2,500,000 are being sold by Marker International ("Marker" or the "Company") and 900,000 are being sold by Henry E. Tauber who is Chairman of the Board and President of the Company and who is also the principal shareholder of the Company (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders."


    The Company's Common Stock is listed on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "MRKR." On July 12, 1996, the last reported sales price for the Common Stock on the Nasdaq National Market was $6.50 per share. See "Price Range of Common Stock."


    Upon completion of the offering, assuming the Underwriters' over-allotment option is not exercised, the Selling Stockholder will continue to own approximately 41.2% of the outstanding Common Stock. See "Principal and Selling Stockholders."
                              -------------------
  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER
                      "RISK FACTORS" BEGINNING ON PAGE 9.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                 ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              UNDERWRITING                        PROCEEDS TO
                              PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                               PUBLIC        COMMISSIONS(1)      COMPANY(2)       STOCKHOLDER
Per Share...............   $                 $                 $                 $
Total(3)................   $                 $                 $                 $

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company has agreed to reimburse the Representatives (as defined) for certain expenses incurred in connection with the offering. See "Underwriting."
(2) Before deducting expenses of the offering payable by the Company, which are estimated at $775,000, including an accountable expense allowance, estimated at $100,000, payable to the Representatives.
(3) The Company and the Selling Stockholder, collectively, have granted the Underwriters a 30-day option to purchase up to 510,000 additional shares of Common Stock to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and the Proceeds to the Selling Stockholder will be
    $       , $       , $       , and $       respectively. See "Underwriting."
                              -------------------

    The shares are being offered by the Underwriters, subject to prior sale, when, as and if accepted by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the certificates for the Common Stock will be made on
or about            , 1996 at the offices of Allen & Company Incorporated, 711
Fifth Avenue, New York, New York 10022.

        ALLEN & COMPANY INCORPORATED                        PIPER JAFFRAY INC.

               The date of this Prospectus is            , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Graphic:    Top view of enhanced photographic close-up of Marker binding mechanism shown via fade away exposure through boot and binding. Computerized design draft lines overlay photograph. Marker's logo appears bottom center.



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              -------------------

    IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information, to the extent filed on or after May 6, 1996, may be electronically examined at the Commission's Web site on the Internet located at http://www.sec.gov. The Company's Common Stock is included in the Nasdaq National Market and reports and other information concerning the Company can be inspected and copied at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, annexes and schedules thereto, the "Registration Statement"), pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in such instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                               EXCHANGE RATE DATA


    Certain monetary amounts in this Prospectus reflect a conversion of foreign currencies into U.S. dollars ("Dollars"). Historical and pro forma conversions are based on historical exchange rates calculated in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). With respect to the rate used to convert Swiss francs ("Swiss Francs" or "CHF"), the functional currency for the Company's recent purchase of an additional interest in DNR Sportsystem Ltd., conversions relating to the purchase price of such additional interest are based on a rate of U.S. $1.00 to CHF 1.2453, the rate of exchange agreed to by the Company in a forward foreign currency exchange contract entered into by the Company on June 28, 1996 in connection with such purchase.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information set forth herein assumes that the Underwriters' over-allotment option will not be exercised. Unless the context otherwise requires, all references herein to the "Company" or "Marker" include Marker International and its subsidiaries. Prospective purchasers should review carefully the information set forth under "Risk Factors."

                                  THE COMPANY

    Marker International is the leading marketer of alpine ski bindings in the United States and Germany and one of the three largest in the world. Since being acquired in 1984 by Henry E. Tauber, the Company's Chairman and President, Marker has focused its strategy on developing strong brand awareness and loyalty through high quality, technologically advanced design, production and sales capabilities. From 1984 through the 1996 fiscal year, sales have grown from $16.0 million to $87.9 million, a compounded annual growth rate of approximately 15%. Marker's market share has also increased as industry surveys currently estimate the Company's share of the United States, German and Japanese ski binding markets at more than 45%, 40% and 16%, respectively.

    Having established itself as a leader in the alpine ski binding business, the Company believes that it is well positioned to diversify its business into other winter sports markets. In seeking such diversification, the Company expects to capitalize on its existing design and production capabilities as well as its distribution and sales organization. Whether in its traditional alpine ski binding markets or in newer markets, the Company's objective is to produce and market products recognized for high-quality and high-performance.

THE SNOWBOARD INDUSTRY

    The Company views the snowboard industry as a winter sports market with significant growth potential. Snowboarding is a relatively new sport that began to attract a broader following in the early 1990's and has continued to grow steadily to date. This growth in overall popularity has led to an increase in the sales of snowboarding equipment. According to the International Snowboard Federation, 1.27 million snowboards were sold to retailers in the 1995/96 snowboard season, which ended March 31, 1996. The Company believes that snowboarding is developing from a sport for young males between the ages of 12 and 24 into a mainstream sport that has growth possibilities with respect to a wide range of consumers. One indication of the increased acceptance of the sport is that snowboarding will be included for the first time as a full medal sport in the 1998 Olympic Winter Games in Nagano, Japan. The Company expects that the increased exposure of potential consumers to snowboarding through the 1998 Olympics and, later, the 2002 Olympic Winter Games in Salt Lake City, Utah, will further enhance the popularity of the sport.

DNR SPORTSYSTEM LTD.


    To enter the snowboard market, the Company acquired, in June 1995, through its wholly-owned Swiss subsidiary, Marker AG, a 25% equity interest in Switzerland-based DNR Sportsystem Ltd. ("DNR Sportsystem"), a leading developer, marketer and distributor of snowboards, snowboard boots, snowboard bindings and other related products. The Company believes that established snowboard companies, such as DNR Sportsystem, with solid technological and production capabilities and distribution and sales organization, are well positioned to capitalize on the growth potential in the snowboard industry. To increase its ownership interest in DNR Sportsystem, the Company will use substantially all of the proceeds of this offering to satisfy the DNR Equity Purchase Notes (as defined) issued in connection with the Company's recent purchase of an additional 55% interest in DNR Sportsystem, thereby increasing the Company's ownership to 80% (the "DNR Equity Purchase").



    In February 1996, the Company, in conjunction with DNR Sportsystem and Tecnica S.p.A., a leading Italian ski and snowboard boot manufacturer ("Tecnica"), introduced the DNR Soft Boot/Step-in Binding Interface SystemTM, an innovative snowboard boot/binding system (the "DNR Interface System"). The Company believes the DNR Interface System may have the potential to become a technology standard in the newly developing step-in binding segment of the snowboard industry. The Company has co-developed the new DNR Interface System by utilizing its technological expertise in alpine ski bindings. Designed specifically for the needs of snowboard riders, the goal of the new DNR Interface System is to significantly improve snowboard rider performance while offering step-in/step-out convenience. The Company expects that the advanced design and quality of the new system combined with the Company's strong distribution capabilities should permit the system to be readily integrated into the marketplace. To date, the Company has received a substantial number of orders for the new DNR Soft Boot/Step-in Binding Interface SystemTM for delivery in the upcoming 1996/97 snowboard season.



    DNR Sportsystem, co-founded in 1990 by its Chairman and Chief Executive Officer, Lucio Roffi, had net sales of approximately $44.0 million and net income of approximately $5.6 million in its last fiscal year which ended December 31, 1995, as compared to net sales of approximately $26.5 million and net income of approximately $3.8 million in its fiscal year ended December 31, 1994. Based on information from the International Snowboard Federation and other industry sources, the Company estimates that, during the 1995/96 snowboard season, DNR Sportsystem's share of the snowboard market was approximately 13% worldwide and, in its largest markets, located in Asia, Europe and North America, was approximately 13%, 10% and 14%, respectively. DNR Sportsystem, which presently markets its products under the trade names of "DNR(R)," "Santa Cruz(R)," and "Sims(R)," receives approximately 95% of its revenues from the sales of its hard goods merchandise, which includes snowboards, snowboard boots and snowboard bindings. The Company believes that DNR Sportsystem is a well established, well managed company which emphasizes high quality products and service and which, therefore, has significant synergies with the Company's own business strategies. In this regard, the Company closed the DNR Equity Purchase on June 26, 1996 by issuing a short-term promissory note to each of the selling equity holders (such notes, collectively, the "DNR Equity Purchase Notes"). The DNR Equity Purchase Notes will become due and payable upon the earlier of (i) August 31, 1996 and (ii) the consummation of this offering. The Company will use substantially all of the net proceeds of this offering, estimated to be $14.4 million, to pay the DNR Equity Purchase Notes. To the extent the proceeds of this offering will be insufficient to enable the Company to pay the entire $19.4 million purchase price for the additional 55% interest, the Company will pay the difference with funds borrowed through its short-term credit facilities.


DNR NORTH AMERICA


    In December 1995, the Company announced plans to form, together with DNR Sportsystem and Gregor Furrer & Partner Holding AG ("Gregor Furrer"), which is the parent of the German ski and snowboard manufacturer, Volkl GmbH ("Volkl"), a joint venture company named DNR North America, LLC ("DNR North America"). DNR North America will be organized as a Delaware limited liability company and will develop and manufacture snowboards at a state of the art snowboard production facility currently being built in Salt Lake City, Utah (such facility, the "DNR North America Production Facility"). DNR North America will be 60% directly owned by the Company, 25% by DNR Sportsystem (thereby giving the Company an additional 20% indirect interest through its ownership in DNR Sportsystem) and 15% by Gregor Furrer.


    The Company believes that DNR North America constitutes an integral component of the Company's plans to expand into new markets. The Company, in collaboration with its joint venture partners, is currently building the state of the art DNR North America Production Facility which is scheduled to begin production in October 1996. The 56,000 square foot facility, which will be leased by the Company to DNR North America, is designed to eventually produce up to 200,000 snowboards annually and will also be the location of the new DNR North America snowboard technology center (the "DNR Snowboard Technology Center"). The DNR Snowboard Technology Center will focus on areas of advanced research and development in snowboard technologies, boot/board interface, and product testing procedures and will offer its services to the industry in order to assist in the development of standards and practices. The Company expects that the DNR North America Production Facility will produce high quality, technologically advanced snowboards that will be distributed by DNR Sportsystem in addition to snowboards that will be produced by Volkl, the current exclusive supplier of snowboards to DNR Sportsystem.

SKI BINDINGS

    In addition to its new growth strategies, the Company continues to focus on its traditional core markets. The Company's ski binding product line consists of more than 30 models of ski bindings designed for racers, other high-performance skiers and recreational skiers of all ages. Many Olympic ski medalists and World Cup ski champions, with whom Marker has entered into compensatory relationships, endorse and use Marker ski bindings.

    As a result of the Company's emphasis on research and development of advanced ski binding technology, the Company has a worldwide total of over 225 patents and patent applications covering various aspects of its technology. In 1995, the Company introduced a second generation of its patented Selective ControlTM technology, the M51 Turbo SCTM and M41 SC2TM. These bindings, exclusively from Marker, are designed for skiers of all levels. They feature a patented Dynamic StabilizerTM, Carbon Composite Torsion BarTM base and exclusive Edge Pressure SystemTM and are unique in the industry because they offer the only adjustable interface system skiers can easily change on the mountain to accommodate different snow conditions, speeds and varying terrain. The system is designed to provide a better skiing experience, make turning easier, improve control, and help all skiers attain new levels of performance and confidence. The system has received critical praise from ski publications and the Turbo SC was named a "break-through" product by, and was the only binding to receive a Gold Medal rating in, the Buyer's Guide '96 published in the September 1995 issue of Ski Magazine in the United States.

    The Company believes Marker ski bindings are superior to those of its competitors due to the Company's advanced proprietary features. All current Marker bindings feature TwincamTM and Gliding AFDTM technology. The Company developed and patented the TwincamTM and Gliding AFDTM technology, which, together, tightly couple the ski boot and binding toe-piece, resulting in a binding system that is designed not to be affected by contamination between the ski boot and binding. This provides skiers with reliable and consistent retention and release performance under actual ski conditions. In addition, certain models of Marker bindings also feature either the Company's Full-SpectrumTM or V-TECHTM technology. These technologies allow the ski boot to be released from a binding at any angle in a 180 degree full spectrum, thereby increasing skier safety.

    The Company is a holding company which operates through its subsidiaries, Marker Deutschland GmbH ("Marker Germany"), Marker USA, Marker Japan, Ltd. ("Marker Japan"), Marker Ltd., Marker Austria GmbH ("Marker Austria"), Marker Canada, Ltd. ("Marker Canada") and Marker AG which is located in Switzerland ("Marker Switzerland").

    Substantially all of the Company's ski bindings and snowboard bindings are manufactured by Marker Germany, which also distributes bindings in Germany, to subsidiaries of the Company and to independent distributors in countries where the Company does not have a distribution subsidiary. Marker USA and Marker Japan each has its own sales force and marketing department for sales and marketing of Marker bindings and related parts directly to retailers in the United States and to both retailers and wholesalers in Japan, respectively. Marker Austria distributes the Company's ski bindings into Austria through an independent sales force. Marker Canada distributes the Company's ski bindings into Canada which are then sold through an independent distributor. Marker Switzerland operates primarily as a holding company which owns an unconsolidated 25% interest in DNR Sportsystem (which is included in the aggregate 80% interest in DNR Sportsystem held by the Company). Marker Ltd., the Company's soft goods subsidiary, designs, distributes and markets to retailers the Company's clothing, gloves and luggage products for skiing and other recreational activities. Marker Ltd. products are sold mainly in the United States.


    Henry E. Tauber, the Company's Chairman of the Board and President, is actively involved in the promotion and development of the sport of skiing. Mr. Tauber is a member of the boards of directors of the United States Ski Association and the United States Ski Team. Mr. Tauber is also a Vice President and Council Member of the International Ski Federation (FIS), the governing body for international ski racing.

    The Company's principal executive offices are located at 1070 West 2300 South, Salt Lake City, Utah 84119 and its telephone number at that address is
(801) 972-2100.

                                  THE OFFERING


Common Stock offered by the Company..........  2,500,000 shares

Common Stock offered by the Selling
Stockholder..................................  900,000 shares

Common Stock to be outstanding after the
offering.....................................  10,949,127 shares(1)

Use of proceeds..............................  Substantially all of the net proceeds of this offering, estimated to be $14.4 million, will
                                               be used to satisfy the DNR Equity Purchase
                                               Notes issued in connection with the Company's
                                               recent acquisition of an additional 55%
                                               interest in DNR Sportsystem, a company in
                                               which the Company now holds an 80% equity
                                               interest. To the extent that the proceeds of
                                               this offering are insufficient to enable the
                                               Company to pay the entire $19.4 million
                                               purchase price for the additional 55%
                                               interest, the Company expects to pay the
                                               difference with funds borrowed through its
                                               short-term credit facilities.

Nasdaq National Market symbol................  "MRKR"


- ------------

(1) Based on the number of shares outstanding as of May 31, 1996. Excludes 510,000 shares of Common Stock subject to an over-allotment option granted to the Underwriters. Excludes shares of Common Stock that may be acquired within 60 days of May 31, 1996 pursuant to management stock options.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND NOTES)

                                                                YEAR ENDED MARCH 31,
                                           --------------------------------------------------------------
                                                                                            1996
                                                                                   ----------------------
                                            1992      1993      1994      1995     ACTUAL    PRO FORMA(2)
                                           -------   -------   -------   -------   -------   ------------
                                                                                             (UNAUDITED)

CONSOLIDATED INCOME STATEMENT DATA:
Net sales................................  $65,916   $84,920   $82,637   $83,962   $87,911     $131,949
                                           -------   -------   -------   -------   -------   ------------
Gross profit.............................   25,061    29,383    33,065    35,084    35,303       50,293
Operating expenses.......................   19,649    22,824    25,846    26,167    29,479       38,555
                                           -------   -------   -------   -------   -------   ------------
Operating income.........................    5,412     6,559     7,219     8,917     5,824       11,738
Other expense, net.......................   (4,497)   (4,832)   (3,490)   (3,415)   (1,526)      (3,122)
                                           -------   -------   -------   -------   -------   ------------
Income before income taxes, minority
  interest and cumulative effect of
accounting change........................      915     1,727     3,729     5,502     4,298        8,616
Provision for income taxes...............     (103)     (133)     (510)   (1,395)     (609)      (2,156)
Minority interest........................    --        --        --        --        --          (1,117)
                                           -------   -------   -------   -------   -------   ------------
Income before cumulative effect of
  accounting change......................      812     1,594     3,219     4,107     3,689        5,343
Cumulative effect of accounting change,
  net of tax.............................    --        --        --        --         (266)        (266)
                                           -------   -------   -------   -------   -------   ------------
Net income...............................  $   812   $ 1,594   $ 3,219   $ 4,107   $ 3,423     $  5,077
                                           -------   -------   -------   -------   -------   ------------
                                           -------   -------   -------   -------   -------   ------------
Net income applicable to common
shares(1)................................  $    70   $   900   $ 1,803   $ 3,653   $ 3,423     $  5,077
                                           -------   -------   -------   -------   -------   ------------
                                           -------   -------   -------   -------   -------   ------------
Income per common share before cumulative
effect of accounting change(1)...........      n/a       n/a   $  0.31   $  0.50   $  0.43     $   0.48
                                                               -------   -------   -------   ------------
                                                               -------   -------   -------   ------------
Net income per common share(1)...........      n/a       n/a   $  0.31   $  0.50   $  0.40     $   0.46
                                                               -------   -------   -------   ------------
                                                               -------   -------   -------   ------------
Weighted average common shares
outstanding..............................      n/a       n/a     5,785     7,368     8,595       11,095
                                                               -------   -------   -------   ------------
                                                               -------   -------   -------   ------------


                                                                             MARCH 31, 1996
                                                                        -------------------------
                                                                                     PRO FORMA
                                                                        ACTUAL     AS ADJUSTED(3)
                                                                        -------    --------------
                                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Current assets.......................................................   $64,592       $ 79,714
Total assets.........................................................    87,265        115,792
Current liabilities..................................................    51,045         63,489
Long-term debt.......................................................    15,452         15,452
Minority interest....................................................     --             1,664
Total shareholders' equity...........................................   $20,768       $ 35,187


- ------------

(1) Net income applicable to common shares for fiscal years 1992 and 1993 is based upon net income less preferred stock dividends of $742,000 and $694,000, respectively. Net income applicable to common shares for fiscal years 1994 and 1995 reflects the following transactions as if they occurred on April 1, 1993 (the beginning of fiscal 1994): (a) the exchange of Series A preferred stock (including the premium thereon) for 378,572 shares of Common Stock resulting in the elimination of dividends totaling approximately $387,000 and $87,000 for the fiscal years ended March 31, 1994 and 1995, respectively, and (b) the exchange of Series A-1, A-2, and A-3 redeemable preferred stock for $19 million aggregate principal amount of Series A-1, A-2 and A-3 bonds resulting in the treatment of dividends totaling approximately $1,416,000 and $454,000 as interest expense net of the related tax effect for the fiscal years ended March 31, 1994 and 1995, respectively, and (c) a 3,604 to 1 stock split of the Company's outstanding Common Stock.


(2) Gives effect to the acquisition of a 25% equity interest in DNR Sportsystem which occurred in June 1995 and the acquisition of an additional 55% equity interest in DNR Sportsystem which occurred in June 1996, assuming such transactions had occurred as of April 1, 1995. See the Company's Unaudited Pro Forma Condensed Consolidated Financial Statements commencing on page 20. The Company will use proceeds from this offering to satisfy the DNR Equity Purchase Notes issued in connection with the DNR Equity Purchase.



(3) Gives effect to the additional acquisition of DNR Sportsystem described in
    (2) above as if it had occurred on March 31, 1996. The additional acquisition will be funded with (i) assumed net proceeds of approximately $14.4 million from the sale by the Company of 2,500,000 shares of Common Stock offered hereby and (ii) short-term borrowings of approximately $5.0 million. See the Company's Unaudited Pro Forma Condensed Consolidated Financial Statements commencing on page 20.

                                  RISK FACTORS

    Prospective investors should carefully consider the following risk factors, in addition to the other information presented in the Prospectus, before purchasing the shares of Common Stock offered hereby. The cautionary statements set forth below and elsewhere in this Prospectus should be read as accompanying forward-looking statements included under "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere herein. The risks described in such statements could cause the Company's results to differ materially from those expressed in or indicated by such forward-looking statements.


    PURCHASE OF DNR SPORTSYSTEM LTD. The Company will use substantially all of the proceeds of this offering to satisfy the DNR Equity Purchase Notes issued in connection with the Company's recent purchase of an additional 55% equity interest in DNR Sportsystem, a company in which the Company now holds an 80% interest. See "Business--Recent Developments." As a result of the June 26, 1996 consummation of the DNR Equity Purchase, the Company has become the majority holder of DNR Sportsystem and the Company's investors have thereby become further exposed to the risks associated with DNR Sportsystem's business. The snowboard industry is subject to many of the same risks as the ski industry. As discussed below, risks associated with DNR Sportsystem's business include seasonality, quarterly fluctuations in financial performance, currency translation, competition, product liability, limited patented technology, dependence on manufacturers or licensors of its products, dependence on key personnel, and dependence on general economic conditions.


    SEASONALITY AND QUARTERLY FLUCTUATIONS. The Company's business is seasonal in nature and results of operations vary from quarter to quarter. Orders for the Company's ski bindings from retailers and distributors are highest during the Company's first fiscal quarter, which ends June 30. The Company ships its products to fill those orders, and records significant sales, during its second and third fiscal quarters. The Company collects a substantial portion of its receivables during its third and fourth fiscal quarters. In accordance with industry practice, a substantial portion of the Company's receivables remains outstanding for five to six months, and a small percentage remains outstanding for more than six months. These factors result in variations in the Company's quarterly results of operations and cash flows. Due to the seasonality of the Company's business, the Company typically experiences losses in its first and fourth fiscal quarters and profits in its second and third fiscal quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Marker-- Sales."

    The snowboard season is contemporaneous with the ski season and snowboarding is subject to seasonal fluctuations similar to those associated with skiing. Due in large measure to seasonality, net sales for DNR Sportsystem, which has a calendar fiscal year, have historically been much stronger in its third and fourth fiscal quarters (i.e., the Company's second and third fiscal quarters) than in its first and second fiscal quarters (i.e., the Company's first and fourth fiscal quarters). See "Business--DNR Sportsystem Ltd.--Seasonality." The Company's joint venture, DNR North America, as a manufacturer of snowboards, will be subject to the same types of seasonal fluctuations as the Company and DNR Sportsystem.

    FOREIGN CURRENCY EXPOSURE OF MARKER. Marker Germany manufactures substantially all of the Company's ski bindings and receives payment for the ski bindings, including ski bindings sold to the Company's other distribution subsidiaries, in German marks ("Marks"), except in the case of sales to Marker USA and Marker Japan which may, at their election, make payments in their functional currencies. Therefore, the Company's long-term competitive position and future results of operations could be adversely affected if the currency used by purchasers significantly decreased in value in relation to the Mark. Such a decrease could result in an increase in the retail price of Marker ski bindings in local markets or, if the Company considers such increases to be undesirable, could result in reductions in gross margins, with possible adverse effects in either case on the Company's results of operations. The Company enters into forward foreign exchange contracts, with typical durations of up to one year beyond the end of each fiscal year, to reduce the impact of currency fluctuations. Such forward foreign exchange contracts are entered into with major financial institutions which the Company believes are creditworthy. A default by such a financial institution in the performance of its obligations under an exchange contract could adversely affect the Company's results of operations. In addition, there can be no assurance that forward foreign exchange contracts will eliminate the impact of currency fluctuations on the results of the Company's operations on a long-term basis.

    In addition, in accordance with U.S. GAAP, upon consolidation of the Company's financial statements, the income statement and balance sheet accounts of the Company's foreign subsidiaries are translated at the weighted average and period-end rates of exchange, respectively, prevailing during the period. Therefore, Marker's results of operations are subject to translation risks and can vary as a result of fluctuations in the exchange rates between the functional currencies of such foreign subsidiaries and the Dollar. The translation effects from currency fluctuations are not covered with contracts, options or other financial instruments.

    INTERNATIONAL OPERATIONS. The Company has significant international operations, including approximately 590 employees in Germany. Marker Germany manufactures substantially all of the Company's ski bindings at its manufacturing facility in Eschenlohe, Germany. The Company's main ski binding research and development activities are also located at such manufacturing facility. In fiscal 1994, 1995 and 1996, approximately 61%, 61% and 57%, respectively, of the Company's total revenues were derived from customers and distributors outside of the United States. In the future, the Company intends to increase its worldwide market share by focusing its resources on international markets and, therefore, the Company expects that international sales of its bindings will continue to account for a significant portion of its revenues. The international nature of the Company's business subjects it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which each operates or in which each of its products are sold. Changes in overseas economic or political conditions, currency exchange rates, foreign tax laws or tariffs, or other trade regulations could have a material adverse effect on the Company's results of operations and financial condition. The Company's business is also subject to the risks associated with the imposition of additional legislation and regulations relating to imports, including quotas, duties or taxes, and other charges, restrictions or actions on imports in the U.S. and in the other countries in which its products are developed and sold.

    DNR Sportsystem's business is also subject to risks generally associated with conducting international business. If any such risks were to render the conduct of business in a particular country undesirable, or impracticable, or if DNR Sportsystem's current foreign manufacturing sources were for any reason to cease doing business with DNR Sportsystem, such a development could have a material adverse effect on DNR Sportsystem's business, financial condition and results of operations.

    COMPETITION. The Company is subject to significant competition in the various countries where it sells its bindings. The Company competes worldwide primarily with other manufacturers of alpine ski bindings. Certain of the Company's competitors are, or in the future may be, owned by larger enterprises that may have financial resources that are greater, and may offer wider product lines, than those of the Company. The Company competes primarily on the basis of the quality, technology, brand name recognition and performance of its ski bindings. There can be no assurance that the Company's business will not be adversely affected by increased competition in the markets in which it operates. See "Business--Marker--Competition."

    The snowboard industry is highly competitive and DNR Sportsystem competes, and DNR North America will compete, with a number of established distributors and manufacturers, some of whom may have greater financial, distribution, advertising or marketing resources than DNR Sportsystem and DNR North America, respectively, and whose brand names have greater recognition than those of DNR Sportsystem or DNR North America, as the case may be. In addition, there are several original equipment manufacturers that, although they do not currently distribute their own snowboards, could compete directly with DNR Sportsystem if they were to begin distributing snowboards under their own brand names. Moreover, as the snowboard industry continues to expand, DNR Sportsystem and DNR North America could face significant competition from new entrants in each of their product categories, including large ski and sporting goods companies that decide to develop new snowboard brands or acquire other snowboard companies. Although the Company believes that DNR Sportsystem's and DNR North America's products are well positioned to compete successfully in their respective categories, there can be no assurance that either DNR Sportsystem or DNR North America will be able to compete successfully in the future.

    DNR SPORTSYSTEM LTD.'S DEPENDENCE ON SOURCES AND SUPPLIERS. DNR Sportsystem currently has a mutually exclusive manufacturing arrangement with Volkl of Germany, whereby Volkl manufactures all of the snowboards that are currently sold by DNR Sportsystem. DNR Sportsystem's supply of snowboards, is, however, expected to be enhanced by production at DNR North America's manufacturing facility in Salt Lake City, Utah, which is scheduled to begin production in October 1996. DNR Sportsystem's snowboard bindings are sourced from the Company and an Italian manufacturer, in each case on an exclusive basis. DNR Sportsystem's snowboard boots are sourced from Tecnica and various other Italian manufacturers, primarily on an exclusive basis. DNR Sportsystem's clothing and accessory lines are sourced from independent contractors, primarily in Hong Kong and other Asian countries. See "Business--DNR Sportsystem Ltd.--Sources and Suppliers."

    Although the Company believes that DNR Sportsystem has established close relationships with its principal manufacturing sources, DNR Sportsystem's future success may depend upon its ability to maintain such relationships. The Company could experience increased costs, substantial disruption and resulting loss of sales if an unexpected change in snowboard or other suppliers were to occur. In particular, at least until the DNR North America Production Facility is operational, if DNR Sportsystem's relationship with Volkl were interrupted, DNR Sportsystem could experience difficulty in locating another source with sufficient snowboard production capacity to meet DNR Sportsystem's short-term needs. The Company expects, however, that once the DNR North America Production Facility is operational, DNR Sportsystem should have a consistent source of snowboards to complement its existing supply from Volkl. There can be no assurance, however, that the DNR North America Production Facility will be timely constructed or will become fully operational or, if it does become operational, that it will be able to meet the manufacturing needs of DNR Sportsystem on a cost-efficient basis.

    DEPENDENCE UPON KEY PERSONNEL. The Company believes that it has developed a strong management team which intends to continue the Company's growth and profitability. However, the loss or unavailability of Henry E. Tauber, the Company's Chairman of the Board and President, could adversely affect the Company's business and prospects. Although the Company is the beneficiary of a $5 million key man life insurance policy on the life of Mr. Tauber, there can be no assurance that the proceeds of such policy could adequately compensate the Company for the loss of Mr. Tauber's services. Like the Company, DNR Sportsystem's future success depends on the services of its key employees, including its Chairman and Chief Executive Officer, Lucio Roffi. DNR Sportsystem currently maintains no key man life insurance policy on the life of Mr. Roffi. DNR North America's future success depends on the services of each of Mr. Tauber and Mr. Roffi. There can be no assurance that such services will be continued in the future, that successful replacements for either of such persons could be found or that any of the Company, DNR Sportsystem or DNR North America will be able to attract and retain key personnel with the skills and expertise necessary to manage each of their respective businesses in the future.

    CONTROL OF COMPANY. After completion of this offering, Henry E. Tauber, the Company's Chairman of the Board and President, will own approximately 41.2% of the outstanding Common Stock (37.9% if the Underwriters' over-allotment option is exercised in full). As a result, Mr. Tauber will continue to have the ability to significantly influence matters requiring the approval of the Company's shareholders, including the election of the Company's Board of Directors. See "Principal and Selling Stockholders."

    Upon consummation of the DNR Equity Purchase, the Company expects to grant a revocable proxy to Mr. Roffi with respect to such portion of the Company's equity interest in DNR Sportsystem as equals 41% of the outstanding common shares of DNR Sportsystem. This proxy would have the effect of granting Mr. Roffi voting control over 51% of the common shares of DNR Sportsystem. See "Business--DNR Sportsystem Ltd.--Employees." While the proxy is in effect, Mr. Roffi, and not the Company, will have the ability to control the policies of DNR Sportsystem.

    SINGLE MANUFACTURING FACILITY. Substantially all of the Company's ski bindings and DNR Sportsystem's snowboard bindings for the DNR Soft Boot/Step-in Binding Interface SystemTM are manufactured at the Company's manufacturing facility in Eschenlohe, Germany. In addition, the Company's main ski binding research and development activities are located at such manufacturing facility. The Company's or DNR Sportsystem's current businesses could be adversely affected in the event of material damage to the Company's manufacturing facility or if the facility were unable to manufacture ski bindings or snowboard bindings, as applicable, for any reason. In addition, DNR North America's proposed manufacture of snowboards will be handled solely at its manufacturing facility in Salt Lake City, Utah, which facility currently is under construction. Although such manufacturing facility is scheduled to begin production in October 1996, there can be no assurance that such facility will become fully operational or, if it is, that it will be able to meet the manufacturing needs of DNR Sportsystem.

    MARKER'S DEPENDENCE ON LINES OF CREDIT. The Company collects a substantial portion of its accounts receivables during the third and fourth fiscal quarters. In order to fund the manufacture of ski bindings during the remainder of the year, the Company is required to draw on its lines of credit and such borrowing typically reaches its maximum level for the fiscal year during the Company's third fiscal quarter. The Company's primary line of credit for the manufacture of ski bindings is with a German bank and historically has been for a term of one year. The Company's current primary line of credit expires in July 1996. The Company also has lines of credit with another German bank, a United States bank and certain Japanese banks, with the U.S. and Japanese lines being used primarily to finance the inventory and receivables of Marker USA and Marker Japan, respectively. The U.S. line of credit expires in July 1996. Loans made under the Japanese lines of credit typically have a term of 90 days and are customarily extended every 90 days. The Company expects that it will be able to renew its lines of credit that are due to expire this year and, in the event that such lines of credit are not renewed upon expiration, the Company believes that it would be able to obtain replacement financing from alternative sources. There can be no assurance, however, that such replacement financing would in fact be available, or if available, would be available on satisfactory terms.

    QUALITY OF SKI AND SNOWBOARD SEASON AND ECONOMIC CONDITIONS. A portion of each of the Company's or DNR Sportsystem's sales depend on the length and quality of the ski and snowboard seasons, respectively, which typically run from mid-November through mid-April, and snow conditions where retailers sell Marker or DNR Sportsystem bindings, snowboards and other products. To a lesser extent, the Company's and DNR Sportsystem's sales are also affected by the previous year's ski/snowboard season, as some winter sport enthusiasts plan vacations and make purchases based, in part, on their experiences during the previous ski/snowboard season. Because the principal markets of the Company and DNR Sportsystem are geographically diverse, the Company believes that the Company's and DNR Sportsystem's respective exposure to the risks of decreased sales due to a poor ski/snowboard season in any one geographic area is mitigated to a certain extent by sales in other geographic areas.

    Each of the Company's, DNR Sportsystem's and DNR North America's businesses is also subject to economic cycles. Any significant decline in general economic conditions or continued uncertainties regarding future economic prospects that affect consumer spending generally, and purchases of discretionary sporting goods specifically, could have a material adverse effect on each or any of their respective businesses.

    PATENTS AND TECHNOLOGY. The Company utilizes its patented technology to manufacture Marker ski bindings. The Company believes that its present line of ski bindings is well protected by patents. However, the Company's business could be adversely affected if a competitor were successful in an infringement action or if the Company's technology became available to the public or a competitor. To the Company's knowledge, no such infringement action against the Company currently exists; however, there can be no assurance that such an action will not be filed in the future. The Company believes it offers a highly competitive ski binding; however, there can be no assurance that a competitor will not develop more advanced technology. In such event, the Company's business may be adversely affected. The Company has applied for patent protection in Germany and, when appropriate, will apply for such protection in the United States and other countries with respect to the technology incorporated in the DNR Soft Boot/Step-in Binding Interface SystemTM. There can be no assurance that any such patents will be awarded, or if awarded, that successful infringement actions will not be brought against such patents or that the underlying technology will not otherwise become available to the public or competitors of the Company or DNR Sportsystem. See "Business--Marker--Product Development" and "--Intellectual Property."

    DNR Sportsystem markets products under the DNRTM, DNR SportsystemTM, I-manTM and PROTM trademarks, each of which is registered, or pending registration, in the name of DNR Sportsystem on a worldwide basis, except for the PROTM trademark, which is to be registered only in European countries. Although the Company believes that DNR Sportsystem's existing trademarks are well protected, there can be no assurance that such trademarks will not be successfully challenged or that pending trademark applications will be approved. DNR Sportsystem currently has not applied for and/or obtained patent protection for any of its technology; however, it relies on unpatented proprietary technology relating to its manufacturing of snowboards. To protect its rights in these areas, DNR Sportsystem generally requires its key employees to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for DNR Sportsystem's trade secrets, know-how or other proprietary information. If DNR Sportsystem were unable to maintain the proprietary nature of its significant products, through trademarks, confidentiality agreements or other protection, its business could be materially adversely affected. See "Business--DNR Sportsystem Ltd.--Intellectual Property."

    PRODUCT LIABILITY CLAIMS AND INSURANCE COVERAGE. Because of the inherent risks in the sport of skiing, the manufacture and sale of ski bindings involves the risk of product liability claims. The Company maintains product liability insurance in amounts which it believes are appropriate to cover the risks of such claims. The Company evaluates its coverage on a regular basis and in connection with the introduction of products currently under development. Also, in the United States, the Company contractually agrees to indemnify the retail stores which install the bindings provided that the technicians who install the bindings have successfully completed a technical instruction course offered by the Company and follow certain required procedures. The Company's insurance policy coverage extends to indemnification claims against the Company resulting from this arrangement. See "Business--Marker--Legal Proceedings and Product Liability Insurance."

    Like skiing, snowboarding involves inherent risks which can lead to product liability claims. Neither the Company nor DNR Sportsystem is aware of any such claims against DNR Sportsystem. Moreover, DNR Sportsystem maintains product liability insurance in amounts it believes are appropriate to cover the risks of such claims. See "Business--DNR Sportsystem--Legal Proceedings and Product Liability Insurance."

    Insurance of the type maintained by the Company and DNR Sportsystem is expensive and in the future may not be available on acceptable terms, in sufficient amounts of coverage or at all. Furthermore, there can be no assurance that the coverage limits of the Company's or DNR Sportsystem's current insurance policies will be adequate. A successful claim brought against the Company or DNR Sportsystem, in excess of its insurance coverage could have a material adverse effect on the business of the Company or DNR Sportsystem, as the case may be.

    LIMITED PUBLIC MARKET; DILUTION. Prior to August 16, 1994, there was no public market for the Company's Common Stock. Since August 16, 1994, the Company's Common Stock has been listed on the Nasdaq National Market. To date, only 2,635,855 shares of Common Stock have been freely tradeable in the public market and, accordingly, there has been limited trading of the Common Stock. The number of outstanding shares of Common Stock which are freely tradeable in the public market will increase to 6,035,855 shares (excluding the Underwriters' over-allotment option) upon the completion of the offering made hereby. There can be no assurance that a more active trading market for the Common Stock will develop following completion of the offering or that, if one does develop, it will be sustained. There can also be no assurance that the market price of the Common Stock will not decline below the public offering price. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock from the public offering price.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the shares of Common Stock to be issued and outstanding after this offering. Of the 10,949,127 shares of Common Stock to be outstanding upon completion of this offering, only 6,035,855 shares of Common Stock will be freely tradeable and the remaining 4,913,272 outstanding shares will be "restricted" securities within the meaning of the Securities Act. The Company and Messrs. Anderson, Isomura, McMillian, Sommerville and Tauber, the holders of an aggregate of 4,656,127 shares of Common Stock (after this offering, assuming the exercise of the Underwriters' over-allotment), have agreed to deliver to the Representatives, prior to the date of this Prospectus, lock-up agreements under which they agree not to sell any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Allen & Company Incorporated, on behalf of the Underwriters. Subject to compliance with Rule 144 promulgated under the Securities Act, following expiration of or release from such 180-day lock-up agreements, approximately 4,656,127 shares of Common Stock will be eligible for sale. See "Shares Eligible for Future Sale" and "Certain Relationships and Related Transactions."

    DIVIDEND POLICY. The Company intends, for the foreseeable future, to retain any earnings to finance the operations and expansion of the Company's business and not to pay dividends on its Common Stock.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Common Stock offered hereby, after deducting the underwriting discounts and commissions and estimated expenses of this offering, are estimated to be approximately $14.4 million (approximately $16.0 million if the Underwriters' over-allotment option is exercised in full).



    Substantially all of the net proceeds will be used by the Company to satisfy the DNR Equity Purchase Notes issued in connection with its recent acquisition of an additional 55% of the common shares of DNR Sportsystem, a Swiss corporation of which the Company now owns 80% of the common shares, with 25% of such shares being owned through its wholly-owned subsidiary, Marker Switzerland, and 55% being owned directly by Marker International. See "Company," "Business--Recent Developments" and "Business--DNR Sportsystem Ltd." To the extent the net proceeds of this offering are insufficient to enable the Company to pay the entire $19.4 million purchase price for the additional 55% interest, the Company expects to pay the difference with funds borrowed through its short-term credit facilities.

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company (i) as of March 31, 1996 and (ii) on a pro forma as adjusted basis after giving effect to (a) the sale by the Company of the 2,500,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom and (b) borrowing by the Company of an estimated $5.0 million under its short-term credit facilities, as described under "Use of Proceeds." The table should be read in conjunction with the historical Consolidated Financial Statements of the Company and the Notes thereto, and the other financial information appearing elsewhere in this Prospectus.



                                                                           AS OF MARCH 31, 1996
                                                                          ----------------------
                                                                                      PRO FORMA
                                                                          ACTUAL     AS ADJUSTED
                                                                          -------    -----------
Short-term debt (including current portion of long-term debt)..........   $41,632      $46,622
                                                                          -------    -----------
Long-term debt.........................................................     5,452        5,452
                                                                          -------    -----------
Series A Bonds.........................................................    10,000       10,000
                                                                          -------    -----------
Shareholders' equity:
  Preferred Stock, $.01 par value; 5,000,000 shares authorized and none
    issued and outstanding actual and pro forma as adjusted............     --          --
  Common Stock, $.01 par value; 25,000,000 shares authorized, 8,447,877 shares issued and outstanding actual; 10,947,877 shares issued and
    outstanding pro forma as adjusted(1)...............................        84          109
  Additional paid-in capital...........................................    21,531       35,925
  Accumulated deficit..................................................    (1,293)      (1,293)
  Cumulative foreign currency translation adjustments..................       446          446
                                                                          -------    -----------
  Total shareholders' equity...........................................    20,768       35,187
                                                                          -------    -----------
  Total capitalization.................................................   $77,852      $97,261
                                                                          -------    -----------
                                                                          -------    -----------


- ------------

(1) Does not include shares subject to the over-allotment option granted to the Underwriters. See "Underwriting."

                                DIVIDEND POLICY

    The Company has not declared or paid any dividends on its Common Stock since 1984. The Company does not anticipate paying any dividends on the Common Stock in the foreseeable future. It is the present intention of the Company's Board of Directors to retain all earnings in the Company to finance its operations and the expansion of its business. Any determination in the future to pay dividends will depend upon the Company's earnings, financial condition, cash requirements, future prospects and such other factors as the Board of Directors deems appropriate at the time.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is included in the Nasdaq National Market under the symbol "MRKR." To date, only 2,635,855 shares of common Stock have been freely tradeable, and, accordingly, there has been limited trading in the Common Stock. The following table sets forth for the periods indicated the high and low closing sales prices per share of the Common Stock as reported by the Nasdaq National Market.


    FISCAL 1995                                                HIGH      LOW
- -----------------------------------------------------------   ------    -----
Second Quarter (from August 16, 1994 through
  September 30, 1994)......................................    $7.50    $7.00
Third Quarter (ended December 31, 1994)....................     7.63     7.00
Fourth Quarter (ended March 31, 1995)......................     8.00     7.13

    FISCAL 1996
- -----------------------------------------------------------
First Quarter (ended June 30, 1995)........................    $7.63    $5.88
Second Quarter (ended September 30, 1995)..................     9.75     6.00
Third Quarter (ended December 31, 1995)....................    12.25     9.75
Fourth Quarter (ended March 31, 1996)......................    12.38     7.13

    FISCAL 1997
- -----------------------------------------------------------
First Quarter (ended June 30, 1996)........................   $ 8.88    $7.00
Second Quarter (through July 12, 1996).....................     7.75     6.50



    On July 12, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $6.50 per share. Based on information available from the Company's registrar and transfer agent, the Company estimates that, as of March 31, 1996, the Company had approximately 900 stockholders of record.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND NOTES)

    The selected consolidated financial data presented below for each of the five years in the period ended March 31, 1996 has been derived from the Company's financial statements, which financial statements have been audited by Arthur Andersen LLP, independent public accountants. Their report on the financial statements as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996 are included elsewhere in this Prospectus. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                   YEAR ENDED MARCH 31,
                                              --------------------------------------------------------------
                                                                                               1996
                                                                                      ----------------------
                                               1992      1993      1994      1995     ACTUAL    PRO FORMA(2)
                                              -------   -------   -------   -------   -------   ------------
                                                                                                (UNAUDITED)
CONSOLIDATED INCOME STATEMENT DATA:
Net sales...................................  $65,916   $84,920   $82,637   $83,962   $87,911     $131,949
Cost of sales...............................   40,855    55,537    49,572    48,878    52,608       81,656
                                              -------   -------   -------   -------   -------   ------------
Gross profit................................   25,061    29,383    33,065    35,084    35,303       50,293
                                              -------   -------   -------   -------   -------   ------------

Operating expenses:
 Selling....................................    9,082    11,020    13,029    13,049    14,592       18,499
 General and administrative.................    7,597     8,480     9,316     9,314    10,559       13,727
 Research and development...................    1,772     1,999     2,158     2,349     2,762        4,763
 Warehouse and shipping.....................    1,198     1,325     1,343     1,455     1,566        1,566
                                              -------   -------   -------   -------   -------   ------------
     Total operating expenses...............   19,649    22,824    25,846    26,167    29,479       38,555
                                              -------   -------   -------   -------   -------   ------------
 Operating income...........................    5,412     6,559     7,219     8,917     5,824       11,738
                                              -------   -------   -------   -------   -------   ------------

Other income (expense):
 Interest expense...........................   (5,112)   (5,322)   (4,316)   (4,999)   (5,193)      (5,592)
 Equity in earnings of unconsolidated
subsidiary..................................    --        --        --        --        1,595       --
 Other, net.................................      615       490       826     1,584     2,072        2,470
                                              -------   -------   -------   -------   -------   ------------
     Total other expense, net...............   (4,497)   (4,832)   (3,490)   (3,415)   (1,526)      (3,122)
                                              -------   -------   -------   -------   -------   ------------
Income before income taxes, minority
 interest and cumulative effect of
accounting change...........................      915     1,727     3,729     5,502     4,298        8,616
Provision for income taxes..................     (103)     (133)     (510)   (1,395)     (609)      (2,156)
Minority interest...........................    --        --        --        --        --          (1,117)
                                              -------   -------   -------   -------   -------   ------------
Income before cumulative effect of
 accounting change..........................      812     1,594     3,219     4,107     3,689        5,343
Cumulative effect of accounting change, net
of tax......................................    --        --        --        --         (266)        (266)
                                              -------   -------   -------   -------   -------   ------------
Net income..................................  $   812   $ 1,594   $ 3,219   $ 4,107   $ 3,423     $  5,077
                                              -------   -------   -------   -------   -------   ------------
                                              -------   -------   -------   -------   -------   ------------
Net income applicable to common shares(1)...  $    70   $   900   $ 1,803   $ 3,653   $ 3,423     $  5,077
                                              -------   -------   -------   -------   -------   ------------
                                              -------   -------   -------   -------   -------   ------------
Income per common share before cumulative
 effect of accounting change(1).............      n/a       n/a   $  0.31   $  0.50   $  0.43     $   0.48
                                                                  -------   -------   -------   ------------
                                                                  -------   -------   -------   ------------
Net income per common share(1)..............      n/a       n/a   $  0.31   $  0.50   $  0.40     $   0.46
                                                                  -------   -------   -------   ------------
                                                                  -------   -------   -------   ------------
Weighted average common shares
outstanding.................................      n/a       n/a     5,785     7,368     8,595       11,095
                                                                  -------   -------   -------   ------------
                                                                  -------   -------   -------   ------------

                                                                     AS OF MARCH 31,
                                                   ---------------------------------------------------
                                                    1992       1993       1994       1995       1996
                                                   -------    -------    -------    -------    -------
CONSOLIDATED BALANCE SHEET:
Current assets..................................   $50,266    $42,411    $45,093    $66,856    $64,592
Total assets....................................    58,189     52,316     56,540     82,998     87,265
Current liabilities.............................    41,218     34,624     36,922     44,930     51,045
Long-term debt (including Series A Bonds).......     2,619      2,685      3,324     19,744     15,452
Redeemable preferred stock......................     8,000      8,000     19,000      --         --
Total Shareholders' equity (deficit)............     6,352      7,007     (2,706)    18,324     20,768

- ------------
(1) Net income applicable to common shares for fiscal years 1992 and 1993 is based upon net income less preferred stock dividends of $742,000 and $694,000, respectively. Net income applicable to common shares for fiscal years 1994 and 1995 reflects the following transactions as if they occurred on April 1, 1993 (the beginning of fiscal 1994): (a) the exchange of Series A preferred stock (including the premium thereon) for 378,572 shares of Common Stock resulting in the elimination of dividends totaling approximately $387,000 and $87,000 for the fiscal years ended March 31, 1994 and 1995, respectively, and (b) the exchange of Series A-1, A-2 and A-3 redeemable preferred stock for $19 million aggregate principal amount of Series A-1, A-2 and A-3 bonds resulting in the treatment of dividends totaling approximately $1,416,000 and $454,000 as interest expense net of the related tax effect for the fiscal years ended March 31, 1994 and 1995, respectively, and (c) a 3,604 to 1 stock split of the Company's outstanding Common Stock.


(2) Gives effect to the acquisition of a 25% equity interest in DNR Sportsystem which occurred in June 1995 and the acquisition of an additional 55% equity interest in DNR Sportsystem which occurred in June 1996, assuming such transactions had occurred as of April 1, 1995. See the Company's Unaudited Pro Forma Condensed Consolidated Financial Statements commencing on page 20. The Company will use substantially all of the net proceeds from this offering to satisfy the DNR Equity Purchase Notes issued in connection with the DNR Equity Purchase.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


    The following unaudited pro forma condensed consolidated financial data is based upon the historical consolidated financial statements of the Company, included elsewhere in this Prospectus, adjusted to give effect to the recent acquisition of an additional 55% of the common shares of DNR Sportsystem.


    The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The unaudited pro forma condensed consolidated statement of income is not necessarily indicative of the future results of operations of the Company, its financial position or the results of operations which may have occurred had this transaction occurred on April 1, 1995. The unaudited pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial data.

    The unaudited pro forma condensed consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Prospectus.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                     HISTORICAL
                                               -----------------------
                                                               DNR          PRO FORMA
                                               MARKER      SPORTSYSTEM     ADJUSTMENTS       PRO FORMA
                                               -------     -----------     -----------       ---------
Current Assets:
  Cash and cash equivalents.................   $ 6,189       $12,786                         $  18,975
  Accounts receivable, net..................    22,151         1,682         $  (540)(2b)       23,293
  Inventories...............................    32,668           198                            32,866
  Prepaid and other.........................     3,584           996                             4,580
                                               -------     -----------     -----------       ---------
      Total current assets..................    64,592        15,662            (540)           79,714
Property and Equipment, net.................    13,121           624                            13,745
Investment in DNR Sportsystem...............     6,832        --              (6,832)(2a)       --
Other assets................................     2,720            30          19,583(2a)        22,333
                                               -------     -----------     -----------       ---------
      Total assets..........................   $87,265       $16,316         $12,211         $ 115,792
                                               -------     -----------     -----------       ---------
                                               -------     -----------     -----------       ---------

Current Liabilities:
  Notes payable to banks....................   $30,556       $--             $ 4,990(2a)     $  35,546
  Current maturities of debt................    11,076        --                                11,076
  Related party payable.....................     --              540            (540)(2b)       --
  Accounts payable..........................     2,899         3,720                             6,619
  Other current liabilities.................     6,514         3,734                            10,248
                                               -------     -----------     -----------       ---------
      Total current liabilities.............    51,045         7,994           4,450            63,489
                                               -------     -----------     -----------       ---------

Long-term Liabilities:
  Long-term debt, net.......................     5,452        --                                 5,452
  Series A Bonds, net.......................    10,000        --                                10,000
                                               -------     -----------     -----------       ---------
      Total long-term liabilities...........    15,452        --                                15,452
                                               -------     -----------     -----------       ---------
Minority interest...........................     --           --               1,664(2a)         1,664
                                               -------     -----------     -----------       ---------
Shareholders' Equity:
  Common stock..............................        84           432            (407)(2a)          109
  Additional paid-in capital................    21,531        --              14,394(2a)        35,925
  Retained earnings (deficit)...............    (1,293)        6,531          (6,531)(2a)       (1,293)
  Cumulative foreign currency translation
adjustments.................................       446         1,359          (1,359)(2a)          446
                                               -------     -----------     -----------       ---------
      Total shareholders' equity............    20,768         8,322           6,097            35,187
                                               -------     -----------     -----------       ---------
      Total liabilities and equity..........   $87,265       $16,316         $12,211         $ 115,792
                                               -------     -----------     -----------       ---------
                                               -------     -----------     -----------       ---------


   See accompanying notes to pro forma condensed consolidated financial data.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       FOR THE YEAR ENDED MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                        HISTORICAL
                                                  ----------------------
                                                                 DNR         PRO FORMA
                                                  MARKER     SPORTSYSTEM    ADJUSTMENTS    PRO FORMA
                                                  -------    -----------    -----------    ---------
Net sales......................................   $87,911      $44,038                     $131,949
Cost of sales..................................    52,608       29,048                       81,656
                                                  -------    -----------                   ---------
Gross profit...................................    35,303       14,990                       50,293
Operating expenses.............................    29,479        8,258       $     818(2c)   38,555
                                                  -------    -----------    -----------    ---------
Operating income...............................     5,824        6,732            (818)      11,738
Other income (expense), net....................    (1,526)         398          (1,595)(2e)   (3,122 )
                                                                                  (399)(2d)
                                                  -------    -----------    -----------    ---------
Income before income taxes, minority interest
  and cumulative effect of accounting change...     4,298        7,130          (2,812)       8,616
Provision for income taxes.....................      (609)      (1,547)                      (2,156 )
Minority interest..............................     --          --              (1,117)(2d)   (1,117 )
Cumulative effect of accounting change.........      (266)      --                             (266 )
                                                  -------    -----------    -----------    ---------
Net income.....................................   $ 3,423      $ 5,583       $  (3,929)    $  5,077
                                                  -------    -----------    -----------    ---------
                                                  -------    -----------    -----------    ---------
Income per common share before cumulative
  effect of accounting change..................   $  0.43                                  $   0.48
Accounting change per common share.............     (0.03)                                    (0.02 )
                                                  -------                                  ---------
Net income per common share....................   $  0.40                                  $   0.46
                                                  -------                                  ---------
                                                  -------                                  ---------
Weighted average common shares outstanding.....     8,595                        2,500(2f)   11,095
                                                  -------                   -----------    ---------
                                                  -------                   -----------    ---------


   See accompanying notes to pro forma condensed consolidated financial data.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(1) BASIS OF PRESENTATION


    The accompanying pro forma condensed consolidated balance sheet and statement of income are presented to give effect to the acquisition of an additional 55% of the common stock of DNR Sportsystem, a Swiss corporation, which closed on June 26, 1996. In June 1995, the Company through a wholly-owned subsidiary acquired 25% of DNR Sportsystem's common stock. This presentation assumes that the additional acquisition occurred as of March 31, 1996 for purposes of the pro forma condensed balance sheet. For purposes of the pro forma condensed statement of income, this presentation assumes that the Company acquired its total 80% common stock ownership interest in DNR Sportsystem as of April 1, 1995, the beginning of Marker's fiscal 1996 year.


    The historical income statement period for DNR Sportsystem is for the year ended December 31, 1995. The historical balance sheet of DNR Sportsystem is as of December 31, 1995.

    The purchase method of accounting has been used in preparing the pro forma condensed consolidated financial data.

(2) PRO FORMA ADJUSTMENTS

Balance Sheet Adjustments


    (a) In June 1995, Marker acquired 25% of the common shares of DNR Sportsystem for Swiss Francs 6.2 million (U.S. $5.4 million). In June 1996, the Company acquired an additional 55% for Swiss Francs 24.2 million (U.S. $19.4 million). The June 1996 acquisition amount in Dollars is based on an exchange rate of 1.2453 Swiss Francs per Dollar which is the rate of exchange agreed to by the Company in a forward foreign currency exchange contract entered into by the Company on June 28, 1996. The $19.4 million purchase price will be paid primarily from the proceeds of the issuance of approximately 2,500,000 shares of Common Stock at an assumed offering price of $6.50 per share. The balance of the purchase price will be funded through the issuance of short-term debt of approximately $5.0 million. The total purchase price of $24.8 million for the 80% has been allocated as follows (in thousands):



Tangible net assets..............................................   $ 5,218
Intangible assets (goodwill, tradenames and licenses)............    19,583
                                                                    -------
                                                                    $24,801
                                                                    -------
                                                                    -------



    This adjustment (i) eliminates the Company's investment in DNR Sportsystem for its 25% ownership as of March 31, 1996 of $6,832,000, (ii) records intangible assets totaling $19,583,000, (iii) reflects the issuance of 2,500,000 shares of Common Stock with estimated net proceeds of approximately $14,419,000 and the use of such proceeds to fund the majority of the purchase price, (iv) records the issuance of approximately $4,990,000 of short-term debt to fund the balance of the purchase price and (v) consolidates the accounts of DNR Sportsystem and Marker by eliminating DNR Sportsystem's equity accounts and recording minority interest of $1,664,000.


    (b) Adjustment to eliminate intercompany payables and receivables of approximately $540,000 related to a snowboard binding development services agreement between Marker and DNR Sportsystem. See Note 8 to DNR Sportsystem's consolidated financial statements.

Statement of Income Adjustments


    (c) Adjustment to reflect total amortization expense of $818,000 relating to intangibles using amortization periods of 3 to 30 years.



    (d) Adjustment to record interest expense of approximately $399,000 related to short-term debt issued to fund the additional acquisition. An assumed interest rate of 8% was used for purposes of this pro forma adjustment.


    (e) Adjustment to (i) eliminate the equity in earnings of DNR Sportsystem of approximately $1,595,000 recorded by Marker for the year ended March 31, 1996 for its 25% ownership in DNR Sportsystem and (ii) to record minority interest of $1,117,000 for the minority shareholders' 20% interest in DNR Sportsystem's earnings.


    (f) Adjustment to increase the number of weighted average common shares outstanding by 2,500,000 for the Common Stock which will be issued to finance the DNR Equity Purchase.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion of the Company's historical financial condition and results of operations should be read in conjunction with the historical Consolidated Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Prospectus.

OVERVIEW


    Marker International is a leading designer, developer, manufacturer and marketer of alpine ski bindings in the United States and throughout the world. The Company is a holding company which operates through its subsidiaries, Marker Germany, Marker USA, Marker Japan, Marker Austria, Marker Canada and Marker Switzerland. Substantially all of the Company's ski bindings are manufactured by Marker Germany, which also distributes bindings in Germany, to subsidiaries of the Company and to independent distributors in countries where the Company does not have a distribution subsidiary. Marker USA and Marker Japan each has its own sales force and marketing departments for sales and marketing of bindings and related parts directly to retailers in the United States, and to both retailers and wholesalers in Japan, respectively. Marker Austria distributes the Company's ski bindings into Austria through an independent sales force. Marker Canada distributes the Company's ski bindings into Canada which are then sold through an independent distributor. Marker Switzerland, a Swiss holding company and a subsidiary of the Company, holds a 25% equity interest in DNR Sportsystem (which is included in the aggregate 80% interest in DNR Sportsystem held by the Company), an entity which develops, markets and distributes snowboards, snowboard boots, snowboard bindings and other related products. Marker Ltd., also a subsidiary of the Company, designs, distributes and sells to retailers the Company's clothing, gloves and luggage products for skiing and other recreational activities. The principal markets for the Company's products are North America, Europe and Asia.


    Marker Germany receives payment primarily in Marks for ski bindings sold. For subsidiaries of the Company (principally Marker USA and Marker Japan), Marker Germany may allow payment for ski bindings sold to be made in the functional currency of the subsidiary. Marker Germany or the distribution subsidiary, as applicable, routinely enters into forward foreign exchange contracts with financial institutions in order to fix the cost of converting the functional currency to Marks. Sales prices for the ski bindings offered to the subsidiaries and ultimately the price the subsidiaries offer for the sale of the ski bindings to their customers are based upon, among other things, the rate afforded by the forward foreign exchange contracts and market conditions. Accordingly, the relationship of the exchange rate between the functional currency of the subsidiary and the Mark has a direct impact on the cost of the products sold by the distribution subsidiary.

    From fiscal 1993 to fiscal 1994, fiscal 1994 to fiscal 1995 and fiscal 1995 to fiscal 1996, based upon forward foreign exchange contracts entered into by the Company, the Dollar increased in value 2.5%, 1.0% and decreased in value 12.3%, respectively, against the Mark. During the same periods, based upon forward foreign exchange contracts entered into by the Company, the Japanese yen ("Yen") appreciated 4.9%, 3.1% and 1.9%, respectively, against the Mark. Assuming that foreign exchange rates between the Dollar and the Mark and between the Yen and the Mark had remained constant from fiscal 1993 to fiscal 1994, fiscal 1994 to fiscal 1995 and fiscal 1995 to fiscal 1996, the Company's cost of sales would have increased by approximately $1.2 million, $0.6 million and would have decreased by $2.4 million, respectively. The total deferred gain on forward foreign exchange contracts which were accounted for as hedges of firm commitments was approximately $2.7 million at March 31, 1996.

    In accordance with U.S. GAAP, upon consolidation with the Company's financial statements, the income and expense items of the Company's foreign subsidiaries are translated at the weighted average rates of exchange prevailing during the period. Therefore, Marker's results of operations are subject to translation risks and can vary as a result of fluctuations in the exchange rates between the functional currencies of such foreign subsidiaries and the Dollar.


    In addition, upon consolidation of the Company's financial statements, the assets and liabilities of the Company's foreign subsidiaries are translated into Dollars from their functional currencies at the rate of exchange on the last day of the fiscal year. Therefore, Marker's consolidated assets and liabilities may vary as a result of fluctuations in the exchange rates between the functional currencies of such foreign subsidiaries and the Dollar. The resulting translation adjustments from foreign currency fluctuations are recorded in shareholders' equity as cumulative foreign currency translation adjustments.


    The Company's business is seasonal in nature and results of operations vary from quarter to quarter. Orders for the Company's ski bindings from retailers are highest during the Company's first fiscal quarter, which ends June 30. The Company ships its products to fill those orders, and records a significant portion of its annual sales, during its second and third fiscal quarters. The Company then collects a substantial portion of its receivables during its third and fourth fiscal quarters. In accordance with industry practice, a substantial portion of the Company's accounts receivables remains outstanding for five to six months and a small percentage remains outstanding for more than six months. These factors result in variations in the Company's results of operations and cash flows.

RESULTS OF OPERATIONS

    Fiscal 1996 Compared to Fiscal 1995


    The Company's net sales increased 4.6% in fiscal 1996 to $87.9 million, compared to $84.0 million in fiscal 1995. The increase in net sales was the result of an increase in market share in Germany and the United States and an increase in sales price of the Company's products in those markets. However, as a result of large amounts of inventory on hand at the retail level in the Japanese market, sales decreased at Marker Japan. In addition, Marker Ltd., the Company's soft goods subsidiary, increased sales during fiscal 1996, compared to fiscal 1995. During fiscal 1996, Marker Ltd. obtained an exclusive, one-year license to market in Utah apparel with the imprint and embroidery of the Salt Lake City 2002 Olympic Winter Games. Sales of Olympic items, combined with an extended product line, served to increase sales at Marker Ltd.



    Gross profit for fiscal 1996 increased to $35.3 million, but decreased as a percentage of sales to 40.2%, compared to $35.0 million, or 41.7% of sales, for fiscal 1995. The reduction in gross profit percentage was primarily a result of the rate of forward exchange contracts used to convert Dollars and Yen to Marks which resulted in an increase in the cost of goods sold of approximately $2.4 million for fiscal 1996, compared to fiscal 1995.



    Operating expenses increased to $29.5 million for fiscal 1996, compared to $26.2 million for fiscal 1995. Approximately $1.3 million of the increase resulted from fluctuations in the foreign currency exchange rates used to translate operating expenses into Dollars in fiscal 1996, compared to fiscal 1995. In addition, research and development expenses increased as a result of increased research and development for alpine bindings and snowboard bindings during fiscal 1996. Moreover, selling and general and administrative expenses increased in fiscal 1996, compared with fiscal 1995, because of additional marketing and advertising costs believed necessary to promote the Marker brand name and costs associated with being a public company for the full 1996 fiscal year.



    Interest expense increased approximately $200,000 to $5.2 million for fiscal 1996, compared to $5.0 million for fiscal 1995. The increase was a result of the $5.3 million loan which the Company obtained to finance its investment in DNR Sportsystem. This loan contributed approximately $244,000 in additional interest expense during fiscal 1996.

    Other income items increased in total to $3.7 million for fiscal 1996, compared $1.6 million for fiscal 1995. The increase was attributable to the recognition of the Company's equity share of an unconsolidated subsidiary's net income which totaled approximately $1.6 million for fiscal 1996. In addition, during fiscal 1996, the Company purchased and sold forward foreign exchange contracts which were not accounted for as hedging transactions. As a result, the Company recorded a net gain of approximately $1.0 million, which has been recorded in other income.



    The provision for income taxes decreased from $1.4 million in fiscal 1995 to approximately $0.6 million in fiscal 1996. The decrease in the provision for income taxes was attributable to reduced pre-tax income and recognition of deferred tax benefit through reduction of the valuation allowance on deferred tax assets. As the Company has recorded taxable income during its past several years, circumstances regarding the valuation allowance have changed and the allowance has been adjusted to reflect deferred tax assets which are more likely than not to be utilized in the future by the Company. As a result, the effective tax rate to be realized by the Company in the future is expected to increase as a result of the recognition of the deferred tax asset.


    Fiscal 1995 Compared to Fiscal 1994

    Net sales increased 1.7% in fiscal 1995 to $84.0 million from $82.6 million in fiscal 1994. The increase in net sales represents an increase in market share of the Company's primary markets. In general, the worldwide market for ski products decreased in fiscal 1995 as a result of high inventory levels at retail shops and poor snow conditions during the first half of the ski season. Specifically, the market for ski products in Japan decreased during fiscal 1995 as a result of the severe earthquake which occurred in January 1995.

    Gross profit increased 6.0% to $35.1 million, or 41.8% of net sales, in fiscal 1995 from $33.1 million, or 40.1% of net sales, in fiscal 1994. The improved gross profit was primarily a result of production efficiencies at the Company's manufacturing facility in Germany and the mix of products sold. In addition, an increase in gross profit occurred as a result of an improvement in the rate on forward exchange contracts used to convert the Dollar and Yen to the Mark.

    Operating expenses increased to $26.2 million, or 31.2% of net sales, in fiscal 1995 from $25.8 million, or 31.2% of sales, in fiscal 1994. This increase was primarily attributable to an increase in research and development expenses related to introduction of new technology in January 1995.

    Other expense decreased 3% to $3.4 million in fiscal 1995 from $3.5 million in fiscal 1994. Interest expense increased $1.0 million in fiscal 1995 as a result of the conversion of the Company's Series A-1, A-2 and A-3 redeemable preferred stock (collectively, the "Redeemable Preferred Stock") to Series A-1, A-2 and A-3 bonds (collectively, the "Series A Bonds"); however, interest expense related to bank borrowings decreased in fiscal 1995, compared to fiscal 1994, as a result of lower outstanding balances in the United States and lower interest rates in Germany and Japan. Other income, excluding interest expense, increased $0.4 million as a result of interest income recognized on the investment of the proceeds received from the Company's initial public offering of its Common Stock in August 1994 (the "Initial Public Offering").

    The provision for income taxes increased $0.9 million to $1.4 million in fiscal 1995. The increase in income tax was a result of increased pre-tax income and the reduction on foreign net operating loss carryforwards available to reduce taxable income.

    Fiscal 1996 Pro Forma Compared to Fiscal 1996 Historical


    On a pro forma basis, assuming that the Company had acquired its total 80% common stock ownership in DNR Sportsystem as of April 1, 1995, pro forma gross profit would have decreased to 38.1% of sales, compared to 40.2% of sales for the historical sales and gross profit for fiscal 1996. Pro forma operating expenses would have decreased to 29.2% of sales, compared to 33.5% of sales for the historical fiscal 1996 results. The decrease in pro forma gross profit as a percentage of sales, as well as the decrease in operating expenses as a percentage of sales, is primarily attributable to the fact that DNR Sportsystem distributes its products to distributors and does not sell directly to retailers. As a result, the gross profit is lower than if the products were sold directly to retailers.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary cash needs are for purchases of raw materials inventory for production, finished goods inventory, funding of accounts receivable, capital expenditures and strategic business acquisitions. Historically, the Company's primary sources of cash for its business activities have been cash flows from operations and borrowings under its lines of credit and term loans.


    Working capital declined from $21.9 million at March 31, 1995 to $13.5 million at March 31, 1996. The decrease in working capital is primarily attributable to the repayment of Series A Bonds, capital expenditures and the issuance of a note to finance the purchase of the Company's initial investment in DNR Sportsystem. In addition, the Company began binding production in January 1996 to reduce overtime and other costs associated with cyclical manufacturing schedules. At March 31, 1996, this production plan has served to increase inventory levels and related short-term borrowings necessary to finance production, but the plan is expected to reduce operating expenses and product costs over the 1997 fiscal year.


    During fiscal 1996, the Company spent nearly $4.4 million on capital expenditures which consisted primarily of manufacturing equipment, furniture and fixtures, automobiles, and construction of the DNR North America Snowboard Production Facility located adjacent to the Company's Salt Lake City, Utah headquarters. The Company anticipates spending approximately $4.9 million on capital expenditures in fiscal 1997. The majority of these expenditures represent costs necessary to complete construction of the DNR North America Production Facility and to bring the facility on line in October 1996. The Company expects to fund the construction of such facility with debt.

    On June 30, 1995, the Company invested approximately 6.2 million Swiss Francs ($5.4 million) to acquire 25% of the common shares of DNR Sportsystem. DNR Sportsystem is recognized worldwide as a leading developer, marketer and distributor of snowboards, snowboard boots, snowboard bindings and other related products. The Company borrowed 7.3 million Marks ($5.3 million) to fund the investment in DNR Sportsystem.

    At March 31, 1996, the Company's primary sources of liquidity consisted of cash and short-term investments and available borrowings under lines of credit. The Company has approximately $84.2 million available under various lines of credit. At March 31, 1996, the Company had approximately $30.6 million borrowed under such credit agreements. The Company's borrowings under lines of credit typically reach their maximum during the Company's third fiscal quarter. In fiscal 1996 and 1995, the Company had maximum borrowings outstanding under its lines of credit of approximately $59.7 and $46.9 million, respectively. The Company believes that it has adequate bank lines to meet cash flow demands in fiscal 1997.

    The Company anticipates being able to fund its current operations and capital expenditures in the foreseeable future with existing cash and short-term investments together with internally generated funds and borrowings under available lines of credit. Additional borrowings under the Company's credit facilities or public offerings of equity securities are also available if the need arises. As the Company continues to grow, investments will continue to be made in product development and strategic business acquisitions which will enhance the Company's ability to compete on a worldwide basis.

                                    BUSINESS

OVERVIEW

SKI AND SNOWBOARD INDUSTRIES OVERVIEW

    Information regarding the United States ski and snowboard industry is based on studies conducted by market research firms and industry associations. According to the preliminary Kottke National End of Season Survey for the 1995/96 season, produced by RRC Associates and released in May 1996 at the National Ski Areas Association conference, there were 53.1 million skier and snowboard rider visits in the United States during the 1995/96 season as compared to 52.6 million visits during the 1994/95 season, with "visits" being defined as one person visiting a ski area for all or part of a day for the purpose of skiing or snowboarding.

    The Company believes that snowboarding visits will continue to increase as the popularity of the sport expands. Snowboarding, which began in the late 1970s, has historically attracted young males between the ages of 12 and 24. Today, the sport is experiencing a new acceptance from both female and older demographic groups, as well as individuals who are also skiers. This growth in overall popularity has led to an increase in the sales of snowboarding equipment. According to the International Snowboard Federation, 1.27 millon snowboards were sold to retailers in the 1995/96 snowboard season, which ended March 31, 1996. The Company believes that snowboard sales will continue to grow as the overall number of snowboard riders increases and new equipment facilitates higher performance and better ease of use.

BUSINESS STRATEGY

    The Company designs, develops, manufactures and markets high-quality, high-performance, technologically advanced alpine ski bindings and step-in snowboard bindings. The Company has achieved its status as a leader in the German and United States alpine ski binding markets by producing what it believes to be a superior ski binding for skiers of all levels. In order to develop such products, the Company commits substantial resources to its product development activities. Research and development operating expenses were approximately $2.2 million, $2.3 million and $2.8 million for the 1994, 1995 and 1996 fiscal years, respectively.

    Based on market surveys of the alpine ski binding market (computed in Dollars), the Company estimates that its share of the United States alpine ski binding market was more than 45% for the 1995/1996 ski season. Foreign market surveys indicate that the Company's alpine ski binding market share for such period was more than 40% in Germany and more than 16% in Japan.

    Having established itself as a leader in the alpine ski binding business, the Company believes that it is well positioned to diversify its business into other winter sports markets. In seeking such diversification, the Company expects to capitalize on its existing design and production capabilities and its existing distribution and sales organization. Whether in its traditional alpine ski binding markets or in newer markets, the Company's objective is to produce and market products recognized for high-quality and high-performance.

    The Company views the snowboard industry as a winter sports market with significant growth potential. Snowboarding is a relatively recent sport that began to attract a broader following in the early 1990's and has continued to grow steadily to date. The Company believes that snowboarding is developing from a sport for young males into a mainstream sport that has growth possibilities with respect to a wide range of consumers. One indication of the increased acceptance of the sport is that snowboarding will be included for the first time as a full medal sport in the 1998 Olympic Winter Games in Nagano, Japan. The Company expects that the increased exposure of potential consumers to snowboarding through the 1998 Olympics and, later, the 2002 Olympic Winter Games in Salt Lake City, Utah will further promote and enhance the popularity of the sport.

RECENT DEVELOPMENTS

    DNR SPORTSYSTEM. To enter into the snowboard market, the Company acquired, in June 1995, through its wholly-owned subsidiary, Marker Switzerland, a 25% equity interest in DNR Sportsystem of Zurich, Switzerland for $5.4 million in cash pursuant to the terms of a purchase agreement among the Company and the shareholders of DNR Sportsystem, Lucio Roffi and Gregor Furrer. DNR Sportsystem is a leading developer, marketer and distributor of snowboards, snowboard boots, snowboard bindings and other related products. The Company believes that established snowboard companies, such as DNR Sportsystem, with solid technological, production, distribution and sales capabilities, are well positioned to capitalize on the growth potential in the snowboard industry.


    Co-founded in 1990 by its Chairman and Chief Executive Officer, Lucio Roffi, DNR Sportsystem had net sales of approximately $44.0 million and net income of approximately $5.6 million in its last fiscal year which ended December 31, 1995, as compared to net sales of approximately $26.5 million and net income of approximately $3.8 million in its fiscal year ended December 31, 1994. Based on information from the International Snowboard Federation, the Company estimates that, during the 1995/96 snowboard season, DNR Sportsystem's share of the snowboard market was approximately 13% worldwide and, in its largest markets, located in Asia, Europe and North America, was 13%, 10% and 14%, respectively. The Company believes that DNR Sportsystem is a well established, well managed company which emphasizes high quality products and service and which, therefore, has significant synergies with the Company's own business strategies. Consequently, as part of its growth plans, the Company has recently purchased an additional 55% interest in DNR Sportsystem from its other two equity holders, thereby increasing the Company's ownership of DNR Sportsystem to an 80% interest. The Company closed the DNR Equity Purchase on June 26, 1996 and issued short-term promissory notes, the DNR Equity Purchase Notes, for the full purchase price to each of Mr. Roffi and Gregor Furrer. The DNR Equity Purchase Notes are due and payable in full upon the earlier of (i) August 31, 1996 and
(ii) the consummation of this offering. The Company will use substantially all of the proceeds of this offering to pay the DNR Equity Purchase Notes. To the extent the net proceeds of this offering will be insufficient to enable the Company to pay the aggregate amount of the Notes, the Company expects to pay the difference with funds borrowed through its short term credit facilities. See "--DNR Sportsystem Ltd." below for a fuller description of DNR Sportsystem's business.



    DNR NORTH AMERICA. In December 1995, the Company announced plans to form a joint venture with DNR Sportsystem and Gregor Furrer to develop and manufacture snowboards in the United States. The joint venture is expected to be organized as a Delaware limited liability company, under the name DNR North America, LLC, of which Marker International will directly own 60% of the equity interest, DNR Sportsystem will own 25% (thereby giving the Company an additional 20% indirect interest through its ownership in DNR Sportsystem) and Gregor Furrer will own 15%. The Company believes that its plans for DNR North America constitute an integral component of the Company's plans to expand into new markets.


    DNR NORTH AMERICA PRODUCTION FACILITY. The Company, in collaboration with its joint venture partners, is currently building the state of the art DNR North America Production Facility which is scheduled to begin production in October 1996. The 56,000 square foot facility is situated on approximately five acres of land adjacent to Marker's worldwide headquarters in Salt Lake City, Utah and will be leased by the Company to DNR North America. The facility is designed to eventually produce up to 200,000 snowboards annually and will also be the location of the new DNR Snowboard Technology Center. The DNR Snowboard Technology Center will focus on areas of advanced research and development in snowboard technologies, boot/board interface, and product testing procedures and will offer its services to the industry in order to assist in the development of standards and practices. The

Company expects that the DNR North America Production Facility will produce high quality, technologically advanced snowboards that will be distributed by DNR Sportsystem in addition to snowboards that will be produced by Volkl. Volkl, an operating subsidiary of Gregor Furrer, is the current sole supplier of snowboards to DNR Sportsystem.

    DNR SOFT BOOT/STEP-IN BINDING INTERFACE SYSTEMTM. In February 1996, the Company, in conjunction with DNR Sportsystem and Tecnica, introduced the DNR Soft Boot/Step-in Binding Interface SystemTM. The Company believes the DNR Interface System may have the potential to become a technology standard in the newly developing step-in binding segment of the snowboard industry. The Company has developed the new DNR Interface System by utilizing its technological expertise in the development of alpine ski bindings in concert with DNR Sportsystem's substantial knowledge of the snowboard industry and Tecnica's expertise with respect to boot design and manufacture. Designed specifically for the needs of snowboard riders, the goal of the new system is to significantly improve snowboard rider performance while offering step-in/step-out convenience. The Company expects that the advanced design and quality of the new system combined with the Company's strong distribution capabilities should permit the system to be readily integrated into the marketplace. To date the Company has received a substantial number of orders for the DNR Soft Boot/Step-in Binding Interface SystemTM for delivery in the upcoming 1996/97 season.

MARKER

PRODUCTS

    ALPINE SKI BINDINGS. The Company offers more than 30 models of high-quality ski bindings. The models range from high-performance racing models, such as the M51 Turbo SCTM and other top-end models featuring the Company's patented Selective Control SystemTM, to the children's M9TM model. Suggested retail prices in the United States of such models range from $390 to $115. Each model is available in a variety of colors selected by the Company based on its analysis of consumer preferences.

    In addition to a ski binding's primary function of attaching a ski to a ski boot, the binding serves as a safety mechanism. The timing of a binding's release mechanism is significant in both its retention and release functions. When a skier applies an amount of force to a ski binding that exceeds the customized safety setting of the binding, the binding is designed to release the boot from the ski in order to decrease the risk of injury to the skier. Therefore, a binding must be designed to recognize specific levels of force exerted against it.

    All current Marker bindings feature TwincamTM and Gliding AFDTM technology. The Company developed and patented the TwincamTM and Gliding AFDTM technology, which together tightly couple the ski boot and binding toe-piece, resulting in a binding system that is designed not to be affected by contamination between the ski boot and binding. This provides skiers with reliable and consistent retention and release performance under actual ski conditions. In addition, certain models of Marker bindings also feature either the Company's Full-SpectrumTM or V-TECHTM technology. These technologies allow the ski boot to be released from a binding at any angle in a 180 degree full spectrum, thereby increasing skier safety.


    In 1995, the Company introduced a second generation of its patented Selective ControlTM technology, the M51 Turbo SCTM and M41 SC2TM. This technology has received critical praise from ski publications and the Turbo SC was named a "break-through" product by, and was the only binding to receive a Gold Medal rating in, the Buyer's Guide '96 published in the September 1995 issue of Ski Magazine in the United States. These bindings, exclusively from Marker, are designed for skiers of all levels. They feature a patented Dynamic StabilizerTM, Carbon Composite Torsion BarTM base and exclusive Edge Pressure SystemTM and are unique in the industry because they offer the only adjustable interface system skiers can easily change on the hill to accommodate different snow conditions, speeds and varying terrain. The system is designed to provide a better skiing experience, make turning easier, improve control, and help all skiers attain new levels of performance and confidence.

    In 1995, the Company also introduced its FastrackTM rental system for quick, easy adjustment accommodating a wide range of boot sizes. The new FastrackTM system enables the Company to meet the demands of the rental market at all performance levels.

    As is customary in the industry, the Company provides a warranty program for its bindings. The Company will, at its sole discretion, repair, replace or refund the purchase price of a binding deemed to be defective due to material failure or defect in workmanship. This warranty extends for four years from the date of purchase in the United States and for two years in other countries.

    APPAREL, GLOVES AND LUGGAGE. In 1989, the Company founded Marker Ltd., which designs, distributes and markets apparel for adults and children, gloves and ski and non-ski luggage. Marker Ltd.'s clothing line features quality, functional and versatile performance wear for year-round sports and recreational activities in a wide range of prices. Marker Ltd. received The People's Choice award for High Tech Women's Apparel in Snow Country's National Skiwear Design Awards in 1995 and Snow Country's Runner Up Award for High Tech Women's Apparel in 1996. In October 1995, Marker Ltd. was selected by the Salt Lake Olympic Organizing Committee for the 2002 Olympic Winter Games ("SLOC") as the licensee for the sale in the state of Utah of winter outerwear, polar fleece, luggage and gloves with the imprint and embroidery of the 2002 Olympic Winter Games. In February 1996, Marker Ltd. was selected as licensee for sale in the state of Utah of t-shirts, sweatshirts, golf shirts and related apparel with the imprint and embroidery of the 2002 Olympic Winter Games. Marker Ltd. pays a royalty to SLOC for such licensing rights and its current agreements are valid through December 31, 1996. Marker Ltd.'s other product lines are sold year round to retailers mainly in the United States through Marker Ltd.'s own sales force.

MARKETING

    ADVERTISING. The Company actively advertises and markets its products. The Company spends the majority of its advertising budget on advertisements in ski magazines, such as Skiing Magazine, Ski Magazine, Snow Country and Powder Magazine, in the United States, and similar magazines in foreign markets.

    SALES STRATEGY. To increase brand recognition, in addition to offering technologically advanced bindings, the Company aggressively markets the Marker brand name. To influence its presence in retail shops, the Company devotes resources to maintaining and improving its relationships with retailers and shop personnel so that they will use Marker products and recommend them to their retail customers. In this regard, the Company, through its sales force, conducts in-shop sales clinics. In addition, the Company, as part of the United States Authorized Retailer Program, requires that all authorized retail shops employ a technician who has been trained and certified by the Company concerning the installation and adjustment of Marker bindings. Additionally, the Company sells its bindings to the sales staff of its retailers and to professional skiers at special prices so that they will be able to recommend the Company's products as a result of personal experience.

    ENDORSEMENTS. To foster recognition of the Marker brand name, the Company also establishes endorsement relationships with national ski teams and racing professionals. These endorsement contracts typically run from one to two years and provide for a base payment to the racer, with additional payments for placing in competitions. Racers using and endorsing Marker bindings have been among the winners in World Cup, World Championship and Olympic competitions. Many of the United States' best-known skiers, including 1996 World Alpine Downhill champion Picabo Street, three-time World Cup Champion and Olympic Gold medalist Phil Mahre, World Champions Steve Mahre and Tamara McKinney and Olympic Gold medalist Stein Eriksen endorse and use Marker bindings.

    Many Olympic, World Cup and professional ski competitions have been won by racers endorsing and using Marker bindings. Skiers endorsing and using Marker bindings dominated the 1996 FIS Alpine World Ski Championship in Sierra Nevada, Spain in February 1996 by winning 5 of the 10 Gold medals and 13 of the total 30 medals awarded. World Championship Gold medalists endorsing and using Marker bindings included Picabo Street of the United States in the Alpine Downhill, Marc Giradelli of Luxembourg in the Alpine Combined, Pernilla Wiberg of Sweden in the Alpine Slalom and Alpine Combined and Isolde Kostner of Italy in the Alpine Super G.

    Skiers endorsing and using Marker bindings also excelled in the season long 1996 FIS World Cup competition. Marker skiers include Katja Seizinger of Germany, the 1996 Women's Overall World Cup Champion, Picabo Street of the United States, the 1996 Women's World Cup Downhill Champion, Martina Ertl of Germany, the 1996 Women's World Cup Giant Slalom Champion, Michael Von Gruenigen of Switzerland, the 1996 Men's World Cup Giant Slalom Champion, Jonny Moseley of the United States, the 1996 Men's Overall World Cup Freestyle Champion, and Donna Weinbrecht of the United States, the Women's World Cup Moguls Champion. Skiers endorsing and using Marker bindings also won 8 of the 10 titles in the 1996 United States Alpine Ski Championships and included Hans Hofer of Austria, the 1996 U.S. Pro Ski Tour Overall Champion. The Company believes that winning World Cup, World Championship and Olympic competitions at places like Kitzbuhl, Sierra Nevada and Lillehammer increases the Company's visibility in the marketplace. Marker engineers use the races as opportunities to work with the Marker skiers to develop new products and to test and refine prototypes, with the goal of benefiting skiers of all levels in the future.

SALES

    PROGRAMS. Approximately 60% of the Company's total ski binding orders for a fiscal year are obtained through its "Pre-Season Sales Program," which runs from February 1 through September 15. In clothing, luggage and gloves approximately 75% of the total orders for a fiscal year are obtained during this period. The volume of Pre-Season orders is affected by the volume of the retailers' prior season's sales and inventory levels. See "Risk Factors--Seasonality and Quarterly Fluctuations." Marker bindings ordered under the Pre-Season Sales Program are shipped to retailers from July through November and are recorded by the Company as sales on the date of shipment. This results in the recording of the majority of the Company's annual sales during its second and third fiscal quarters.

    Approximately 35% of the Company's total orders for a fiscal year are obtained through its "Reorder Program," which includes products ordered after September 15 and shipped before March 31 of each year. Bindings sold under the Reorder Program usually include models in the Company's existing inventory and products which will be discontinued in the upcoming season. The success of the Reorder Program primarily affects the Company's third and fourth fiscal quarter results. See "Risk Factors--Seasonality and Quarterly Fluctuations."


    Approximately 5% of the Company's total orders for a fiscal year are obtained through its "Shop and Pro Programs," which offer reduced pricing on the Company's products to retail ski shop employees, ski instructors and other professionals in the industry. The Company believes that a recommendation from a sales person or a professional skier is an important factor influencing a consumer's decision to purchase a particular binding brand. See
"--Marketing--Sales Strategy."


    CREDIT REVIEW AND RECEIVABLES. The Company's internal Credit Department continually monitors the credit worthiness of the Company's customers using criteria typical in the industry. The Company does not ship its bindings until a customer has successfully undergone the credit review process. For the past five years, the Company has experienced bad debts of less than 1% of sales.

    The timing of the payments to the Company by its retailers is subject to the industry-wide custom of the country in which the retailer is located. In keeping with industry practice, the Company may offer volume discounts to its retailers and permit discounts for payments made within specified periods.

    In the United States, payment is due for orders shipped pursuant to its Pre-Season Sales Program in two equal installments in December and January, in the case of a retailer not located in a ski area, and in January and February, in the case of a retailer who is located in a ski area. With respect to orders shipped pursuant to the Company's Reorder Program, payment is due either within 60 days from the date the order is shipped or pursuant to the "split-dating" schedule described above, whichever results in payment in full on a later date. All sales pursuant to the Company's "Shop and Pro Programs" are due in advance of shipment.

    In Germany, payment for bindings shipped pursuant to the Company's Pre-Season Sales Program by Marker Germany to retailers located in Germany is due December 1. Payment for bindings shipped to German retailers pursuant to the Company's Reorder Program is due 30 days from the date of shipment. Payment for bindings shipped by Marker Germany pursuant to the Company's Pre-Season Sales Program to the Company's subsidiaries and to independent distributors is due in three installments, 25% in November, 50% in December and 25% in January. In Japan, as is customary in the industry, payment from retailers is due within 60 days from the date the order is shipped.


    The Company believes that because Marker bindings are viewed as one of the premier ski bindings and an important product to be offered by a retailer, retailers will strive to honor their financial obligations to the Company on a timely basis in order to assure future deliveries. The Company also believes that its experience with payments from retailers has been good and will continue in the future.


    As of May 31, 1996, the Company had received orders of $52.7 million, subject to credit review and acceptance by the Company, as compared to $54.2 million of such orders on May 31, 1995.

PRODUCT DEVELOPMENT

    In order to maintain its leadership position and to continue to offer technologically advanced bindings, the Company continues to devote resources to improving its current bindings and developing technology that it will use in the future. The Company's research, development and design of ski bindings is managed by the Company's Research and Development Department (the "R&D Department") at the Company's plant in Eschenlohe, Germany. The R&D Department has developed substantially all of the Company's proprietary technology used in manufacturing Marker ski bindings. As is customary in Germany, the Company has agreements with each of its engineers pursuant to which the Company is assigned the proprietary rights to all inventions. The Company has spent approximately $2.2 million, $2.3 million and $2.8 million in 1994, 1995 and 1996, respectively, on research and development.

    Product development is a result of the integrated efforts of the Company's R&D, Manufacturing and Sales Departments, all of which work together to generate new ideas to be incorporated into Marker ski bindings. The Company also receives suggestions from ski racers who use Marker bindings. After the Company decides to use a new component in its ski binding, the R&D Department, with the assistance of machine shop personnel, integrates the mechanical process, and refines the product design and mechanism of the developing product. Simultaneously with the development of the internal mechanisms of the ski binding, the Company engages an outside design firm to assist in the determination of the binding colors and the integration of Marker ski bindings' signature shape with the new technology.

    The Company's state of the art laboratory is used for the testing of products in the development stage and products currently on the market. Additionally, the laboratory technicians regularly test products produced by the Company's competitors.

INTELLECTUAL PROPERTY

    The R&D Department is continually developing new components for which the Company may obtain patents. Patents may be sought for innovations for which the Company does not have plans for current use. The Company typically files its patent applications in the name of Marker International or the appropriate subsidiary. Patent applications have been filed in the United States, Germany and Japan, and in certain cases, the countries in which the Company's competitors manufacture ski bindings. The Company filed more than 15 patent applications over the past two years and currently has over 225 patents and patent applications covering its technology filed in numerous countries around the world, of which over 30 are devoted to technology currently used by the Company in manufacturing Marker ski bindings.

    The Company has been involved in patent disputes with its competitors in the past. In connection with the resolution of such disputes, the Company has negotiated settlements which include cross-licensing agreements, involving certain technology believed by the Company to be insignificant. Based on the Company's analysis of its competitors' products, the Company believes it may have present patent infringement claims. The Company has not determined whether to pursue any such claims, nor is there any assurance that if so pursued, the Company would be successful on the merits. See "Risk Factors--Patents and Technology."

    The Company markets its products under a number of trademarks registered in various countries throughout the world. The Company believes that the MARKER trademark is widely known as identifying high-quality, high technology ski bindings and is deemed a valuable asset of the Company. The Company is aware of no third party violations of its trademarks.

MANUFACTURING AND QUALITY CONTROL

    SKI BINDINGS. Substantially all Marker ski bindings are manufactured at the Company's state-of the art facility in Eschenlohe, Germany, which was completed in 1989. Approximately 590 employees of the Company's approximately 700 employees are employed in this facility. See "Risk Factors-- Single Manufacturing Facility" and "--International Operations."

    The Company considers itself to be a leader in the mechanization of the ski binding assembly process. By continually evaluating and upgrading its assembly process, the Company has achieved a position as one of the most technologically advanced ski binding manufacturers. The Company anticipates that its current facility and recently added equipment will allow the Company to meet any growth in the demand for Marker ski bindings and reduce its production costs. During fiscal 1996, the Company invested approximately $4.4 million in property, plant and equipment. In addition, the Company historically pays in excess of $2.0 million annually for leased property, plant and equipment.

    In the ordinary course of its manufacturing process, the Company may dispose of plastic and metal components. As required by law, the waste created by these materials is transported by independent waste management companies. To date the Company has not experienced any significant environmental problems, although there can be no assurance that such problems will not arise in the future.

    QUALITY CONTROL. In order to ensure the quality of its ski bindings, the Company conducts random testing of the parts and components that are used in assembling its ski bindings. Testing is also conducted at various stages of the assembly process. Once a ski binding is completely assembled, it is individually tested and calibrated.

    In addition to meeting the Company's high quality standards, each ski binding must meet the standards set by various international organizations, such as the American Society for Testing and Materials (ASTM), the International Organization for Standardization (ISO) and the Deutsches Institut fur Normung
(DIN). It has been the policy of the Company to manufacture ski bindings which exceed the highest standards set by the various international organizations.

    MARKER LTD. PRODUCT LINES. The Marker Ltd. product lines are designed and developed by Marker Ltd.'s design professionals located at the Company's headquarters in Salt Lake City, Utah. Independent contractors located primarily in the United States, Hong Kong and Korea produce the Marker Ltd. product lines. The Company believes it is not dependent on any one independent contractor or any group of independent contractors, and would be able to replace any such contractor if it becomes necessary or desirable.

DISTRIBUTION

    The Company distributes its ski bindings through its subsidiaries, Marker Germany, Marker USA, Marker Japan, Marker Austria and Marker Canada, and independent distributors. Marker Germany, in addition to manufacturing the Company's ski bindings, distributes Marker ski bindings to retailers in Germany, to subsidiaries of the Company and to independent distributors where the Company does not have a distribution subsidiary. Marker USA and Marker Japan are the Company's distributors in the United States and Japan, respectively, and sell Marker ski bindings to retailers in the United States, and to both retailers and wholesalers in Japan, respectively. Marker Austria distributes the Company's ski bindings into Austria through an independent sales force. Marker Canada distributes the Company's ski bindings into Canada which are then sold through an independent distributor. All of the Company's subsidiaries and independent distributors order ski bindings from Marker Germany and pay for the ski bindings in Marks, except Marker USA and Marker Japan which may, at their election, make payments in their functional currencies. The Company has distribution arrangements for the sale of its products in more than 30 countries. The Company believes that it has developed a close working relationship with its distributors. See Note 12 to "Consolidated Financial Statements" for a summary of the Company's operations by geographic region.

    The Company believes it is not dependent upon any one customer or any group of customers. The Company has a broad worldwide retail distribution network, with no one retailer accounting for more than five percent of the Company's total annual worldwide sales. The Company's products are carried in more than 6,100 retail stores in the United States, Germany and Japan.

COMPETITION

    The Company competes on the basis of the quality, technology, brand name recognition and performance of its ski bindings. Other competitive factors among ski binding marketers are marketing and distribution methods, customer service and the management of sales promotion activities.

    The Company devotes resources to establishing and maintaining strong relationships with retailers and shop personnel through sales clinics, technical training and certification, and discounted prices to shop personnel. The Company believes that its strong relationships with retailers and shop personnel accord the Company advantageous shelf space in certain retail outlets and recommendations from shop personnel. The Company has consistently increased its market share and believes that it has not suffered any competitive disadvantage as a result of its position as a single product marketer of ski bindings. See "--Marketing--Sales Strategy."

    The Company's primary competitors are Salomon, Tyrolia, Rossignol, Look and ESS. Certain of the Company's competitors offer other ski equipment in addition to ski bindings. Based on market surveys of the alpine ski binding market in the United States (computed in Dollars), the Company estimates that its share of the United States alpine ski binding market was more than 45% for the 1995/1996 ski season. Foreign market surveys available to the Company indicate that its alpine ski binding market share for such period was more than 40% in Germany and more than 16% in Japan.

    Due to existing technological and manufacturing barriers, as well as the difficulty of overcoming lack of brand recognition and quality concerns, the Company does not anticipate the entry of new competitors into the ski binding market. See "Risk Factors--Competition."

LEGAL PROCEEDINGS AND PRODUCT LIABILITY INSURANCE

    Currently, the Company is not a party to or subject to any material pending legal proceedings. However, in September 1995, the Company along with other significant companies in the ski business received a letter from the United States Department of Justice (the "DOJ") explaining that the pricing practices of various companies in the ski industry were being reviewed. Although to date the Company has not received further correspondence from the DOJ, there can be no assurance that the DOJ will not pursue these matters further.

    Moreover, the nature of the sport of skiing entails an inherent risk of injury and, thus, it is expected that the Company from time to time will be subject to claims and lawsuits due to the nature of its business. During the past ten years, approximately eight claims per year have resulted in lawsuits being filed against the Company. The Company has never had a final judicial finding entered against it holding that its product was inherently defective.

    The Company maintains insurance that it believes meets industry standards to protect itself against such product liability claims. In fiscal year 1996, the Company spent approximately $508,000 for liability insurance premiums, claim deductibles and legal fees to defend itself against these claims. The adequacy of the insurance coverages and reserves established by the Company to cover known and unknown claims is evaluated at the end of each fiscal year. There can be no assurance, however, that such coverages or reserves will be sufficient protection against any future legal proceedings (including any related payments, settlements or costs). See "Risk Factors--Product Liability Claims and Insurance Coverage."

    In general, the Company intends to vigorously defend against any legal proceedings commenced against it. There can be no assurance, however, that the Company would be successful in the defense of such proceedings or that such proceedings (including any related payments, settlements or costs) would not have a material adverse effect on the Company's business, reputation or financial condition.

RAW MATERIALS

    The Company requires various readily available metals and plastics to manufacture its ski bindings. The Company furnishes its suppliers with the tooling for the metals and the moldings for the plastics used in production. The suppliers then provide the Company with the required parts. The Company believes it is not dependent on any one supplier or any group of suppliers for the raw materials necessary for the manufacture of its ski bindings.

EMPLOYEES

    None of the Company's approximately 700 full- and part-time worldwide employees are unionized. In Germany, the Company's employees are represented by a worker's counsel. As required by German law, one of the counsel members is paid by the Company to represent the interests of the workers. It is the responsibility of these representatives to facilitate the resolution of employee grievances and to ensure that the employees' interests are protected to the extent required under German law. The Company believes that its relations with its employees are good.

PROPERTIES


    The Company owns its headquarters and distribution facility in Salt Lake City, Utah, which contains 57,000 square feet and was completed in 1995. The Company's headquarters and distribution facility is suited to the Company's business and is presently being utilized at 65% of its productive capacity. The Company also leases a 8,600 square foot warehouse in Manchester, New Hampshire for use as its Eastern United States distribution hub. The Company believes that the additional warehouse space is adequate to meet the needs of the Company's Eastern customers.



    The Company leases its 124,146 square foot office, research and development and manufacturing facility in Germany. Nearly all of the Company's binding products are manufactured at this facility which houses technologically advanced production and quality assurance machinery. The Company believes that the facility is well suited to meet the manufacturing needs of the Company and is presently utilized at approximately 70% of total capacity. The terms of the lease on the manufacturing facility expire in 2012.


    The Company also leases three offices in Japan from which sales and distribution activities are directed. These offices are located in the cities of Tokyo, Sapporo and Osaka and contain approximately 3,500, 500 and 675 square feet, respectively. In addition, Marker Japan leases warehouse space for inventory storage in Tokyo and Osaka totalling approximately 12,900 and 1,080 square feet, respectively. Management believes that these facilities are suitable for the required operational needs of Marker Japan.

    The Company currently owns five acres of land adjacent to its worldwide headquarters in Salt Lake City on which, as described above under "--Recent Developments," the 56,000 square foot DNR North America Production Facility is under construction. The facility will be leased to DNR North America to manufacture snowboards.

DNR SPORTSYSTEM LTD.

OVERVIEW

    DNR Sportsystem, a Swiss company co-founded in 1990 by its Chairman and Chief Executive Officer, Lucio Roffi, is a leading developer, marketer and distributor of snowboards, snowboard boots, snowboard bindings and other related products. The Company believes that, since its inception, DNR Sportsystem has been able to achieve a leading position in the growing snowboard industry because of the high quality of its technology, products, personnel and service.


    In its fiscal year ended December 31, 1994, DNR Sportsystem had net sales of approximately $26.5 million and net income of approximately $3.8 million. In its last fiscal year which ended December 31, 1995, DNR Sportsystem had net sales of approximately $44.0 million and net income of approximately $5.6 million. Currently, DNR Sportsystem has received orders for its products of approximately $50.3 million for delivery in the upcoming 1996/97 season as compared to $42.8 million for the 1995/96 season. DNR Sportsystem, which presently markets its products under the trade names of "DNR(R)," "Santa Cruz(R)" and "Sims(R)," receives approximately 95% of its revenues from the sales of its hard goods merchandise, which includes snowboards, snowboard boots and snowboard bindings.



    The Company acquired a 25% equity interest in DNR Sportsystem in June 1995. To diversify and increase its position in the growing snowboard segment of the winter sports market, the Company purchased an additional 55% interest from the two other equity holders of DNR Sportsystem, thereby increasing the Company's total ownership of DNR Sportsystem to an 80% interest on June 26, 1996. The Company issued the DNR Equity Purchase Notes for the entire purchase price to the selling equity owners at the June 1996 closing. The Company will use substantially all of the proceeds of this offering to satisfy the DNR Equity Purchase Notes.

    The Company believes that it has significant existing synergies with DNR Sportsystem and that, as a result of the DNR Equity Purchase, it has the potential to develop even greater synergies. In cooperation with Tecnica, the Company and DNR Sportsystem have recently developed and introduced its innovative DNR Soft Boot/Step-in Binding Interface SystemTM. In this regard, in addition to its equity ownership in DNR Sportsystem, the Company, through Marker Germany, currently manufactures snowboard bindings distributed by DNR Sportsystem. In addition, the Company is currently building a 56,000 square foot snowboard production facility in Salt Lake City, Utah which is scheduled to begin production in October 1996 and which has been designed to eventually produce up to 200,000 snowboards annually. The Company believes that the DNR North America Production Facility will produce state of the art snowboards that will be distributed by DNR Sportsystem in addition to snowboards that will be produced by Volkl of Germany which is the current exclusive supplier of snowboards to DNR Sportsystem. The Company believes that its investment in DNR Sportsystem provides both companies the opportunity to profit from their combined technologically advanced design and production capabilities and their distribution and sales operations, with expected savings in production and distribution costs. There can be no assurance, however, that the Company's expectations as to its or DNR Sportsystem's future performance will be met.


INDUSTRY

    Snowboarding is a relatively new sport that began to attract a broader following in the early 1990's and has continued to grow steadily to date. According to the International Snowboard Federation, 1.27 million snowboards were sold to retailers in the 1995/96 snowboard season, which ended March 31, 1996.

    The Company believes that snowboarding is developing from a sport for young males between the ages of 12 and 24 into a mainstream sport that has growth potential with respect to a wide range of consumers. One indication of the increased acceptance of the sport is that snowboarding will be included, for the first time, as a full medal sport in the 1998 Olympic Winter Games in Nagano, Japan. The Company expects that the increased exposure of potential consumers to snowboarding through the 1998 Olympics and, later, the 2002 Olympic Winter Games in Salt Lake City, Utah, will further enhance and promote the popularity of the sport. The Company believes that established snowboard companies, such as DNR Sportsystem, with solid technological and production capabilities and distribution and sales organization, are well positioned to capitalize on such growth potential.

COMPETITION


    Although a number of small snowboard companies have developed over the past several years, the Company estimates that the top five snowboard companies, including DNR Sportsystem, account for more than half of the market for snowboards and related products. Based on information from the International Snowboard Federation and other industry sources, the Company estimates that, during the 1995/96 snowboard season, DNR Sportsystem's share of the snowboard market was approximately 13% worldwide and, in its largest markets, located in Asia, Europe and North America, was 13%, 10% and 14%, respectively.


    The snowboard industry is highly competitive and DNR Sportsystem competes with a number of established manufacturers and distributors, some of whom may have greater financial, distribution, advertising or marketing resources than DNR Sportsystem and whose brand names may have greater recognition than those of DNR Sportsystem. In addition, there are several original equipment manufacturers that, although they do not currently distribute their own snowboards, could compete directly with DNR Sportsystem if they were to begin distributing snowboards under their own brand names. Moreover, as the snowboard industry continues to expand, DNR Sportsystem could face significant competition from new entrants in each of its product categories, including large ski and sporting goods companies that decide to develop new snowboard brands or to acquire other snowboard companies.

Although the Company believes that DNR Sportsystem's products are well positioned to compete successfully in their respective categories, there can be no assurance that DNR Sportsystem will be able to continue to compete successfully in the future.

PRODUCTS

    DNR Sportsystem's product line includes a range of top-end snowboard models and a variety of snowboard bindings, boots and accessories.

    SNOWBOARDS. DNR Sportsystem currently offers more than 75 snowboard models designed for novice to world-class snowboard riders. DNR Sportsystem's line of snowboard models accommodates the needs of a full range of snowboarding styles, including racers, freeriders, freestylers and freecarvers. The snowboards range in suggested retail price, in the United States, from approximately $230 to $510.

    DNR Sportsystem seeks to apply innovative technologies to the manufacture of snowboards. Innovations introduced by DNR include the Lightweight Volkl Sensor Wood Core, used in top-end DNR Sportsystem models to enhance snowboard durability and performance, as well as torsion frame and carbon torsion frame snowboard construction to increase snowboard edge pressure.

    In addition to providing technologically advanced snowboards, DNR Sportsystem produces creative graphics for its snowboards. The Company believes that DNR Sportsystem's use of transparent constructions, three-dimensional topsheets and innovative color schemes have helped to establish it as a leader in snowboard graphic design. One of DNR Sportsystem's high performance snowboard models, the H-Type Riders Choice which is marketed under the Santa Cruz brand name, has been exhibited for its design at the Museum of Modern Art in New York City.

    SNOWBOARD BINDINGS. Snowboard bindings connect the snowboard rider to the snowboard and can have a significant effect on the performance of the board. DNR Sportsystem offers more than 15 models of traditional snowboard bindings that incorporate lightweight designs and high grade materials. Moreover, in developing its traditional snowboard bindings, DNR Sportsystem seeks to provide durability, comfort, ease of use and performance for riders of all levels, through such innovations as its one-piece wrap back, quick release ratchet buckle and sole spikes technologies. DNR Sportsystem's traditional snowboard bindings range in suggested retail price, in the United States, from approximately $100 to $210.

    DNR SOFT BOOT/STEP-IN BINDING INTERFACE SYSTEMTM. In addition to its traditional bindings and boots, in order to expand its market position and to continue to offer technologically advanced products, DNR Sportsystem continuously seeks product development opportunities. In this regard, in February 1996, DNR Sportsystem introduced the new DNR Soft Boot/Step-in Binding Interface SystemTM for snowboards that was developed by DNR Sportsystem in cooperation with Marker and Tecnica, a leading ski and snowboard boot manufacturer. The Company believes that the new DNR Interface System includes innovative features which provide entry and exit convenience and incorporates a new soft boot design which offers comfort, mobility and more precise power transmission and edge pressure distribution than was previously available in the industry. The DNR Soft Boot/Step-in Binding Interface SystemTM is expected to retail in the United States at prices from approximately $400 to $525.

    SNOWBOARD BOOTS. DNR Sportsystem has developed a wide range of snowboard boots for snowboard riders of varying riding types, ages and abilities. DNR Sportsystem currently offers more than 17 models of snowboard boots that incorporate innovative technologies, including one-piece linerless softboot construction, laceless liner, gel-cushioned soles and dual-density shock absorbing soles. Such innovations have served to reduce snowboard boot weight and increase rider comfort. DNR Sportsystem's snowboard boots range in price, in the United States, from approximately $110 to $220.

PRODUCT DEVELOPMENT

    As part of its long-term growth strategy, DNR Sportsystem expects to expand its snowboard product lines to meet growing market demands. In this regard, the Company expects that DNR North America will produce, at its new manufacturing facility in Salt Lake City, Utah, high quality, technologically advanced snowboards to meet the expanding needs of DNR Sportsystem. Although the Company believes that DNR Sportsystem is well positioned to configure and implement its plans for expansion, there can be no assurance that any such plans will be realized.

    At present, 12 employees of DNR Sportsystem, most of whom are based at its Zurich, Switzerland headquarters, participate in research and development for DNR Sportsystem, with much of their research conducted during on-site visits to DNR Sportsystem's exclusive manufacturers.

    In each of calendar 1993, 1994 and 1995, DNR Sportsystem spent approximately $0.8 million, $0.9 million and $2.0 million, respectively, on research and development. The increased expenditure in 1995 was primarily attributable to research and development relating to the DNR Soft Boot/Step-in Binding Interface SystemTM.

INTELLECTUAL PROPERTY

    The Company has applied for patent protection in Germany and, when appropriate, will apply for such protection in the United States and other countries for the technology incorporated into the DNR Soft Boot/Step-in Binding Interface SystemTM. DNR Sportsystem currently has not applied for or obtained patent protection for any of its technology as it believes that, at the present time, snowboard manufacturing technology throughout the industry is not of a patentable nature. However, DNR Sportsystem enters into confidentiality agreements with its key employees in an effort to protect its proprietary information. Moreover, DNR Sportsystem has applied for, or obtained, registered trademark protection for its DNRTM, DNR SportsystemTM, I-ManTM and PROTM logos. Trademark protection has been obtained or is being sought in DNR Sportsystem's major worldwide markets, except for the PROTM logo, for which protection is being sought only in DNR Sportsystem's major European markets.

SOURCES AND SUPPLIERS

    DNR Sportsystem has a mutually exclusive manufacturing arrangement with Volkl, whereby Volkl manufactures all of the boards that are currently sold by DNR Sportsystem. In addition, DNR Sportsystem's supply of snowboards is expected to be significantly enhanced by production at DNR North America's manufacturing facility in Salt Lake City, Utah, which is scheduled to begin production in October 1996. DNR Sportsystem's snowboard bindings for the new DNR Interface are sourced from the Company and its traditional bindings are manufactured by an Italian manufacturer, in each case pursuant to exclusive arrangements. DNR Sportsystem's new soft snowboard boots are manufactured by Tecnica and its traditional boots are sourced from Tecnica and other Italian manufacturers, in each case on an exclusive basis. DNR Sportsystem's clothing and accessory line is sourced from independent contractors, primarily in Hong Kong and other Asian countries. The Company believes that DNR Sportsystem's exclusive sourcing arrangements permit DNR Sportsystem to retain control over the high quality of its products.

    Although the Company believes that DNR Sportsystem has established close relationships with its principal manufacturing sources, DNR Sportsystem's future success may depend upon its ability to maintain such relationships. The Company could experience increased costs, substantial disruption and resulting loss of sales if an unexpected change in snowboard or other suppliers were to occur. In particular, at least until the DNR North America Production Facility is operational, if DNR Sportsystem's relationship with Volkl were interrupted, DNR Sportsystem could experience difficulty in locating another source with sufficient snowboard production capacity to meet DNR Sportsystem's short-term needs. The Company expects, however, that once the DNR North America Production Facility is operational, DNR Sportsystem should have a consistent source of snowboards to complement its existing supply from Volkl.

RAW MATERIALS

    DNR Sportsystem requires various readily available woods, fiber glass, epoxy, plastics and metals to have its products manufactured by third parties. The Company does not believe that DNR Sportsystem is dependent on any one supplier or group of suppliers for the raw materials necessary for the manufacture of DNR Sportsystem's products.

DISTRIBUTION AND MARKETING

    DNR Sportsystem markets its products in 31 countries and its principal geographic markets are located in Asia, Europe and North America, where 41%, 35% and 24% of its products were sold in calendar 1995, respectively. DNR Sportsystem has the right to market products under the "DNRTM" and "Santa CruzTM" brand names on a worldwide basis and has the right to market products under the "SimsTM" brand name on a worldwide basis, other than in North America (where such rights are retained by the licensor of the brand name). As a result, with respect to the "SimsTM" brand name, DNR Sportsystem has no distribution responsibility in North America and serves solely as a supplier of snowboards and related products to Sims in such territory. DNR Sportsystem actively markets its products by selling such products to retailers in specific geographic regions. Although there can be no assurance as to future performance, the Company believes that DNR Sportsystem has well-established distribution channels.

    The retail cost of DNR Sportsystem's snowboards in the United States ranges from approximately $230 to $510, which constitutes the top-end of prices in the snowboard market. The new DNR Soft Boot/Step-in Binding Interface SystemTM developed by DNR Sportsystem, the Company and Tecnica, is also expected to retail in the United States at the top-end of the snowboard boot and binding market, at approximately $400 to $525. The Company believes that DNR Sportsystem's products can be sold at top-end prices because of the high quality of such products, which quality DNR Sportsystem emphasizes as part of its sales strategy.

    DNR Sportsystem primarily relies on its distributors to implement its product advertising programs. DNR Sportsystem also sponsors teams of professional riders as part of its marketing and communications strategy. These riders typically enter into endorsement contracts with DNR Sportsystem, with a length of one to two years, providing for a base payment to the rider, with additional payments for placing in a competition. These riders are involved in the testing phase of new or prototype DNR Sportsystem products and often contribute ideas for future developments. The riders participate in International World-Cup, Pro Tour and other events to promote DNR Sportsystem products. Bertrand Denervaud, who rides Santa Cruz snowboards and is the five-time overall World Pro Tour winner (1992-1996), endorses DNR Sportsystem products.

CERTAIN LICENSE AGREEMENTS


    DNR Sportsystem is party to a license agreement (the "Santa Cruz License") with California-based N.H.S., Inc. ("Santa Cruz"). The Santa Cruz License, upon one year's prior notice by either party, may be terminated on May 31, 2001 and unless so terminated will continue for successive two year periods. Among other things, the Santa Cruz License requires that DNR Sportsystem pay Santa Cruz certain royalties as a percentage of DNR Sportsystem's gross sales arising from products sold under the Santa CruzTM brand name.



    DNR Sportsystem is also party to a license agreement (the "Sims License") with Thomas Sims ("Sims") which, upon one year's prior notice by either party, may be terminated on July 1, 2001 and unless so terminated will continue for successive two year periods. Among other things, the Sims License requires (i) that DNR Sportsystem pay Sims certain royalties as a percentage of DNR Sportsystem's gross sales arising from products sold under the Sims brand name and from bindings sold on an OEM basis and (ii) that Sims products comprise at least 60% of DNR Sportsystem's total sales.

CUSTOMERS

    DNR Sportsystem transacts business with distributors around the world. Although its ultimate customer is the snowboarding public, DNR Sportsystem sells to distributors who, in turn, supply the snowboarding public. In viewing DNR Sportsystem's distributors as customers, the Company does not believe that DNR Sportsystem is dependent on any one customer. If DNR Sportsystem were to become dissatisfied with any distributor, the Company believes that DNR Sportsystem would be able to select a replacement distributor with relative ease.

    DNR Sportsystem receives more than 90% of its total orders for delivery for the upcoming snowboard season from February through May.

BACKLOG

    The total approximate amount of DNR Sportsystem's backlog orders was CHF
60.3 million (U.S. $50.3 million) as of May 15, 1996, as compared to CHF 51.4 million (U.S. $42.8 million) as of May 15, 1995. Orders placed with DNR Sportsystem are typically accompanied by letters of credit and are subject to acceptance and fulfillment by DNR Sportsystem.

SEASONALITY AND ECONOMIC CYCLES

    The snowboard season is contemporaneous with the ski season and, as a winter sport, snowboarding is subject to seasonal fluctuations similar to those associated with skiing. Due in large measure to seasonality, net sales for DNR Sportsystem, which has a calendar year fiscal year, have historically been much stronger in its third and fourth fiscal quarters than in its first and second fiscal quarters. In addition to its seasonal quarterly fluctuations, DNR Sportsystem's business is also subject to economic cycles. Purchases of discretionary sporting goods tend to decline in periods of economic uncertainty.

WORKING CAPITAL

    DNR Sportsystem maintains little to no inventory, which the Company believes is not typical of the snowboard industry. Instead, inventory is carried by the manufacturers and shipped directly to DNR Sportsystem's customers from such manufacturers. In addition, notwithstanding that DNR Sportsystem's customers usually provide letters of credit with their purchase orders, DNR Sportsystem has not historically resorted to borrowing against its CHF 4.2 million (U.S. $3.5 million) credit line to finance its activities; instead it has been able to finance its activities through retained earnings. The Company believes that this also is not typical of the industry and demonstrates the management strengths of DNR Sportsystem.

EMPLOYEES

    At May 30, 1996, DNR Sportsystem had 22 full-time and 4 freelance employees. DNR Sportsystem's future success depends on the services of its key employees, including its Chairman and Chief Executive Officer, Lucio Roffi. DNR Sportsystem does not currently maintain key man life insurance coverage on the life of Mr. Roffi. There can be no assurance that in the future DNR Sportsystem will able to attract and retain key personnel with the skills and expertise necessary to manage its business.

    Upon consummation of the DNR Equity Purchase, whereby the Company purchased an additional 55% interest in DNR Sportsystem, the Company assumed DNR Sportsystem's employment contract with Mr. Roffi, pursuant to which Mr. Roffi continues to serve as DNR Sportsystem's Chairman and Chief Executive Officer. See "Management--Employment Contracts." In addition upon such consummation, the Company also granted a revocable proxy to Mr. Roffi entitling him to assume voting control of DNR Sportsystem. Pursuant to the proxy, Mr. Roffi, who now beneficially owns 10% of the common shares after the Company's additional purchase, will control 51% of any vote of DNR Sportsystem shares while the proxy remains in effect.


PROPERTIES


    DNR Sportsystem leases an approximately 2,580 square foot property in Zurich, Switzerland, where its headquarters are located, as well as an approximately 3,440 square foot property in Baar, Switzerland, where its marketing and sales force is located. The lease for the Zurich property expires in March 2001. The lease for the Baar property is a year-to-year tenancy requiring one year's notice, as of any December 31, for termination. In addition, DNR Sportsystem subleases its former headquarters property in Feldmeilen, Switzerland to several unrelated third parties, with such subleases scheduled to continue until the expiration of the term of the master lease in December 1997.


FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

    DNR Sportsystem's products are manufactured in Europe, where its hard goods are produced, and Asia, where its soft goods are produced, and distributed worldwide. DNR Sportsystem's headquarters and other offices are located in Switzerland; its 51% owned subsidiary, DNR-Italy, a distributor of Santa CruzTM products, is located in Italy; and its 25% owned joint venture, DNR North America, will be located in the United States. See "Risk Factors--International Operations."

LEGAL PROCEEDINGS AND PRODUCT LIABILITY INSURANCE

    Neither the Company nor DNR Sportsystem is aware of any pending or threatened lawsuit involving DNR Sportsystem. However, the nature of the sport of snowboarding entails an inherent risk of injury and, thus, the Company expects that DNR Sportsystem from time to time will be subject to claims and lawsuits due to the nature of its business. DNR Sportsystem currently maintains a CHF 5.0 million (U.S. $4.2 million) liability insurance policy which provides worldwide coverage for third party risks that arise from DNR Sportsystem's development, design and distribution of snowboards, snowboard bindings and accessories. DNR Sportsystem believes that the amounts of its insurance coverage are appropriate to cover products liability claims against it; however, there can be no assurance that the coverage limits of DNR Sportsystem's current insurance policies will be adequate or that such insurance will, in the future, be available on acceptable terms, in sufficient amounts of coverage, or at all.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's full Board of Directors consists of seven members. Currently, there are two vacancies on the Board. The Board of Directors intends to fill one of these vacancies upon the closing of this offering by appointing Lucio Roffi to the Board. The Board intends to fill the other vacancy with a yet to be determined non-management director.

    The following table sets forth certain information with respect to the executive officers and directors of the Company:


    NAME                        AGE                    POSITIONS AND OFFICES
- -----------------------------   ---   --------------------------------------------------------

Henry E. Tauber..............   55    President, Chief Executive Officer and Chairman of the
                                      Board of Marker International

Eiichi Isomura...............   59    Chairman of Marker Japan, Executive Vice President and a
                                      Director of Marker International

Lucio Roffi..................   50    Chairman and Chief Executive Officer of DNR Sportsystem

Masayuki Chiba...............   53    President of Marker Japan

Dr. Wilhelm Fahrngruber......   55    Chairman and Managing Director of Marker Germany

Otto H. Harsanyi.............   48    Director of Marker Germany and Assistant Secretary of
                                      Marker International

Kirk S. Langford.............   41    Executive Vice President of Marker USA

Daryl P. Santos..............   44    Vice President of Marker International

Premek Stepanek..............   59    Managing Director of Marker Germany

Brad L. Stewart..............   38    Vice President--Finance, Chief Financial Officer,
                                      Secretary and Treasurer of Marker International

Sally F. Tauber..............   35    Vice President of Marker Ltd.

Grace Galdi..................   38    Head Designer and Merchandiser of Marker Ltd.

Graham S. Anderson...........   63    Director

John G. McMillian............   69    Director

Vinton H. Sommerville........   59    Director


    Henry E. Tauber, President, Chief Executive Officer and Chairman of the Board of Marker International, has served in these capacities since 1984. Since 1981, Mr. Tauber has served as the President of Marker International and since 1980 as President of Marker USA. From 1974 to 1979, Mr. Tauber was the Alpine Director of the Men's and Women's United States Ski Teams. From 1970 to 1972, Mr. Tauber served as Head Women's Coach of the United States Ski Team and from 1967 to 1969 as Assistant Alpine Coach of the United States Ski Team. Currently, Mr. Tauber is also a Vice President and Council Member of the International Ski Federation, the governing body for international ski racing. Since 1995, Mr. Tauber has also served as a director of Powdr Corp., a holding company which owns Park City Ski Area in Utah and Alpine Meadows in California, among other ski areas. Mr. Tauber received a B.A. from Middlebury College, Vermont and an M.A. from the University of Colorado, Boulder.

    Eiichi Isomura, Chairman of Marker Japan and Executive Vice President and a director of Marker International, has served in these capacities since 1981 and 1990, respectively. Mr. Isomura is also the President of Isomura Sangyo Kaisha Ltd., a diversified holding company that engages in the construction of water treatment facilities, real estate development and other ownership activities. Mr. Isomura is also President of Isomura Seisakusho KK., a manufacturer and distributor of snow making and ski equipment. Mr. Isomura received a Mechanical Engineering degree from Waseda University, Japan.

    Masayuki Chiba, President of Marker Japan, has served in this capacity since 1992. From 1988 to 1992, Mr. Chiba was Executive Vice President of Marker Japan. Prior thereto, Mr. Chiba served in various positions at Yamaha Co., Ltd., including from 1981 to 1986 as Manager of the Sporting Goods Division. Mr. Chiba received an Economics degree from Hosei University, Japan.

    Dr. Wilhelm Fahrngruber, Chairman and Managing Director of Marker Germany, has served in this capacity since 1990. From 1976 to 1990, Dr. Fahrngruber was a Managing Director at Atomic Germany, a ski manufacturer. From 1972 to 1976, Dr. Fahrngruber worked at Marker Germany in sales and marketing. Dr. Fahrngruber received a Doctorate in Economics and Political Science from the University of Graz, Austria.


    Otto H. Harsanyi, Patent Engineer, Legal Manager and Product Manager of Marker Germany, has served in this capacity since 1992. From 1986 to 1992, Mr. Harsanyi was a Patent Engineer and General Manager with Group Bernard Tapie, a ski binding manufacturer which then owned Look, Geze, Authier and Donnay. From 1972 to 1986, Mr. Harsanyi was a Patent Engineer with Geze GmbH, a designer and manufacturer of building equipment. From 1966 to 1972, Mr. Harsanyi served as Patent Engineer with Porsche. Mr. Harsanyi received a Masters Degree in Engineering from the University of Stuttgart, Germany.


    Kirk S. Langford, Executive Vice President of Marker USA, has served in this capacity since 1992. From 1988 to 1992, he served in various sales and marketing positions with Marker USA and in 1990 was appointed Director of Sales of Marker USA. From 1987 to 1988, Mr. Langford served as a Product Information Manager at Salomon North America, a ski equipment manufacturer and developer, and from 1986 to 1987 as a Product Specialist at Salomon and from 1982 to 1986 as a Race Technician in Salomon's product development area. From 1980 to 1981, Mr. Langford served as a Promotional Coordinator for Rossignol, a ski equipment manufacturer and distributor. Mr. Langford received a B.S. from the University of Utah.

    Daryl P. Santos, Vice President of Marker International, has served in this capacity since 1985. From 1984 to 1985, Mr. Santos served as Vice President and Merchandise Manager for ski hard goods, ski accessories, sporting goods and water sports with Udisco Corporation, a sporting goods retail chain. From 1974 to 1984, Mr. Santos served in various sales and buying positions with Udisco Corporation. Mr. Santos received a B.A. from the College of Idaho.

    Premek Stepanek, Managing Director of Marker Germany, has served in this capacity since 1991. Mr. Stepanek began with Marker Germany in 1981 as a construction engineer in the Research and Development Department. From 1984 to 1991, Mr. Stepanek served as Manager of Research and Development. Prior to his arrival at Marker Germany, Mr. Stepanek was a construction engineer at Kluckner, Humbold and Deutz Company. Mr. Stepanek received a Masters Degree in Engineering from the University of Prague.

    Brad L. Stewart, Vice President--Finance and Chief Financial Officer of Marker International, has served in these capacities since 1991. From 1988 to 1991, Mr. Stewart served as a manager at Arthur Andersen LLP and from 1983 to 1988 in various other positions at such firm. Mr. Stewart is a member of American Institute of Certified Public Accountants and Arizona Society of Certified Public Accountants. Mr. Stewart received a B.S. from Brigham Young University.

    Sally F. Tauber, Vice President of Marker Ltd., has served in this capacity since 1989. From 1988 to 1989, Ms. Tauber served as Product Manager for Marker's luggage, glove and accessory programs. Ms. Tauber received a B.A. from the University of Utah. Ms. Tauber is the wife of Henry E. Tauber.

    Grace Galdi, Head Designer and Merchandiser of Marker Ltd., has served in these capacities since 1995. Ms. Galdi served as the Head Designer/Merchandiser at Powderhorn in addition to performing freelance design work for Marker Ltd., The North Face, and Couloir from 1993 to 1995. From 1991 to 1993, Ms. Galdi was Head Designer/Product Manager at Pedigree. From 1984 to 1991 Ms. Galdi was Head Designer/Merchandiser for Slalom Skiwear. Ms. Galdi received a B.S. degree from the University of Vermont and studied specialized fashion design at the American Fashion College in Lucerne, Switzerland.

    Graham S. Anderson, a director of Marker International, has served in this capacity since 1985. From 1987 until 1994, Mr. Anderson has served as the Chairman and Chief Executive Officer of Pettit-Morry Co., a regional insurance broker, and for more than five years prior thereto, Mr. Anderson served as President and Chief Executive Officer. Mr. Anderson served as President of the United States Ski Association from 1980 to 1982 and was a member of the United States Olympic Games Ski Committee from 1964 to 1986. Mr. Anderson also serves as a director of Commerce Bank Corporation, of Gray Harbor Paper Company and of Acordia Northwest Inc., the successor corporation to Pettit-Morry Co. In addition, Mr. Anderson serves as Chairman of the National Association of Insurance Brokers and of Alberg Holding Co. Mr. Anderson received a B.A. from the University of Washington.

    John G. McMillian, a director of Marker International, has served in this capacity since 1990. From 1987 to 1995, Mr. McMillian served as the Chairman of the Board, President and Chief Executive Officer of Allegheny & Western Energy Corporation. From 1986 to 1989, Mr. McMillian owned and operated Burger Boat Company, Inc. Mr. McMillian also served as Chairman and Chief Executive Officer of Northwest Energy Corporation for nine years until 1983. Marker International was a subsidiary of Northwest Energy Corporation until 1984. Mr. McMillian also serves as a director of SunBank Miami N.A. (SunTrust). Mr. McMillian received a Petroleum Engineering degree from the University of Texas at Austin.

    Vinton H. Sommerville, a director of Marker International, has served in this capacity since 1990. In 1988, Mr. Sommerville founded Slim Sommerville, Inc. a private investing and consulting corporation and has served as Chief Executive Officer and Chairman of the Board since its inception. Mr. Sommerville served as President of U.S. Marine, the parent company of Bayliner Marine Corporation from 1977 to 1989. Prior affiliations include Owens Yacht Company, Head Ski Company and Brunswick Corp. Mr. Sommerville received a B.A. from the University of Oregon.

    Lucio Roffi, to be named a director of Marker International upon the closing of this offering, has served as the Chairman and Chief Executive Officer of DNR Sportsystem since its inception in 1990. Mr. Roffi's prior affiliations include consulting arrangements in the automotive, furniture and clothing industries, with companies such as Automobili Lamborghini S.p.A. and Giorgio Armani S.p.A. Mr. Roffi received degrees in Psychology and Engineering from the University of Zurich.

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company for the fiscal years ended March 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                       ANNUAL COMPENSATION              AWARDS
                                                ----------------------------------   ------------    ALL OTHER
         NAME AND PRINCIPAL            FISCAL                        OTHER ANNUAL     NUMBER OF         (4)
              POSITIONS                 YEAR     SALARY     BONUS    COMPENSATION      OPTIONS      COMPENSATION
- -------------------------------------  ------   --------   -------   -------------   ------------   ------------
Henry E. Tauber......................   1996    $300,000   $75,000      (2)                  0         $1,000
 President and Chief Executive          1995     300,000         0      (2)                  0          3,908
 Officer of Marker International        1994     300,000         0      (2)                  0          2,572

Eiichi Isomura.......................   1996     212,150         0      (2)                  0              0
 Chairman Marker Japan and Vice         1995     212,150         0      (2)                  0              0
 President of Marker International(1)   1994     212,150         0      (2)                  0              0

Masayuki Chiba.......................   1996     207,414         0      (2)                  0              0
 President Marker Japan(1)              1995     207,414         0      (2)             15,000              0
                                        1994     207,414         0      (2)                  0              0

Dr. Wilhelm Fahrngruber..............   1996     206,996         0      (2)             10,000              0
 Chairman and Managing Director of      1995     179,996         0      $27,000(3)      40,000              0
 Marker Germany(1)                      1994     179,996         0       27,000(3)           0              0

Premek Stepanek......................   1996     146,817         0      (2)             10,000              0
 Managing Director of Marker            1995     142,431         0      (2)             40,000              0
 Germany(1)                             1994     131,346         0      (2)                  0              0

- ------------
(1) The Company pays salaries to its employees in the applicable local currency. The above salaries are translated into Dollars based on exchange rates of U.S. $ 1 for 1.667 Marks and U.S. $ 1 for Yen 107 with respect to the employees employed by Marker Germany and Marker Japan, respectively.

(2) The amount of perquisites and other personal benefits received by the indicated officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the year.

(3) Represents reimbursement of interest expense related to a personal mortgage.

(4) Amounts indicated pertain to Company contributions to the Company's 401(k) retirement plan.

COMPENSATION OF DIRECTORS

    Each member of the Board of Directors who is not an officer or consultant receives an annual fee of $6,000 for serving on the Board of Directors and reimbursement of expenses for each Board or committee meeting attended. Directors are eligible to participate in the Company's stock option plans.

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with Premek Stepanek, Managing Director of Marker Germany, Dr. Wilhelm Fahrngruber, Chairman and Managing Director of Marker Germany and Otto H. Harsanyi, Director of Marker Germany. Mr. Stepanek, Dr. Fahrngruber and Mr. Harsanyi receive base salaries of $137,972, $206,996 and $104,979, respectively (based on an exchange of the Mark to the Dollar of U.S. $1 to 1.667 Marks). Mr. Harsanyi's contract expires in 1998 and Mr. Stepanek's and Dr. Fahrngruber's contracts each expire in 2000.

    Lucio Roffi has entered into an employment contract with DNR Sportsystem as of April 10, 1995 (the "Roffi Employment Agreement"). Pursuant to the Roffi Employment Agreement, Mr. Roffi serves as Chief Executive Officer and Chairman of the Board of DNR Sportsystem. The Agreement entitles Mr. Roffi, among other things, to CHF 30,000 (U.S. $25,000) per month salary, CHF 2,000 (U.S. $1,667) per month for expenses and CHF 316,000 (U.S. $263,333) annual bonus. Mr. Roffi's contract is scheduled to expire on December 31, 1997, and will thereafter extend for successive two year periods, unless terminated by either party upon six months' notice. Upon consummation of the DNR Equity Purchase, the Company assumed the Roffi Employment Agreement.


STOCK OPTION PLAN

    The Company has established its 1994 non-qualified and incentive stock option plan (the "Stock Option Plan") for the purpose of attracting and retaining the Company's directors, executive officers and certain key employees.

    Of the Company's Common Stock, 2,500,000 shares have been reserved for issuance under the Stock Option Plan. The Stock Option Plan allows for the grant of "incentive" or "non-qualified" options and is administered by the Compensation Committee of the Board of Directors.

    In the case of grants of non-qualified stock options, the exercise price per share will be fixed by the Compensation Committee on the date of grant and the term of the option will be up to ten years. The number of shares as to which options can be granted to any individual in any calendar year is limited to 100,000 shares.

    The exercise price per share of incentive stock options, which is determined by the Compensation Committee, may not be less than 100% of the fair market value of the Common Stock underlying the grant on the date of such grant; provided, however, in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the plan provides that the exercise price must be at least 110% of the fair market value on the date of grant. The aggregate fair market value (determined at the time the option is granted) of shares which may be purchased for the first time during any calendar year pursuant to an incentive stock option granted under the Stock Option Plan, or any other incentive stock option plan of the Company, may not exceed $100,000.

    An optionee under the Stock Option Plan may, with the consent of the Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock or any combination thereof.

    The Compensation Committee has the authority to determine the terms of options granted under the Stock Option Plan including, among other things, the individuals who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable.

    As of March 31, 1996 and 1995, the Company had the following options outstanding and exercisable:


    YEAR ENDED MARCH 31, 1996                         AMOUNT     PRICE PER SHARE
- ---------------------------------------------------   -------    ---------------
Options Granted....................................   359,500      $6.00-7.13
Options Exercised..................................    (1,000)        $7.13
Options Expired/Forfeited..........................   (25,000)     $7.13-7.25
Options outstanding at March 31, 1996..............   856,000      $6.00-7.13
Options exercisable at March 31, 1996..............   125,375         $7.13

    YEAR ENDED MARCH 31, 1995
- ---------------------------------------------------
Options Granted....................................   522,500      $7.13-7.25
Options Exercised..................................         0          --
Options Expired/Forfeited..........................         0          --
Options outstanding at March 31, 1995..............   522,500      $7.13-7.25
Options exercisable at March 31, 1995..............         0          --


OTHER PLANS

    The Company has adopted a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401(k) (the "401(k) Plan") of the Internal Revenue Code of 1986, as amended (the "Code") covering substantially all of the United States officers and employees of the Company. The terms of the 401(k) Plan permit each participant to elect to defer, until termination of employment, up to a maximum of 4% of his or her compensation and have the Company contribute compensation to the 401(k) Plan on such participant's behalf, up to an annual statutory limitation ($9,500 for 1996) in accordance with
Section 401(k) of the Code. In addition, contributions of participants are matched by the Company in an amount equal to 50% of the participant's salary deferral contribution for the year which is not in excess of 4% of the participant's compensation. All contributions to the 401(k) Plan are subject to nondiscrimination requirements and annual limitations under the Code. The salary deferral contributions of officers and employees and the 50% matching contribution made by the Company to them are always fully vested. Under the Code, neither salary deferral contributions nor the Company's contributions are taxable to the participant until such amounts are distributed to the participant, and all contributions are tax deductible to the Company.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information on stock option grants made by the Company to the executive officers named in the Summary Compensation Table during the fiscal year ended March 31, 1996:


                                                 INDIVIDUAL GRANTS
                                  -----------------------------------------------
                                             % OF TOTAL                               POTENTIAL REALIZABLE
                                              OPTIONS                                   VALUE AT ASSUMED
                                             GRANTED TO                               ANNUAL RATES OF STOCK
                                             EMPLOYEES                               PRICE APPRECIATION FOR
                                  OPTIONS        IN                                        OPTION TERM
                                  GRANTED      FISCAL      EXERCISE    EXPIRATION    -----------------------
    NAME                            (1)         YEAR        PRICE         DATE         5%              10%
- -------------------------------   -------    ----------    --------    ----------    -------         -------
Henry E. Tauber................        0         0.0%       $--           --         $     0         $     0
Eiichi Isomura.................        0         0.0         --           --               0               0
Masayuki Chiba.................        0         0.0         --           --               0               0
Dr. Wilhelm Fahrngruber........   10,000         2.8          6.00       5/24/05      37,734          95,625
Premek Stepanek................   10,000         2.8          6.00       5/24/05      37,734          95,625


- ------------

(1) Each option granted is for one share of the Company's Common Stock. The options granted are exercisable in cumulative 25% installments commencing one year from the date of grant, with full vesting occurring on the fourth anniversary date.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 YEAR-END VALUES

    The following table sets forth information with respect to the exercise of stock options to acquire shares of the Company's Common Stock by the executive officers named in the Summary Compensation Table during the fiscal year ended March 31, 1996, as well as the aggregate number and value of unexercised options held by such officers on March 31, 1996:

                             SHARES                                                     VALUE OF UNEXERCISED
                            ACQUIRED                  NUMBER OF UNEXERCISED                 IN-THE-MONEY
                               ON       VALUE       OPTIONS AT MARCH 31, 1996        OPTIONS AT MARCH 31, 1996
                            EXERCISE   REALIZED   ------------------------------   ------------------------------
           NAME               (#)        ($)      EXERCISABLE      UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
- --------------------------  --------   --------   -----------      -------------   -----------      -------------
Henry E. Tauber...........      0          0              0                 0        $     0           $     0
Eiichi Isomura............      0          0              0                 0              0                 0
Masayuki Chiba............      0          0          3,750            11,250          4,219            12,656
Dr. Wilhelm Fahrngruber...      0          0         10,000            40,000         11,250            56,250
Premek Stepanek...........      0          0         10,000            40,000         11,250            56,250

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors appointed a Compensation Committee comprising John G. McMillian and Graham S. Anderson and an Audit Committee comprising Vinton H. Sommerville and Mr. Anderson in 1994. Prior to 1994, the Board of Directors of the Company did not have a compensation committee and decisions with respect to executive officer compensation were made by Henry E. Tauber, President, Chief Executive Officer and Chairman of the Board of the Company. None of the Company's executive officers currently serve, nor in the future are they expected to serve, (i) as a member of the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers will serve on the Company's Compensation Committee, (ii) as a director of any other entity, one of whose executive officers will serve on the Company's Compensation Committee or (iii) as a member of the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers will serve as a director of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 31, 1996, and as adjusted to reflect the sale of Common Stock offered hereby by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and the four executive officers listed in the Summary Compensation Table above, (iv) the Selling Stockholder and (v) all directors and officers as a group.

                                             BEFORE OFFERING            AFTER OFFERING          NUMBER OF
         DIRECTORS, OFFICERS,            -----------------------    -----------------------       SHARES
           5% STOCKHOLDERS               NUMBER OF    PERCENTAGE    NUMBER OF    PERCENTAGE     OFFERED IN
       AND SELLING STOCKHOLDER           SHARES(1)     OF CLASS     SHARES(1)     OF CLASS     THE OFFERING
- --------------------------------------   ---------    ----------    ---------    ----------    ------------
NAME AND ADDRESS OF BENEFICIAL OWNER:
Chancellor Capital Management, Inc....     829,500        9.6%        829,500        7.5%          --
  1166 Avenue of the Americas
  New York, NY 10036

OFFICERS AND DIRECTORS:
Henry E. Tauber.......................   5,406,055       62.8%      4,506,055       41.2%         900,000(2)
Graham S. Anderson....................      43,286       *             43,286       *              --
Eiichi Isomura........................     142,857        1.7         142,857        1.3           --
John G. McMillian.....................     164,643        1.9         164,643        1.5           --
Vinton H. Sommerville(3)..............      54,286       *             54,286       *              --
All directors and officers as a group
(13 persons)(4).......................   5,907,022       68.6%      5,007,022       45.1%         900,000(2)

- ------------

* Less than 1%.

(1) The shares beneficially owned by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include shares owned by or for, among others, the spouse, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after May 31, 1996.

(2) Does not include exercise of Underwriters' over-allotment option.

(3) Mr. Sommerville purchased 15,000 shares of Common Stock in May 1996 in the open market for $7.38 to $7.50 per share.

(4) Shares held by officers and directors as a group include 93,750 options which are currently exercisable. None of the officers and directors named above holds any such options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    All of the Company's outstanding Series A Bonds are held by Isomura Sangyo Kaisha Ltd., a Japanese corporation ("Isomura Sangyo" or the "Bondholder"), controlled by Eiichi Isomura, a director of the Company, and his family. The Company issued the Series A Bonds on the effective date of the Initial Public Offering in exchange for the Redeemable Preferred Stock which was held by Isomura Sangyo at the time of the Initial Public Offering. The Series A Bonds are subject to redemption upon not less than 30 days' notice, in whole or in part, at the option of the Company.

    The Series A-1 bonds had an original aggregate face value amount of $8.0 million and bore interest, payable semi-annually on September 30 and March 31, at the effective borrowing rate for the bondholder (the "Japanese Bank Rate"), which was approximately 6.9% and 7.2% for fiscal years ended March 31, 1995 and 1996, respectively. During fiscal year 1995 and 1996, in accordance with the terms of the bonds, Isomura Sangyo redeemed $2.0 million and $1.0 million of the Series A-1 bonds, respectively. Upon six months prior written notice, the Bondholder may elect to have the Company redeem a portion of the Series A-1 Bonds, according to the following schedule:

                   NOTICE                        REDEMPTION        FACE AMOUNT
                ON OR AFTER                      ON OR AFTER      TO BE REDEEMED
- --------------------------------------------   ---------------    --------------
April 1, 1996...............................   October 1, 1996      $1,000,000
April 1, 1997...............................   October 1, 1997       2,000,000
April 1, 1998...............................   October 1, 1998       2,000,000

    The redemption price of the Series A-1 Bonds equals the face amount of the portion of such Bonds redeemed plus accrued but unpaid interest thereon.

    The Series A-2 Bonds have an original aggregate face value amount of $10.0 million and bear interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus 3% of the face value of the bonds outstanding. During the fiscal year ending March 31, 1996, the Bondholder redeemed $2.5 million of Series A-2 Bonds. Upon six months prior written notice, the Bondholder may elect to have the Company redeem a portion of the Series A-2 Bonds, according to the following schedule:

                 NOTICE                        REDEMPTION         FACE AMOUNT
               ON OR AFTER                     ON OR AFTER       TO BE REDEEMED
- -----------------------------------------   -----------------    --------------
June 16, 1996............................   December 16, 1996      $2,500,000
June 16, 1997............................   December 16, 1997       2,500,000
June 16, 1998............................   December 16, 1998       2,500,000

    The redemption price of the Series A-2 Bonds equals the face amount of the portion of such Bonds redeemed plus accrued but unpaid interest thereon.


    The Series A-3 Bond has an aggregate face value amount of $1.0 million and bears interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus 3% of the face value of the Bond outstanding. Upon six months' prior written notice, the Bondholder may elect to have the Company redeem the Series A-3 Bond, according to the following schedule:


                 NOTICE                        REDEMPTION         FACE AMOUNT
               ON OR AFTER                     ON OR AFTER       TO BE REDEEMED
- -----------------------------------------   -----------------    --------------
June 16, 1998............................   December 16, 1998      $1,000,000

    The redemption price of the Series A-3 Bond equals the face amount of the Bond redeemed plus accrued but unpaid interest thereon.

    During fiscal years 1994, 1995 and 1996, Marker Japan purchased ski bindings and services totaling approximately $4.6 million, $0.6 million and $13,000, respectively, from Isomura Seisakusho KK ("Isomura Seisakusho"), a company of which Mr. Isomura is the president, a director and owner of more than 10% of the outstanding stock. In fiscal year 1995, a customer of Marker Japan returned snowmaking equipment of approximately $0.5 million to Marker Japan for warranty purposes. Marker Japan returned this equipment to Isomura Seisakusho, the supplier of such equipment, for reimbursement. As of March 31, 1996, the net account receivable from Isomura Seisakusho was approximately $0.5 million. As of March 31, 1995, the net account receivable from Isomura Seisakusho was approximately $0.6 million. As of March 31, 1994, the net account payable to Isomura Seisakusho was approximately $0.5 million.

    During the Company's 1994 fiscal year, Isomura Sangyo exchanged 1,000 shares of the Common Stock for 1,000 shares of Series A-2 Preferred Stock and 1,000 shares of Series A-3 Preferred Stock, which were subsequently exchanged for Series A Bonds, as discussed above.

    At March 31, 1996, the Company had outstanding notes in an aggregate amount equal to approximately U.S. $7.5 million, payable to Japanese banks. Of these amounts, approximately U.S. $1.9 million was secured by assets of Mr. Isomura, a shareholder and director of the Company, and assets of Isomura Sangyo, a shareholder of the Company.

    Marker Japan leases office space in Tokyo, Japan and receives services from Isomura Sangyo. In connection therewith, for the fiscal years 1994, 1995 and 1996, Marker Japan made payments to Isomura Sangyo totaling approximately $268,000, $272,000 and $428,000, respectively.

    The Company purchased insurance through an insurance broker, Acordia Northwest Inc., of which Graham S. Anderson, a director of the Company, is also a director. The Company paid approximately $700,000, $821,000 and $746,000 in premiums for such insurance during fiscal 1994, 1995 and 1996, respectively.


    On June 11, 1996, the Company entered into agreements (collectively, the "Purchase Agreement") with Lucio Roffi, who will be named a director of the Company upon the closing of this offering, and Gregor Furrer, pursuant to which the Company purchased on June 26, 1996 an aggregate of 330 shares of DNR Sportsystem from Mr. Roffi and Gregor Furrer for a purchase price of approximately CHF 73,241 (U.S. $58,814) per share, or a total purchase price of approximately CHF 24,169,530 (U.S. $19.4 million). The 330 shares represent 55% of the total outstanding shares of DNR Sportsystem. Among other things, the Purchase Agreement grants each shareholder of DNR Sportsystem ongoing rights of first refusal with respect to future transfers of DNR Sportsystem shares.



    The Company, which previously held 150 shares, or 25% of the outstanding shares of DNR Sportsystem, now holds an 80% interest in DNR Sportsystem as a result of the DNR Equity Purchase. Mr. Roffi and Gregor Furrer now each hold a 10% interest in DNR Sportsystem.



    As described above under "Business--DNR Sportsystem Ltd.--Employees," the Company, upon consummation of the DNR Equity Purchase, also granted a revocable proxy to Mr. Roffi entitling him to assume voting control of DNR Sportsystem.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company is subject to the Utah Revised Business Corporation Act, as amended (the "URBCA"), and to provisions contained in the Company's Restated Articles of Incorporation (the "Articles of Incorporation") and By-Laws (the "By-Laws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

    Upon consummation of the offering made hereby, the authorized capital stock of the Company will consist of 5,000,000 shares of Preferred Stock, $.01 par value per share, none of which will be issued and outstanding and 25,000,000 shares of Common Stock, $.01 par value per share, of which 10,949,127 shares will be issued and outstanding.

COMMON STOCK

    DIVIDENDS. After any requirements with respect to dividends on any outstanding Preferred Stock have been met, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends will be paid out of assets legally available therefor and will be distributed pro rata in accordance with the number of shares of Common Stock held by each such holder. See "Dividend Policy."

    VOTING RIGHTS. Each holder of Common Stock is entitled to one vote per share on all matters to be voted upon by shareholders. The shares of Common Stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting can elect all the directors, if they so choose, and, in such event, the holders of the remaining shares cannot elect any directors. Because the Company's President and Chief Executive Officer will own approximately 41.2% of the outstanding shares of Common Stock immediately after the offering being made hereby (37.9% if the Underwriters' over-allotment option is exercised in full), he will be able to significantly influence the election of the directors and other actions requiring a shareholder vote. See "Risk Factors--Control of the Company."

    LIQUIDATION RIGHTS. In the event of any liquidation, distribution or sale of assets, dissolution or winding-up of the Company, holders of Common Stock will be entitled to share equally and ratably in all assets available for distribution to shareholders after payment of creditors and distribution in full to the holders of any Preferred Stock outstanding at the time of any preferential amount to which they may be entitled.

    OTHER TERMS. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefit of any sinking fund.

    All of the outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock offered by the Company hereunder, when issued, will be validly issued, fully paid and nonassessable.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Company's Common Stock is First Security Bank of Utah, N.A.

PREFERRED STOCK

    PREFERRED STOCK. The Articles of Incorporation provide that the Board of Directors may, without action of its shareholders, authorize the issuance of up to 5,000,000 shares of Preferred Stock from time to time in one or more series. The Board of Directors is authorized to determine, among other things, with respect to each series that may be issued, the preferences, voting powers, qualifications and special or relative rights or privileges. With regard to dividends, redemption and liquidation preference, any particular series of Preferred Stock may rank junior to, on a parity with, or senior to any other series of Preferred Stock and Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. Currently, the Company has no plans to issue shares of Preferred Stock.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BY-LAWS AND
UTAH REVISED BUSINESS CORPORATION ACT

    The Company's Articles of Incorporation and By-Laws require (i) advance notice procedures with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the Board of Directors and (ii) the filling of vacancies on the Board of Directors only by a vote of a majority of directors then in office.

    The Articles of Incorporation limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation of liability is not permitted under the URBCA. The URBCA provides that the liability of a director may not be limited (i) for any transaction from which the director derived an improper personal benefit, (ii) for an intentional infliction of harm on the Company or its shareholders, (iii) for liability for payments of dividends or stock purchases or redemptions in violation of the URBCA, or (iv) for an intentional violation of criminal law.

    In addition, the Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify any and all of its directors, or former directors, to the fullest extent permitted by law against claims and liabilities to which such persons may become subject. The URBCA provides that indemnification is permissible only when the director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, only when the director had no reasonable cause to believe the conduct was unlawful. Pursuant to the Company's Articles of Incorporation and By-Laws, directors and officers may be indemnified for liabilities arising under the Securities Act. Such indemnification may be limited by applicable law.

    The Company has made an election not to be governed by the Utah Control Shares Acquisitions Act (the "Control Shares Act"), Utah Code Ann. 61-6-1 et seq. In general, the Control Shares Act provides that any time an acquiring person makes or proposes to make a control share acquisition, which is defined as the acquisition of shares which entitle the acquiring person to exercise voting control over (i) one-fifth but less than one-third of all voting power,
(ii) one-third or more but less than a majority of all voting power, or (iii) a majority of all voting power, a majority of the remaining shareholders must approve voting rights for those shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, 10,949,127 shares of the Company's Common Stock will be outstanding (11,204,127 shares of Common Stock if the Underwriters' over-allotment option is exercised in full). Of those shares, 6,035,855 shares (6,545,855 shares if the over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act. The remaining 4,913,272 shares (4,658,272 shares if the over-allotment option is exercised in full) of Common Stock will be classified as "restricted" securities under the Securities Act. Restricted securities may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, including an exemption pursuant to Rule 144.

    Rule 144 provides a means for disposing of restricted shares in the open market without compliance with the registration provisions of the Securities Act. In general, Rule 144 permits a person who has owned restricted shares for at least two years to sell those shares in ordinary broker transactions or to a market maker in an amount that, within any three-month period commencing 90 days after the date of this Prospectus, does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume of the shares during the four calendar weeks preceding the sale, provided that certain public information about the Company, as required by Rule 144, is available and the seller complies with certain other requirements. Restricted shares which have been owned for at least three years by a person who is not an "affiliate" of the Company (and has not been an affiliate within the 90 day period preceding the date of sale) may be sold without regard to the foregoing requirements. Affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, to effect sales of common stock that are not "restricted" securities.

    The Company and Messrs. Anderson, Isomura, McMillian, Sommerville and Tauber, the holders of an aggregate of 4,656,127 shares of Common Stock (after this offering, assuming the exercise of the Underwriters' over-allotment), have agreed to deliver to the Representatives prior to the date of this Prospectus lock-up agreements under which they agree not to sell, offer for sale, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into its Common Stock or any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Allen & Company Incorporated, on behalf of the Underwriters. Subject to compliance with Rule 144 of the Securities Act, following expiration of or release from such 180-day lock-up agreements, approximately 4,656,127 shares of Common Stock will be eligible for sale.

    No reliable predictions can be made regarding the effect, if any, that sales of restricted shares will have on the market price of the Common Stock. It is possible, however, that sales of substantial amounts of restricted shares in the public market could adversely affect the prevailing market prices. The Common Stock is listed and currently trades on the Nasdaq National Market under the symbol "MRKR."

                                  UNDERWRITING

    The Underwriters named below, for whom Allen & Company Incorporated and Piper Jaffray Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the aggregate number of shares of Common Stock set forth below opposite their respective names.

                                                                   NUMBER OF
    NAME                                                            SHARES
- ----------------------------------------------------------------   ---------
Allen & Company Incorporated....................................
Piper Jaffray Inc...............................................
                                                                   ---------
      Total.....................................................   3,400,000
                                                                   ---------
                                                                   ---------

    Pursuant to the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions therein, to purchase all of the shares offered hereby (other than shares that may be purchased under the over-allotment option) if any are purchased. The Underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow a selling concession
not exceeding $      per share of Common Stock to certain dealers. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $      per share to other dealers. The public offering price and concessions may be changed by the Representatives after this offering.

    The Company has agreed to reimburse the Representatives for up to $100,000 of their out-of-pocket expenses in connection with this offering.

    The Company and the Selling Stockholder, collectively, have granted to the Underwriters an option, expiring 30 days after the date of the Underwriting Agreement, to purchase up to an additional 510,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Company and the Selling Stockholder shall contribute an equal number of shares to cover such over-allotments. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of shares of Common Stock in this offering. To the extent that the Underwriters exercise their option, each Underwriter will be committed, subject to certain conditions, to purchase a number of such additional shares proportionate to such Underwriter's initial commitment.

    The Company and Messrs. Anderson, Isomura, McMillian, Sommerville and Tauber, the holders of an aggregate of 4,656,127 shares of Common Stock (after this offering, assuming the exercise of the Underwriters' over-allotment), have agreed to deliver to the Representatives prior to the date of this Prospectus lock-up agreements under which they agree not to sell, offer for sale, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into its Common Stock or any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Allen & Company Incorporated, on behalf of the Underwriters.

    The Representatives intend to engage in passive market making transactions in the Company's Common Stock, in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A generally allows the Nasdaq Stock Market's market makers participating in the distributions of the Common Stock to conduct passive market making activities in the two business day "cooling off period" prior to commencement of the distribution if, among other things, (i) bids offered for the Company's Common Stock during such period by any such market maker are at prices no greater than the independent bid prices offered for the Company's Common Stock by other market makers not participating in such distribution, and
(ii) purchases of the Company's Common Stock during such period by any such market maker do not exceed the volume and other limitations established by Rule 10b-6A.

    The Company, the Selling Stockholder and the Underwriters have each agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan, New York, New York. Stroock & Stroock & Lavan will rely as to all matters of Utah law on the opinion of Prince, Yeates & Geldzahler, A Professional Corporation, Salt Lake City, Utah. Certain legal matters will be passed upon for the Underwriters by Werbel McMillin & Carnelutti, A Professional Corporation, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements of Marker International

    Report of Independent Public Accountants.........................................    F-2

    Consolidated Balance Sheets as of March 31, 1995 and 1996........................    F-3

    Consolidated Statements of Income for the years ended March 31, 1994, 1995 and
1996.................................................................................    F-4

    Consolidated Statements of Shareholders' Equity for the years ended March 31,
     1994, 1995 and 1996.............................................................   F-]5

    Consolidated Statements of Cash Flows for the years ended March 31, 1994, 1995
     and 1996........................................................................   F-]6

    Notes to Consolidated Financial Statements.......................................   F-]7

Consolidated Financial Statements of DNR Sportsystem

    Report of Independent Public Accountants.........................................   F-22

    Consolidated Balance Sheets as of December 31, 1994 and 1995.....................   F-23

    Consolidated Statements of Income and Retained Earnings for the years ended
December 31, 1993, 1994 and 1995.....................................................   F-24

    Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
and 1995.............................................................................   F-25

    Notes to Consolidated Financial Statements.......................................   F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Marker International:

    We have audited the accompanying consolidated balance sheets of Marker International (a Utah corporation) and subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marker International and subsidiaries as of March 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

    As explained in Note 1 to the financial statements, effective April 1, 1995, the Company changed its method of accounting for advertising costs.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
June 7, 1996

                     MARKER INTERNATIONAL AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                MARCH 31,
                                                                           -------------------
                                                                            1995        1996
                                                                           -------    --------

                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................   $12,281    $  6,189
  Accounts receivable, net of allowance for doubtful accounts
    of $1,725 and $2,173, respectively..................................    22,846      22,151
  Inventories...........................................................    28,259      32,668
  Prepaid and other current assets......................................     3,470       3,584
                                                                           -------    --------
    Total current assets................................................    66,856      64,592
                                                                           -------    --------
PROPERTY, PLANT AND EQUIPMENT:
  Land..................................................................       386         386
  Building and improvements.............................................     4,900       4,912
  Machinery and equipment...............................................    23,531      19,973
  Furniture, fixtures and office equipment..............................     4,100       4,225
  Construction in progress..............................................     --            913
                                                                           -------    --------
                                                                            32,917      30,409
  Less accumulated depreciation and amortization........................   (19,998)    (17,288)
                                                                           -------    --------
    Net property, plant and equipment...................................    12,919      13,121
                                                                           -------    --------
INVESTMENT IN UNCONSOLIDATED SUBSIDIARY.................................     --          6,832
                                                                           -------    --------
OTHER ASSETS............................................................     3,223       2,720
                                                                           -------    --------
                                                                           $82,998    $ 87,265
                                                                           -------    --------
                                                                           -------    --------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable to banks................................................   $30,100    $ 30,556
  Current maturities of long-term debt..................................     2,764       7,576
  Current maturities of Series A Bonds, issued to a related party.......     3,500       3,500
  Accounts payable......................................................     2,992       2,899
  Other current liabilities.............................................     5,574       6,514
                                                                           -------    --------
    Total current liabilities...........................................    44,930      51,045
                                                                           -------    --------
LONG-TERM DEBT, net of current maturities...............................     6,244       5,452
                                                                           -------    --------
SERIES A BONDS, net of current maturities, issued to a related party....    13,500      10,000
                                                                           -------    --------
COMMITMENTS AND CONTINGENCIES (Note 4)
SHAREHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 5,000,000 shares authorized
    and none issued.....................................................     --          --
  Common stock, $0.01 par value, 25,000,000 shares authorized; issued
    and outstanding: 1995--8,446,877 shares, 1996--8,447,877 shares.....        84          84
  Additional paid-in capital............................................    21,524      21,531
  Accumulated deficit...................................................    (4,716)     (1,293)
  Cumulative foreign currency translation adjustments...................     1,432         446
                                                                           -------    --------
    Total shareholders' equity..........................................    18,324      20,768
                                                                           -------    --------
                                                                           $82,998    $ 87,265
                                                                           -------    --------
                                                                           -------    --------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                FOR THE YEARS ENDED MARCH 31,
                                                             -----------------------------------
                                                               1994         1995         1996
                                                             ---------    ---------    ---------

NET SALES.................................................   $  82,637    $  83,962    $  87,911
COST OF SALES.............................................      49,572       48,878       52,608
                                                             ---------    ---------    ---------
GROSS PROFIT..............................................      33,065       35,084       35,303
                                                             ---------    ---------    ---------
OPERATING EXPENSES:
  Selling.................................................      13,029       13,049       14,592
  General and administrative..............................       9,316        9,314       10,559
  Research and development................................       2,158        2,349        2,762
  Warehousing and shipping................................       1,343        1,455        1,566
                                                             ---------    ---------    ---------
                                                                25,846       26,167       29,479
                                                             ---------    ---------    ---------
OPERATING INCOME..........................................       7,219        8,917        5,824
                                                             ---------    ---------    ---------
OTHER INCOME (EXPENSE):
  Interest expense........................................      (4,316)      (4,999)      (5,193)
  Equity in earnings of unconsolidated subsidiary.........      --           --            1,595
  Other, net..............................................         826        1,584        2,072
                                                             ---------    ---------    ---------
                                                                (3,490)      (3,415)      (1,526)
                                                             ---------    ---------    ---------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
ACCOUNTING CHANGE.........................................       3,729        5,502        4,298
PROVISION FOR INCOME TAXES................................         510        1,395          609
                                                             ---------    ---------    ---------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE......       3,219        4,107        3,689
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, net of tax (Note
1)........................................................      --           --             (266)
                                                             ---------    ---------    ---------
NET INCOME................................................   $   3,219    $   4,107    $   3,423
                                                             ---------    ---------    ---------
                                                             ---------    ---------    ---------
NET INCOME APPLICABLE TO COMMON SHARES (Note 1)...........   $   1,803    $   3,653    $   3,423
                                                             ---------    ---------    ---------
                                                             ---------    ---------    ---------
INCOME PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGE.........................................   $    0.31    $    0.50    $    0.43
ACCOUNTING CHANGE PER COMMON SHARE........................      --           --            (0.03)
                                                             ---------    ---------    ---------
NET INCOME PER COMMON SHARE...............................   $    0.31    $    0.50    $    0.40
                                                             ---------    ---------    ---------
                                                             ---------    ---------    ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING................   5,784,627    7,367,531    8,595,453
                                                             ---------    ---------    ---------
                                                             ---------    ---------    ---------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                               CUMULATIVE
                               SERIES A                                                          FOREIGN
                           PREFERRED STOCK       COMMON STOCK       ADDITIONAL                  CURRENCY          TOTAL
                           ----------------   -------------------    PAID-IN     ACCUMULATED   TRANSLATION    SHAREHOLDERS'
                           SHARES   AMOUNT      SHARES     AMOUNT    CAPITAL       DEFICIT     ADJUSTMENTS   EQUITY (DEFICIT)
                           ------   -------   ----------   ------   ----------   -----------   -----------   ----------------
BALANCE,
 MARCH 31, 1993..........   2,500   $ 2,500    9,010,092    $ 90     $ 12,284      $(8,138)      $   270         $  7,006
 Exchange of common for
   redeemable preferred
stock....................    --       --      (3,604,037)    (36)      (9,592)      (1,372)       --              (11,000)
 Net income..............    --       --          --        --         --            3,219        --                3,219
 Translation
adjustments..............    --       --          --        --         --           --               (90)             (90)
 Dividends on preferred
stock....................    --       --          --        --         --           (1,841)       --               (1,841)
                           ------   -------   ----------   ------   ----------   -----------   -----------       --------
BALANCE,
 MARCH 31, 1994..........   2,500     2,500    5,406,055      54        2,692       (8,132)          180           (2,706)
 Exchange of series A
   preferred stock for
common stock.............  (2,500)   (2,500)     378,572       4        2,496       --            --              --
 Initial public offering
   of common stock,
net......................    --       --       2,662,250      26       16,336       --            --               16,362
 Net income..............    --       --          --        --         --            4,107        --                4,107
 Translation
adjustments..............    --       --          --        --         --           --             1,252            1,252
 Dividends on preferred
stock....................    --       --          --        --         --             (691)       --                 (691)
                           ------   -------   ----------   ------   ----------   -----------   -----------       --------
BALANCE,
 MARCH 31, 1995..........    --       --       8,446,877      84       21,524       (4,716)        1,432           18,324
 Common stock options
exercised................    --       --           1,000    --              7       --            --                    7
 Net income..............    --       --          --        --         --            3,423        --                3,423
 Translation
adjustments..............    --       --          --        --         --           --              (986)            (986)
                           ------   -------   ----------   ------   ----------   -----------   -----------       --------
BALANCE,
 MARCH 31, 1996..........    --     $ --       8,447,877    $ 84     $ 21,531      $(1,293)      $   446         $ 20,768
                           ------   -------   ----------   ------   ----------   -----------   -----------       --------
                           ------   -------   ----------   ------   ----------   -----------   -----------       --------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE YEARS ENDED MARCH 31,
                                                                  -----------------------------
                                                                   1994       1995       1996
                                                                  -------    -------    -------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................   $ 3,219    $ 4,107    $ 3,423
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Depreciation and amortization..............................     2,963      2,521      3,131
    Equity in earnings of unconsolidated subsidiary............     --         --        (1,595)
    Change in assets and liabilities:
      Accounts receivable, net.................................     1,716     (1,431)      (753)
      Inventories..............................................    (5,054)    (1,868)    (7,127)
      Prepaid and other assets.................................      (261)      (526)      (317)
      Accounts payable.........................................       450       (569)        45
      Other current liabilities................................      (127)     1,940        684
                                                                  -------    -------    -------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES............     2,906      4,174     (2,509)
                                                                  -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...................    (4,773)    (5,167)    (4,380)
  Investment in unconsolidated subsidiary......................     --         --        (5,325)
  Proceeds from disposition of equipment.......................        14         72        361
                                                                  -------    -------    -------
NET CASH USED IN INVESTING ACTIVITIES..........................    (4,759)    (5,095)    (9,344)
                                                                  -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) on notes payable to banks..........       837     (2,727)     3,833
  Issuance of common stock, net of issuance costs..............     --        16,362      --
  Dividends paid on preferred stock............................    (1,197)    (1,551)     --
  Proceeds from common stock options exercised.................     --         --             7
  Proceeds from issuance of long-term debt.....................     3,225      5,367      8,037
  Principal payments on long-term debt.........................    (2,040)    (2,875)    (3,262)
  Redemption of Series A Bonds.................................     --        (2,000)    (3,500)
                                                                  -------    -------    -------
NET CASH PROVIDED BY FINANCING ACTIVITIES......................       825     12,576      5,115
                                                                  -------    -------    -------
Effect of foreign exchange rate changes on cash................      (127)       157        646
                                                                  -------    -------    -------
Net (decrease) increase in cash and cash equivalents...........    (1,155)    11,812     (6,092)
Cash and cash equivalents at beginning of year.................     1,624        469     12,281
                                                                  -------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................   $   469    $12,281    $ 6,189
                                                                  -------    -------    -------
                                                                  -------    -------    -------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Marker International (the "Company") is a holding company which designs, develops, manufactures, and markets alpine ski bindings through its subsidiaries, Marker Deutschland GmbH ("Marker Germany"), Marker USA, Marker Japan, Ltd. ("Marker Japan"), Marker Austria GmbH ("Marker Austria") and Marker Canada, Ltd. ("Marker Canada"). Substantially all of the Company's ski bindings are manufactured by Marker Germany, which also distributes bindings in Germany, to subsidiaries of the Company and to independent distributors in countries where the Company does not have a distribution subsidiary. Marker AG, a Swiss holding company and subsidiary of the Company, holds a 25% equity interest in an entity which develops, markets, and distributes snowboards and snowboard accessories. Marker Ltd., also a subsidiary of the Company, designs, distributes and sells to retailers the Company's clothing, gloves and luggage products for skiing and other recreational activities. The principal markets for the Company's products are North America, Europe and Asia.

PERVASIVENESS OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONSOLIDATION

    The consolidated financial statements include the accounts of Marker International and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

    The functional currency for the Company's foreign operations is the applicable local currency; Marker Germany--Deutsch Marks, Marker Japan--Japanese Yen, Marker Canada--Canadian Dollars, Marker Austria--Austrian Schillings, and Marker AG--Swiss Francs. The financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the applicable rates of exchange at the end of the reporting period. Income and expense items are translated at the weighted average rates of exchange prevailing during the period. Translation gains and losses are reflected as a separate component of shareholders' equity as "cumulative foreign currency translation adjustments."

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include investments in certificates of deposit with original maturities of less than 30 days. As of March 31, 1996, the Company has granted a security interest in a $3.5 million time deposit held in the Company's name at a United States branch of a German bank. This deposit is restricted for use as collateral on borrowings from such bank.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
ACCOUNTS RECEIVABLE

    The Company has certain sales programs which result in the majority of the annual net sales occurring in the second and third fiscal quarters. The remaining balance of the annual net sales occurs primarily during the fourth fiscal quarter. In accordance with industry practice, the Company grants payment terms to its customers in excess of 30 days. As of March 31, 1996, the Company has certain accounts receivable from customers which are not due for over six months.

INVENTORIES

    Inventories include direct materials, direct labor and manufacturing overhead costs and are recorded at the lower of cost (using the first-in, first-out method) or market. The major classes of inventories are as follows (in thousands):

                                                               MARCH 31,
                                                           ------------------
                                                            1995       1996
                                                           -------    -------

Raw materials...........................................   $   149    $   489
Work in process.........................................     2,815      2,551
Finished goods..........................................    25,295     29,628
                                                           -------    -------
                                                           $28,259    $32,668
                                                           -------    -------
                                                           -------    -------

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Major additions and improvements are capitalized, while costs for minor replacements, maintenance and repairs that do not increase the useful life of an asset are expensed as incurred.

    For financial reporting purposes, the provision for depreciation and amortization is determined using the straight-line or declining-balance methods based on the expected remaining economic useful lives of the assets as follows:

    DESCRIPTION                                                   USEFUL LIVES
- ---------------------------------------------------------------   ------------
Machinery and equipment........................................     2-10 years
Furniture, fixtures and office equipment.......................     2-10 years
Building and improvements......................................     2-30 years

    In March 1996, the Company began construction of a snowboard manufacturing facility located on property adjacent to the Company's headquarters in Salt Lake City. Construction costs related to this facility have been capitalized as construction in progress at March 31, 1996 and includes land with a cost of approximately $708,000. The total projected cost of the manufacturing facility (excluding machinery and equipment) is approximately $3.0 million and the building is expected to be placed in service during October 1996.

    For the year ended March 31, 1995, the Company capitalized interest costs totaling approximately $34,000, related to the construction of corporate facilities. No interest was capitalized during fiscal 1996.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
ADVERTISING

    Prior to fiscal 1996, the Company capitalized certain advertising costs and amortized those costs over the period for which the revenue related to the costs was recognized. During fiscal 1996, the Company adopted the provisions of Statement of Position 93-7, Reporting on Advertising Costs, which requires advertising costs to be expensed the first time the advertising takes place or when incurred. The Company has elected to expense advertising costs the first time the advertising takes place. In fiscal 1996, the cumulative effect of adopting this change in accounting principle, net of the related income tax effect, was approximately $266,000. On a pro forma basis, this change would have had no material impact on fiscal 1994 and 1995 net income.

    For the years ended March 31, 1994, 1995 and 1996, advertising expenses totaled approximately $4.0 million, $3.3 million and $4.2 million, respectively.

NET INCOME PER COMMON SHARE

    Net income per common share is based upon the weighted average number of shares of common stock and dilutive common stock equivalent shares outstanding during the periods presented. Common stock equivalent shares consist of stock options that have a dilutive effect when applying the treasury stock method.

    In connection with the Initial Public Offering in August 1994, all of the outstanding shares of the Series A preferred stock were exchanged for 378,572 shares of common stock, and all of the outstanding shares of Redeemable Preferred Stock were converted to Series A Bonds issued to a related party with an aggregate principal amount of $19,000,000 (See Note 3).

    Net income applicable to common shares for fiscal years 1994 and 1995 reflects a pro forma presentation of the transactions described above as if the exchanges occurred on April 1, 1993 (the beginning of the 1994 fiscal year). Accordingly, net income applicable to common shares was computed by eliminating dividends totaling approximately $387,000 and $87,000 on Series A preferred stock for the years ended March 31, 1994 and 1995, respectively, and by subtracting from net income dividends that would have been treated as interest expense, net of the related tax effect, had the exchange of the Redeemable Preferred Stock occurred on April 1, 1993. The amount by which net income was reduced totaled approximately $1,416,000 and $454,000 for the years ended March 31, 1994 and 1995, respectively. No dividends were paid during fiscal 1996.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's long-term debt is approximately $13.3 million at March 31, 1996. The book value of all other financial instruments approximates fair value except for derivatives (See Note 9). The estimated fair values have been determined using appropriate market information and valuation methodologies.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. NOTES PAYABLE TO BANKS AND LONG-TERM DEBT

    Notes payable to banks at March 31, 1995 and 1996, consisted of the following:

                                                                             1995       1996
                                                                            -------    -------
                                                                              (IN THOUSANDS)


Credit arrangement with a German bank, with maximum borrowing of DM
  70,000,000 ($47,397,000). The arrangement provides for maximum borrowings at the bank's base rate or a combination of borrowings at the bank's base rate with DM 45,000,000 ($30,469,500) maximum available for Euroloans and DM 25,000,000 ($16,927,500) available as a revolving line of credit. The line of credit includes provisions for discounting customer notes with recourse. Amounts outstanding under these credit arrangements at March 31, 1996 consisted of Euroloans of DM 26,000,000
  ($17,604,600), bearing interest rates ranging from 4.95% to 6.95%
  subject to an interest rate swap for the initial DM 10,000,000
  ($6,771,000) which limits the interest rate to a maximum rate of 6.95%, and DM 7,267,291 ($4,920,683) on the revolving line of credit which had an interest rate of 8.5% at March 31, 1996. Borrowings are secured by the accounts receivable, inventory, and equipment of Marker Germany and are guaranteed by Marker International and Marker USA. The current
  agreement extends through July 1996 ...................................   $19,702    $22,525

Credit arrangements with five Japanese banks, with maximum borrowing of
  YEN 2,450,000,000 ($22,836,450). At March 31, 1996, YEN 800,000,000
  ($7,456,800) outstanding with interest rates ranging from 1.04% to
  2.25%, due in installments at various dates through March 1997, YEN
  200,000,000 ($1,864,200) secured by the assets of a director of the
  Company, YEN 450,000,000 ($4,194,450) co-guaranteed by an officer of
  Marker Japan and Marker International, YEN 100,000,000 ($932,100)
  guaranteed by Marker International and YEN 50,000,000 ($466,050)
  secured by certain accounts receivable ................................    10,398      7,457

Line of credit with a U.S. bank, maximum borrowings of $18,000,000, subject to a borrowing base limitation (maximum amount available at
  March 31, 1996 was $14,000,000). Interest at the bank's prime rate
  (8.25% at March 31, 1996) secured by the accounts receivable and inventory of Marker USA and Marker Ltd. and guaranteed by Marker
International, expires July, 1996 .......................................     --           574
                                                                            -------    -------

                                                                            $30,100    $30,556
                                                                            -------    -------
                                                                            -------    -------

    For the years ended March 31, 1995 and 1996, the weighted average interest rate on short-term borrowings outstanding at year end was 5.5 percent and 4.9 percent, respectively, the maximum short-term borrowing amount outstanding during the year was $46.9 million and $59.7 million, respectively, the average amount outstanding during the year was $34.3 million and $40.5 million, respectively, and the weighted average interest rate during the years ended March 31, 1995 and 1996 was 6.1 percent and 5.3 percent, respectively.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. NOTES PAYABLE TO BANKS AND LONG-TERM DEBT--(CONTINUED)
    Long-term debt at March 31, 1995 and 1996, consisted of the following:

                                                                              1995      1996
                                                                             ------    -------
                                                                              (IN THOUSANDS)


Notes payable to a German bank, interest rates ranging from 7.20% to
  9.75%, due in installments through September 1999, secured by accounts receivable, inventory and equipment of Marker Germany and guaranteed by
  Marker International and Marker USA.....................................   $5,943     $4,946

Note payable to a U.S. branch of a German bank, interest at 6.31% due
  December 1996, secured by a $3,500,000 time deposit held in the
  Company's name at the bank..............................................     --        4,932

Note payable to a U.S. bank, interest at 9.7%, due in monthly installments
  through July 2004, secured by a building................................    1,707      1,590

Note payable to a Japanese bank, interest at 2.13%, due in installments through November 2000, secured by the assets of a director of the
Company...................................................................     --        1,211

Notes payable to a Japanese bank paid in full during fiscal 1996..........      895      --

Other.....................................................................      463        349
                                                                             ------    -------

                                                                              9,008     13,028

Less current maturities...................................................   (2,764)    (7,576)
                                                                             ------    -------

                                                                             $6,244     $5,452
                                                                             ------    -------
                                                                             ------    -------

    The following are scheduled principal maturities of long-term debt as of March 31, 1996 (in thousands):

    YEAR ENDING MARCH 31,                                           AMOUNT
- -----------------------------------------------------------------   -------
1997.............................................................    $7,576
1998.............................................................       973
1999.............................................................     1,471
2000.............................................................     1,847
2001.............................................................       396
Thereafter.......................................................       765
                                                                    -------
                                                                    $13,028
                                                                    -------
                                                                    -------

    Total cash paid for interest during the years ended March 31, 1994, 1995 and 1996 was approximately $4,173,000, $3,635,000 and $5,172,000, respectively.
Included in total cash payments for interest are Series A Bond (See Note 3) interest payments which totaled approximately $183,000 and $1,556,000 for the years ended March 31, 1995 and 1996, respectively.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3. BONDS

    The holder of the outstanding Series A-1, A-2, and A-3 Redeemable Preferred Stock (collectively, the "Redeemable Preferred Stock") exchanged, on the effective date of the Initial Public Offering (August 1994), its shares of Redeemable Preferred Stock for Series A-1, A-2 and A-3 bonds (collectively, the "Series A Bonds") of the Company. The holder of the Series A Bonds is a Japanese corporation (the "Bondholder") controlled by a director of the Company. The Series A Bonds are subject to redemption upon not less than 30 days notice, in whole or in part, at the option of the Company.

SERIES A-1 BONDS

    The Series A-1 bonds had an original aggregate face value of $8,000,000 and bear interest, payable semi-annually on September 30 and March 31, at the effective borrowing rate for the Bondholder (the "Japanese Bank Rate"). The effective Japanese Bank Rate at March 31, 1995 and 1996 was 7.5 percent and 6.95 percent, respectively. The effective Japanese bank rate during the years ended March 31, 1995 and 1996 was 6.9 percent and 7.2 percent, respectively. During the fiscal year ended March 31, 1995 and 1996, $2,000,000 and $1,000,000, respectively, of the Series A-1 bonds were redeemed. The remaining $5,000,000 aggregate principal amount of Series A-1 bonds outstanding may be redeemed according to the following schedule:

                        REDEMPTION        FACE AMOUNT
NOTICE ON OR AFTER      ON OR AFTER      TO BE REDEEMED
- ------------------    ---------------    --------------
 April 1, 1996        October 1, 1996      $1,000,000
 April 1, 1997        October 1, 1997       2,000,000
 April 1, 1998        October 1, 1998       2,000,000

SERIES A-2 BONDS

    The Series A-2 bonds had an original aggregate face value of $10,000,000 and bear interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus three percent of the face value of the bonds outstanding. The effective rate on Series A-2 bonds at March 31, 1995 and 1996 was 10.5 percent and 9.95 percent, respectively. During the year ended March 31, 1996, $2,500,000 of the Series A-2 bonds were redeemed by the bondholder. The Bondholder of the Series A-2 bonds may redeem the remaining bonds according to the following schedule:

                         REDEMPTION         FACE AMOUNT
NOTICE ON OR AFTER       ON OR AFTER       TO BE REDEEMED
- ------------------    -----------------    --------------
 June 16, 1996        December 16, 1996      $2,500,000
 June 16, 1997        December 16, 1997       2,500,000
 June 16, 1998        December 16, 1998       2,500,000

SERIES A-3 BOND

    The Series A-3 bond has an aggregate face value amount of $1,000,000 and bears interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus three percent of the face value of the bond outstanding. The effective rate on the Series A-3 bond at March 31, 1995 and 1996 was 10.5 percent and 9.95 percent, respectively. The Bondholder of the Series A-3 bond may redeem the bond by providing six months prior written notice on or after June 16, 1998 for redemption on or after December 16, 1998.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4. COMMITMENTS AND CONTINGENCIES

LETTERS OF CREDIT

    The Company has available letters of credit with a U.S. bank of $2,500,000. As of March 31, 1996, letters of credit totaling approximately $176,000 were outstanding.

LEASES

    The Company is committed under various long-term noncancellable operating leases requiring minimum annual rentals as follows (in thousands):

    YEAR ENDING MARCH 31,                                           AMOUNT
- -----------------------------------------------------------------   -------
1997.............................................................   $ 2,394
1998.............................................................     2,148
1999.............................................................     1,476
2000.............................................................     1,291
2001.............................................................     1,242
Thereafter.......................................................    13,644
                                                                    -------
                                                                    $22,195
                                                                    -------
                                                                    -------

    Rent and lease expense was approximately $2,936,000, $2,996,000 and $3,572,000 for the years ended March 31, 1994, 1995 and 1996, respectively.

DISCOUNTED NOTES RECEIVABLE

    At March 31, 1996, Marker Japan was contingently liable for discounted trade notes receivable on a full recourse basis of approximately $7,629,000. The notes receivable mature in various amounts through January 1997.

ROYALTY AGREEMENT

    During fiscal year 1996, the Company was selected by the Salt Lake Organizing Committee for the 2002 Olympic Winter Games as licensee for the sale in the state of Utah of apparel with the imprint and embroidery for the 2002 Olympic Winter Games to be held in Salt Lake City. The Company was awarded licenses for both winter and summer apparel with the agreements extending through December 31, 1996. Over the remaining term of the agreements, the Company is required to pay the Salt Lake Organizing Committee periodic minimum royalty payments totaling approximately $281,000.

LEGAL MATTERS

    The Company is subject to various legal matters associated with the risks inherent in the sport of skiing which it considers normal for its business activities. Management believes that these matters will not have a material impact on the financial condition, liquidity, or results of operations of the Company.

    In September 1995, the Company along with other significant companies in the ski business received a letter from the United States Department of Justice (the "DOJ") explaining that the pricing practices of various companies in the ski industry were being reviewed. Although to date the Company

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4. COMMITMENTS AND CONTINGENCIES--(CONTINUED) has not received further correspondence from the DOJ, there can be no assurance that the DOJ will not pursue these matters further.

NOTE 5. INCOME TAXES

    The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements.

    The Company's entities file tax returns in their applicable jurisdictions. U.S. income tax is not provided on unrepatriated foreign earnings because management considers such amounts to be permanently invested abroad. Management has deemed it impracticable to determine the amount of unrecognized deferred tax liability on temporary differences related to earnings which are considered permanently invested abroad. However, the Company has provided for U.S. income taxes on the undistributed earnings of its investment in an unconsolidated subsidiary.

    The domestic and foreign components of income before provision for income taxes for the years ended March 31, 1994, 1995 and 1996 were as follows (in thousands):

                                                      1994      1995      1996
                                                     ------    ------    ------
Domestic..........................................   $1,699    $1,233    $  386
Foreign...........................................    2,030     4,269     3,912
                                                     ------    ------    ------
                                                     $3,729    $5,502    $4,298
                                                     ------    ------    ------
                                                     ------    ------    ------

    The Company's provision for income taxes for the years ended March 31, 1994, 1995 and 1996 consisted of the following (in thousands):

                                                       1994     1995     1996
                                                       ----    ------    -----
Current:
  Federal...........................................   $ 16    $  180    $  15
  State.............................................     56        72        7
  Foreign...........................................    438     1,143    1,210
                                                       ----    ------    -----
                                                        510     1,395    1,232
Deferred............................................    --       --       (623)
                                                       ----    ------    -----
                                                       $510    $1,395    $ 609
                                                       ----    ------    -----
                                                       ----    ------    -----

    For the years ending March 31, 1994, 1995 and 1996, the federal and state current provisions for income taxes are presented net of the benefits realized from operating loss carryforwards which totaled approximately $393,000, $463,000 and $123,000, respectively. In addition, the foreign current provision for income taxes are presented net of benefits realized from operating loss carryforwards of approximately $914,000, $931,000 and $213,000, respectively.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. INCOME TAXES--(CONTINUED)
    The provision for income taxes as a percentage of income before provision for income taxes differed from the statutory Federal rate due to the following:

                                                                 1994     1995     1996
                                                                 -----    -----    -----
Statutory Federal income tax rate.............................    34.0%    34.0%    34.0%
State income taxes net of Federal income tax benefit..........     1.5      3.7      0.6
Change in deferred tax asset valuation allowance..............   (40.5)   (30.4)   (20.2)
Foreign earnings taxed at different rates.....................    18.2     16.1     12.1
Investment in unconsolidated subsidiary.......................    --       --      (12.6)
Other.........................................................     0.5      2.0      0.3
                                                                 -----    -----    -----
                                                                  13.7%    25.4%    14.2%
                                                                 -----    -----    -----
                                                                 -----    -----    -----

    The components of the net deferred tax assets and liabilities at March 31, 1995 and 1996 were as follows (in thousands):

                                                                         1995      1996
                                                                        ------    ------
Deferred tax assets:
  Intercompany profit......................................               $639      $842
  Domestic net operating loss carryforwards................                291       226
  Allowance for doubtful accounts..........................                329       343
  Accrued expense reserves.................................                311       404
  Foreign tax credits......................................                215       215
  Other....................................................                316       341
                                                                        ------    ------
    Total deferred tax assets..............................              2,101     2,371
Valuation allowance........................................             (1,441)     (574)
                                                                        ------    ------
                                                                           660     1,797
                                                                        ------    ------
Deferred tax liabilities:
  Equity investment........................................               --        (224)
  Other....................................................               (240)     (360)
                                                                        ------    ------
    Total deferred tax liabilities.........................               (240)     (584)
                                                                        ------    ------
    Net deferred tax assets................................               $420    $1,213
                                                                        ------    ------
                                                                        ------    ------

    The recognition of deferred tax assets is based upon judgments regarding the potential realization of such assets in the future. Based upon positive evidence such as a recent history of earnings and utilization of net operating loss carryforwards, management has deemed that a reduction of the valuation allowance is appropriate to reflect utilization of certain recorded tax asset amounts. Although realization is not assured, management believes it is more likely than not that a portion of the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

    As of March 31, 1996, the Company has domestic tax net operating loss carryforwards of approximately $559,000 which expire in 2006.

    Cash paid for income taxes in the years ended March 31, 1994, 1995 and 1996 was approximately $417,000, $507,000 and $1,114,000, respectively.

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6. PREFERRED STOCK

    Upon the effective date of the Initial Public Offering, the holders of the Series A Preferred Stock exchanged all of the outstanding shares of such stock for 378,572 shares of Common Stock. On the same date, the holder of the Series A-1, A-2 and A-3 Redeemable Preferred Stock exchanged all of the outstanding shares of such stock for Series A-1, A-2 and A-3 Bonds with an aggregate face value of $19,000,000 (Note 3).

    Dividends on the Series A preferred stock totaled approximately $387,000 and $87,000 for the years ended March 31, 1994 and 1995, respectively. Cumulative annual dividends were computed in accordance with prescribed formulas which resulted in total dividends for Series A-1 Redeemable Preferred Stock of approximately $391,000 and $231,000 for the years ended March 31, 1994 and 1995, respectively. Dividends for Series A-2 Redeemable Preferred Stock totaled $967,000 and $339,000 for the years ended March 31, 1994 and 1995, respectively. Series A-3 Redeemable Preferred Stock dividends totaled $97,000 and $34,000 for the years ended March 31, 1994 and 1995, respectively.

NOTE 7. COMMON STOCK TRANSACTIONS

STOCK OFFERING

    In connection with the Initial Public Offering held during fiscal 1995, the Company issued 2,662,250 shares of Common Stock, including 347,250 shares issued in connection with the closing of the underwriters over-allotment option. The proceeds received from the offering, net of underwriting commissions and offering costs, totaled approximately $16,362,000.

WARRANTS

    The Company issued to the representative of the underwriters nontransferable warrants to purchase 231,500 shares of the common stock, exercisable for a period of four years commencing in August 1995 at an exercise price of $8.75. Accordingly, at March 31, 1996, 57,875 warrants were exercisable. The warrants provide for registration rights, anti-dilution protection, and other customary terms. No warrants were exercised during the fiscal year ended March 31, 1996.

STOCK OPTION PLAN

    During fiscal 1995, the Company established a nonqualified and incentive stock option plan (the "Stock Option Plan"). The Stock Option Plan provides for the issuance of a maximum of 2,500,000 shares of common stock to officers, directors, consultants, and other key employees. The Stock Option Plan allows for the grant of incentive or nonqualified options and is administered by the Board of Directors. Incentive options are granted at not less than 100 percent of the fair market value of the underlying common stock on the date of the grant. The aggregate fair market value of shares which may be purchased for the first time during any calendar year pursuant to an incentive stock option grant may not exceed $100,000. Nonqualified stock options will be granted at a price as determined by the

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. COMMON STOCK TRANSACTIONS--(CONTINUED)
Board of Directors. No stock options granted are exercisable after ten years from the date of grant. As of March 31, 1995 and 1996, the Company had the following options outstanding and exercisable:

YEAR ENDED MARCH 31, 1995                             AMOUNT     PRICE PER SHARE
- ---------------------------------------------------   -------    ---------------
Options Granted....................................   522,500    $7.13--7.25
Options Exercised..................................      none
Options Expired/Forfeited..........................      none
Options outstanding at March 31, 1995..............   522,500    $7.13--7.25
Options exercisable at March 31, 1995..............      none


YEAR ENDED MARCH 31, 1996                             AMOUNT     PRICE PER SHARE
- ---------------------------------------------------   -------    ---------------
Options Granted....................................   359,500    $6.00--7.13
Options Exercised..................................    (1,000)   $7.13
Options Expired/Forfeited..........................   (25,000)   $7.13--7.25
Options outstanding at March 31, 1996..............   856,000    $6.00--7.13
Options exercisable at March 31, 1996..............   125,375    $7.13

NOTE 8. INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

    On June 30, 1995, the Company acquired 25% of the common shares of DNR Sportsystem Ltd. ("DNR Sportsystem"), a Swiss Corporation, for approximately $5.4 million in cash. DNR Sportsystem is a developer, marketer and distributor of snowboards, snowboard boots, snowboard bindings and other related products primarily under the trade names of "DNR(R)", "Santa Cruz(R)" and "Sims(R)".

    DNR Sportsystem is a privately owned company with its operating headquarters located in Switzerland. DNR Sportsystem has a calendar year end and as a foreign private company does not have the same reporting requirements as the Company. Accordingly, the Company uses a 90-day lag in reporting its equity portion of DNR Sportsystem's net income. The Company accounts for its investment in DNR Sportsystem using the equity method of accounting and recognized approximately $1.6 million of income from its equity interest in DNR Sportsystem for the fiscal year ended March 31, 1996 which represents the earnings of DNR Sportsystem from July 1995 through December 31, 1995. Selected financial information for DNR Sportsystem as of and for the year ended December 31, 1995 is as follows (U.S. dollars in thousands):

BALANCE SHEET INFORMATION:
Current Assets...................................................   $15,662
Total Assets.....................................................    16,316
Current Liabilities..............................................     7,994

INCOME STATEMENT INFORMATION:
Net Revenues.....................................................   $44,038
Gross Profit.....................................................    14,990
Operating Income.................................................     6,732
Net Income.......................................................     5,583

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9. DERIVATIVE FINANCIAL INSTRUMENTS

    Derivative financial instruments held by the Company are used to manage well-defined foreign exchange and interest rate risks which occur in the normal course of business.

FOREIGN EXCHANGE CONTRACTS

    Forward foreign exchange contracts are used by the Company to reduce the potential impact of unfavorable fluctuations in foreign exchange rates. The Company has commitments to buy and sell foreign currencies relating to foreign exchange contracts in order to hedge against future currency fluctuations. The Company has available, through its credit arrangement with a German bank, the ability to enter into forward foreign exchange contracts to purchase up to the equivalent of DM 60.0 million. In addition, the Company has the ability to enter into forward foreign exchange contracts with four United States banks to purchase, in aggregate, up to the equivalent of $70.0 million.

    The Company holds forward exchange contracts to purchase German marks with U.S. dollars and Japanese Yen and to sell German marks for U.S. dollars. The contracts mature at various dates through May 1997. The outstanding forward exchange purchase and sale contracts at March 31, 1996 are as follows:

    SELLING            BUYING         CONTRACTED
     AMOUNT            AMOUNT        FORWARD RATE
- ----------------    -------------    -------------
Y  1,436,939,000    DM 24,000,000    59.284--60.924
DM   3,001,000      $    2,171,000   1.3791--1.3841
$       4,500,000   DM 6,665,000        1.4810

    Gains and losses on foreign currency denominated payables and receivables are included in the determination of net income. The net gain (loss) recognized on foreign currency transactions was approximately $65,000, $(58,000) and $(29,000) for the years ended March 31, 1994, 1995 and 1996 respectively, which have been recorded as other income. With respect to firm commitments, any gains and losses are deferred and are recognized as part of the cost of the underlying transaction being hedged.

    For the year ended March 31, 1996, the Company purchased and sold forward foreign exchange contracts which were not accounted for as hedges. As a result, the Company recorded a net gain of approximately $1.0 million which was recorded in other income.

    Counterparties to the foreign exchange contracts are typically major international financial institutions. At March 31, 1996, the fair value of the foreign exchange contracts indicates a potential gain of $2.7 million, which represents the total deferred gain on such contracts. The Company's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the counterparty. Management believes the risk of incurring such losses is remote.

INTEREST RATE SWAP AGREEMENT

    The Company has entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its variable rate revolving credit agreement (See Note 2). The differential to be paid or received on the interest rate swap agreement is recognized over the term of the agreement as either an increase or decrease of interest expense. As of March 31, 1996, the net unrealized loss on this agreement

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9. DERIVATIVE FINANCIAL INSTRUMENTS--(CONTINUED) was approximately $59,000 (DM 87,500) which is the estimated amount that the financial institution would receive in order for the Company to terminate the swap agreement as of March 31, 1996.

NOTE 10. RELATED PARTY TRANSACTIONS

    During fiscal years 1994, 1995 and 1996, Marker Japan purchased ski bindings and services totaling approximately $4,600,000, $600,000 and $13,000, respectively, from Isomura Seisakusho KK ("Isomura Seisakusho"), a company of which Mr. Isomura, a shareholder and director of the Company and president of Marker Japan, is the president, director and owner of more than ten percent of the outstanding stock. In fiscal year 1995, a customer of Marker Japan returned snowmaking equipment of approximately $500,000 to Marker Japan for warranty purposes. Marker Japan returned this equipment to Isomura Seisakusho, the supplier of such equipment, for reimbursement. As of March 31, 1995 and 1996, the net account receivable from Isomura Seisakusho was approximately $600,000 and $461,000, respectively.

    At March 31, 1996, the Company had outstanding notes in an aggregate amount equal to approximately $7,457,000 payable to Japanese banks. Of this amount, approximately $1,864,000 was secured by assets of Mr. Isomura.

    Marker Japan leases office space in Tokyo, Japan and receives services from Isomura Sangyo, a company of which Mr. Isomura is a shareholder. In connection therewith, for the fiscal years 1994, 1995 and 1996, Marker Japan made payments to Isomura Sangyo totaling approximately $268,000, $272,000 and $428,000, respectively.

    The Company purchased insurance through an insurance broker, Acordia Northwest Inc., of which, Graham S. Anderson, a director of the Company, is also a director. The Company incurred approximately $700,000, $821,000 and $746,000 of premiums for such insurance during the fiscal years 1994, 1995 and 1996, respectively.

NOTE 11. BENEFIT PLAN

    The Company sponsors a qualified retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all eligible domestic employees. Under the terms of the plan, each participant may elect to defer up to the annual statutory limit of eligible compensation. The Company matches 50 percent of each participant's contribution up to 4 percent of the participant's eligible compensation. During the years ended March 31, 1994, 1995 and 1996, employer contributions totaled approximately $39,000, $43,000 and $41,000, respectively.

NOTE 12. INTERNATIONAL OPERATIONS

    The Company's operations involve a single industry segment. The Company's three geographic regions are North America, Europe, and Asia. Net sales to affiliates consist primarily of inventory

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12. INTERNATIONAL OPERATIONS--(CONTINUED) transactions and are made at transfer prices which approximate prices charged to unaffiliated customers. The following is a summary of the Company's operations by geographic region for the years ended March 31, 1994, 1995 and 1996 (in thousands):

                                                  1994       1995       1996
                                                 -------    -------    -------
Net Sales to Unaffiliated Customers:
  North America...............................   $34,010    $34,545    $40,702
  Europe......................................    26,296     29,569     30,245
  Asia........................................    22,331     19,848     16,964
                                                 -------    -------    -------
      Total Consolidated......................   $82,637    $83,962    $87,911
                                                 -------    -------    -------
                                                 -------    -------    -------
Export Sales From Europe to Asia:.............   $   830    $   848    $ 1,649
                                                 -------    -------    -------
                                                 -------    -------    -------
Net Sales to Affiliates:
  North America...............................   $   296    $   658    $   515
  Europe......................................    31,343     34,141     42,905
  Asia........................................        98      --            22
                                                 -------    -------    -------
      Total...................................   $31,737    $34,799    $43,442
                                                 -------    -------    -------
                                                 -------    -------    -------
Operating Income:
  North America...............................   $ 2,091    $ 2,177    $ 2,681
  Europe......................................     4,121      5,462      4,064
  Asia........................................     1,328      1,036       (389)
    Eliminations..............................      (321)       242       (532)
                                                 -------    -------    -------
      Total Consolidated......................   $ 7,219    $ 8,917    $ 5,824
                                                 -------    -------    -------
                                                 -------    -------    -------
Identifiable Assets:
  North America...............................   $24,447    $35,111    $37,072
  Europe......................................    29,299     40,764     50,339
  Asia........................................    12,623     15,666     14,814
    Eliminations..............................    (9,829)    (8,543)   (14,960)
                                                 -------    -------    -------
      Total Consolidated......................   $56,540    $82,998    $87,265
                                                 -------    -------    -------
                                                 -------    -------    -------

                     MARKER INTERNATIONAL AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    For the fiscal years ended March 31, (in thousands except per share amounts):

                                                          FIRST     SECOND      THIRD     FOURTH
                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                         -------    -------    -------    -------
1994
  Sales...............................................   $ 1,553    $28,156    $37,177    $15,751
  Gross Profit........................................       122     11,372     15,428      6,143
  Net Income (Loss)...................................    (5,123)     3,558      5,584       (800)
  Net Income (Loss) Applicable to Common Shares.......    (5,443)     3,189      5,221     (1,164)
  Net Income (Loss) Per Common Share..................   $ (0.94)   $  0.55    $  0.90    $ (0.20)
1995
  Net Sales...........................................   $ 1,052    $30,895    $34,726    $17,289
  Gross Profit........................................       295     13,346     15,504      5,939
  Net Income (Loss)...................................    (4,299)     4,313      5,072       (979)
  Net Income (Loss) Applicable to Common Shares.......    (4,583)     4,161      5,054       (979)
  Net Income (Loss) Per Common Share..................   $ (0.79)   $  0.61    $  0.60    $ (0.12)
1996
  Net Sales...........................................   $ 2,244    $30,008    $33,965    $21,694
  Gross Profit........................................       126     13,697     13,895      7,585
  Net Income (Loss)...................................    (4,271)     3,802      3,500        392
  Net Income (Loss) Applicable to Common Shares.......    (4,271)     3,802      3,500        392
  Net Income (Loss) Per Common Share..................   $ (0.51)   $  0.45    $  0.40    $  0.05

NOTE 14. SUBSEQUENT EVENT


    Subsequent to year end, the Company entered into an agreement to acquire an additional 55% of DNR Sportsystem, the Company's unconsolidated subsidiary for approximately Swiss Francs 24.2 million (approximately $19.4 million US dollars). The Company will hold a 80% interest in DNR Sportsystem following the acquisition of the additional shares.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DNR Sportsystem Ltd.:

    We have audited the accompanying consolidated balance sheets of DNR Sportsystem Ltd. (a Swiss corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DNR Sportsystem Ltd. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles in the US.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
May 17, 1996

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1994       1995
                                                                            -------    -------

                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................................   $ 8,531    $12,786
  Accounts receivable, less allowance for doubtful accounts
    of $119 and $135, respectively.......................................     3,459      1,682
  Inventories............................................................        53        198
  Prepaids and other current assets......................................       442        996
                                                                            -------    -------
      Total current assets...............................................    12,485     15,662
                                                                            -------    -------
PROPERTY AND EQUIPMENT, at cost:
  Office equipment.......................................................       340        822
  Vehicles...............................................................       254        343
                                                                            -------    -------
                                                                                594      1,165
  Less--accumulated depreciation and amortization........................      (309)      (541)
                                                                            -------    -------
      Net property and equipment.........................................       285        624
                                                                            -------    -------
OTHER ASSETS.............................................................         5         30
                                                                            -------    -------
                                                                            $12,775    $16,316
                                                                            -------    -------
                                                                            -------    -------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................................   $ 3,482    $ 3,720
  Accrued liabilities....................................................     1,167      1,870
  Income taxes payable...................................................     1,966      1,864
  Payable to related party...............................................     --           540
                                                                            -------    -------
      Total current liabilities..........................................     6,615      7,994
                                                                            -------    -------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Common stock...........................................................       432        432
  Retained earnings......................................................     5,215      6,531
  Cumulative foreign currency translation adjustments....................       513      1,359
                                                                            -------    -------
      Total shareholders' equity.........................................     6,160      8,322
                                                                            -------    -------
                                                                            $12,775    $16,316
                                                                            -------    -------
                                                                            -------    -------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE YEARS ENDED DECEMBER
                                                                               31,
                                                                  -----------------------------
                                                                   1993       1994       1995
                                                                  -------    -------    -------

Net sales......................................................   $18,779    $26,499    $44,038
Cost of sales..................................................    11,960     16,372     29,048
                                                                  -------    -------    -------
Gross profit...................................................     6,819     10,127     14,990
                                                                  -------    -------    -------
Operating expenses:
  Selling......................................................     1,489      2,211      3,907
  General and administrative...................................     1,106      2,413      2,350
  Research and development.....................................       776        923      2,001
                                                                  -------    -------    -------
                                                                    3,371      5,547      8,258
                                                                  -------    -------    -------
Operating income...............................................     3,448      4,580      6,732
                                                                  -------    -------    -------
Other income (expense):
  Interest income..............................................       262        291        245
  Other, net...................................................      (339)        83        153
                                                                  -------    -------    -------
                                                                      (77)       374        398
                                                                  -------    -------    -------
Income before provision for income taxes.......................     3,371      4,954      7,130
Provision for income taxes.....................................       791      1,115      1,547
                                                                  -------    -------    -------
Net income.....................................................     2,580      3,839      5,583
Retained earnings beginning of year............................     1,220      3,598      5,215
Dividends......................................................      (202)    (2,222)    (4,267)
                                                                  -------    -------    -------
Retained earnings end of year..................................   $ 3,598    $ 5,215    $ 6,531
                                                                  -------    -------    -------
                                                                  -------    -------    -------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE YEARS ENDED DECEMBER
                                                                              31,
                                                                  ----------------------------
                                                                   1993      1994       1995
                                                                  ------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................   $2,580    $ 3,839    $ 5,583
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..............................       61        167        188
    Change in assets and liabilities:
      Accounts receivable, net.................................     (101)    (2,327)     2,208
      Inventories..............................................      736      1,664       (137)
      Prepaids and other assets................................     (168)      (170)      (510)
      Accounts payable.........................................     (481)      (480)      (226)
      Accrued liabilities......................................     (453)       408      1,070
      Income taxes payable.....................................      346        943       (360)
                                                                  ------    -------    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES......................    2,520      4,044      7,816
                                                                  ------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...........................      (76)      (334)      (485)
                                                                  ------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of dividends.........................................     --       (2,424)    (4,267)
                                                                  ------    -------    -------
Effect of foreign exchange rate changes on cash................      (63)       853      1,191
                                                                  ------    -------    -------
Net increase in cash and cash equivalents......................    2,381      2,139      4,255
Cash and cash equivalents at beginning of year.................    4,011      6,392      8,531
                                                                  ------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................   $6,392    $ 8,531    $12,786
                                                                  ------    -------    -------
                                                                  ------    -------    -------
SUPPLEMENTAL DISCLOSURES:
  Cash paid for income taxes...................................   $  419    $   500    $ 1,777

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

    DNR Sportsystem Ltd. (the "Company"), a corporation domiciled in Switzerland, develops, markets and distributes snowboards, snowboard boots, snowboard bindings and other related products primarily under the trade names of "DNR", "Santa Cruz" and "Sims". The Company markets and distributes these products through distributors in North America, Europe and Asia.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation

    The consolidated financial statements include the accounts of DNR Sportsystem, Ltd. and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Foreign Currency Translation

    The functional currency for the Company is Swiss Francs. The consolidated financial statements are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Assets and liabilities are translated into U.S. dollars at the applicable rates of exchange at the end of a reporting period. Income and expense items are translated at the weighted average rates of exchange prevailing during the period. Translation gains and losses are reflected as a separate component of shareholders' equity.

Cash Equivalents

    Cash equivalents consist of time deposits and money market funds with original maturities of three months or less.

Property and Equipment

    Property and equipment are recorded at cost and depreciated using accelerated methods over their estimated useful lives ranging from 2 to 5 years. Major renewals and betterments are capitalized, while costs for minor replacements, maintenance and repairs are charged to expense as incurred.

Income Taxes

    The Company recognizes deferred tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities are determined based upon the difference between financial statement and

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) income tax bases of assets and liabilities using the enacted tax rates expected to apply when differences are expected to be settled or realized.

NOTE 3. MAJOR SUPPLIERS, SIGNIFICANT CUSTOMERS AND GEOGRAPHICAL
INFORMATION

Significant Suppliers

    The Company has an exclusive agreement with a shareholder to manufacture snowboards for the Company. The agreement requires that all snowboards be manufactured by this shareholder. The agreement can only be terminated upon the earlier of the occurrence of certain events as outlined in the agreement or September 1999 (see Note 8).

    The Company has an agreement with a shareholder to develop and manufacture snowboard bindings exclusively for the Company. The agreement requires the Company to obtain advance approval from the Company before snowboard bindings can be manufactured by other parties. This agreement expires in September 2000 (see Note 8).

Significant Customers

    For the years ended December 31, 1993 and 1994, three customers accounted for 15, 11 and 15 percent, and 18, 9 and 17 percent, respectively, of net sales. For the year ended December 31, 1995 these same customers accounted for 26, 15, and 14 percent of net sales, respectively.

Geographical Information

    For the years ended December 31, 1993, 1994 and 1995, the Company had sales to the following geographical regions (in thousands).

                                                                   1993       1994       1995
                                                                  -------    -------    -------
North America..................................................   $ 4,791    $ 6,087    $10,633
Europe.........................................................     8,092     12,992     15,536
Asia...........................................................     5,896      7,420     17,869
                                                                  -------    -------    -------
  Total........................................................   $18,779    $26,499    $44,038
                                                                  -------    -------    -------
                                                                  -------    -------    -------

    All of the Company's identifiable assets are located in Europe.

NOTE 4. LINE OF CREDIT

    The Company has a line of credit arrangement with a bank which provides for maximum borrowings of Swiss Francs 4,200,000 (approximately $3,600,000 at December 31, 1995). Interest on borrowings is at the bank's established rate. For the years ended December 31, 1994 and 1995, the credit lines were not used. The agreement requires that the Company maintain certain financial covenants.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. INCOME TAXES

    The components of the provision for income taxes for the years ended December 31, 1993, 1994 and 1995 are as follows (in thousands):

                                                                       1993     1994      1995
                                                                       ----    ------    ------
Current provision...................................................   $848    $1,259    $1,481
Deferred provision (benefit)........................................    (57)     (144)       66
                                                                       ----    ------    ------
  Total provision...................................................   $791    $1,115    $1,547
                                                                       ----    ------    ------
                                                                       ----    ------    ------

NOTE 6. RESTRICTED RETAINED EARNINGS

    As of December 31, 1995, approximately $791,000 of the Company's retained earnings are restricted as to dividend payments.

NOTE 7. COMMITMENTS AND CONTINGENCIES

License Agreements

    The Company has entered into license agreements to use the tradenames Sims and Santa Cruz. The agreements require the Company to pay royalties ranging from 2 to 6 percent of gross sales for snowboards, bindings and accessories. The agreements expire in 2001 with options for renewal. Under the Sims license agreement, 60 percent of DNR's total sales must be comprised of Sims products. Royalty expense for the years ended December 31, 1993, 1994 and 1995 was approximately $684,000, $813,000 and $1,834,000, respectively.

Leases

    The Company is committed under various long-term noncancellable operating leases for office space and certain equipment which require minimum annual rentals as follows (in thousands):

                            YEAR ENDING
                           DECEMBER 31,                               AMOUNT
- -------------------------------------------------------------------   ------
1996...............................................................    $189
1997...............................................................     220
1998...............................................................     148
1999...............................................................     145
2000...............................................................     145
Thereafter.........................................................      36
                                                                      ------
                                                                       $883
                                                                      ------
                                                                      ------

    Lease expense for the years ended December 31, 1993, 1994 and 1995 totalled approximately $77,000, $153,000 and $202,000, respectively.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
Legal Matters

    The Company is subject to various legal matters associated with the risks inherent in the sport of snowboarding which it considers normal for its business activities. Management believes that these matters have been provided for and will not have a material impact on the financial condition, liquidity, or results of operations of the Company.

    Based on a favorable settlement of a claim in early 1996, the Company reduced its related liability as of December 31, 1995 by approximately $341,000. Such amount is reflected as a reduction of general and administrative expenses in 1995.

NOTE 8. RELATED PARTY TRANSACTIONS

    During 1994 and 1995, the Company purchased snowboards totalling approximately $6,010,000 and $18,281,000 from a certain shareholder under a manufacturing contract (see Note 3). As of December 31, 1994 and 1995 approximately $1,543,000 and $1,288,000 was owed to this entity and included in accounts payable.

    During 1995, a shareholder of the Company performed certain binding development services and charged the Company approximately $540,000 (see Note
3). As of December 31, 1995, this amount remains owing.

    During 1993 the Company made product sales totalling approximately $1,549,000 to companies owned at that time by certain shareholders of the Company. During 1994 and 1995, the Company continued to sell to these companies. However, the individuals were no longer shareholders of the Company.

NOTE 9. BENEFIT PLAN

    The Company sponsors a defined contribution plan for substantially all full time employees. The Company's contribution is discretionary and is based upon a percentage of the eligible employees' salaries. For the years ended December 31, 1993, 1994 and 1995 Company contributions totalled $15,000, $248,000 and $611,000, respectively.

NOTE 10. COMMON STOCK

    The capital stock of Company consists of 600 registered and issued shares of common stock with a nominal value of Swiss Francs 1,000 per share.

Graphic:    Photograph of Picabo Street beneath the wording "Picabo Street 1996
World Champion." Against the backdrop of the American flag, a smiling Ms. Street displays two medals at chest level and has skis with Marker bindings resting on her right shoulder. The Marker logo appears in the lower right corner.

=========================================   ====================================
- -----------------------------------------   ------------------------------------



    NO DEALER, SALESMAN OR OTHER PERSON
HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY OR ANY OF THE                          3,400,000 SHARES
UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO                                     [LOGO]
SELL, OR SOLICITATION OF AN OFFER TO
BUY, ANY SECURITIES OTHER THAN THOSE TO
WHICH IT RELATES OR AN OFFER TO SELL,
SOLICITATION OF AN OFFER TO BUY, ANY
SECURITIES IN ANY JURISDICTION TO ANY
PERSON WHERE SUCH AN OFFER OR
SOLICITATION WOULD BE UNLAWFUL. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION               MARKER INTERNATIONAL
THAT THE INFORMATION CONTAINED HEREIN
IS CORRECT AT ANY TIME SUBSEQUENT TO THE
DATE HEREOF.

         -------------------
                                                        COMMON STOCK

          TABLE OF CONTENTS

Available Information............     3
Exchange Rate Data...............     3
Prospectus Summary...............     4               ----------------
Risk Factors.....................     9                  PROSPECTUS
Use of Proceeds..................    15               ----------------
Capitalization...................    16
Dividend Policy..................    17
Price Range of Common Stock......    17
Selected Consolidated
 Financial Information...........    18
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations.....................    25                ALLEN & COMPANY
Business.........................    29                 INCORPORATED
Management.......................    45
Principal and Selling
 Stockholders....................    52
Certain Relationships and
  Related Transactions...........    53              PIPER JAFFRAY INC.
Description of Capital
 Stock...........................    55
Shares Eligible for Future
 Sale............................    57
Underwriting.....................    58                          , 1996
Legal Matters....................    59
Experts..........................    59
Index to Consolidated
 Financial Statements............   F-1

- ----------------------------------------   -------------------------------------
========================================   =====================================

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following sets forth the estimated fees and expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:


Securities and Exchange Commission registration fee..............................   $ 10,112
National Association of Securities Dealers, Inc. filing fee......................   $  3,433
Nasdaq National Market Listing Fee...............................................   $ 17,500
Printing and engraving expenses..................................................   $ 75,000
Legal fees and expenses..........................................................   $300,000
Accounting fees and expenses.....................................................   $200,000
Blue Sky fees and expenses.......................................................   $ 20,000
Transfer Agent's fees............................................................   $    300
Miscellaneous expenses...........................................................   $148,655
                                                                                    --------
    Total........................................................................   $775,000
                                                                                    --------
                                                                                    --------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Restated Articles of Incorporation provide for the indemnification of the Company's directors and officers to the fullest extent permitted by the Utah Revised Business Corporation Act ("URBCA"). The liability of directors and officers of the Company is limited such that a director or officer is not liable to the Company or its shareholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless: (i) the director or officer has breached or failed to perform the duties of the office in compliance with Section 16-10a-841 of the URBCA; and (ii) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the Company or its shareholders. Directors of the company are personally liable if such director votes for or assents to an unlawful distribution under the URBCA or the Company's Restated Articles of Incorporation.

    The Company will pursuant to Section 16-10a-902 of the URBCA, indemnify an individual, made party to a proceeding because he was a director, against liability incurred in the proceeding if: (i) the director's conduct was in good faith; (ii) the director reasonably believed that his conduct was in, or not opposed to, the Company's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided that, the company may not indemnify the same director if (a) indemnification is sought in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or (b) indemnification is sought in connection with any other proceeding charging that the director derived an impersonal personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. Indemnification under this Section in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

    In accordance with Section 16-10a-903 of the URBCA the Company shall indemnify a director or an officer, who is successful on the merits or otherwise, in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director or an officer of the Company, as the case may be, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

    In accordance with Section 16-10a-904 of the URBCA, the Company will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that, (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 16-10a-902 of the URBCA; (ii) the director furnishes to the Company a written undertaking, executed personally or on his behalf, to repay the advance of it is ultimately determined that he did not meet such standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification thereunder.

    Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.

    The Company will indemnify and advance expenses to an officer, employee, fiduciary or agent of the Company to the same extent as a director; or to a greater extent in some instances if not inconsistent with public policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The Company issued 1,000 shares of Common Stock and 8,000 shares of Series A-1 Preferred Stock to Isomura Sangyo in fiscal 1993 for $10 million and $8 million, respectively. In fiscal 1994, Isomura Sangyo exchanged the 1,000 shares of Common Stock for 10,000 shares of Series A-2 Preferred Stock and 1,000 shares of Series A-3 Preferred Stock.

    As of August 24, 1994, the effective date of the Company's initial public offering, (i) the holders of the Series A Preferred Stock exchanged all of the outstanding shares of Series A Preferred Stock for 378,572 shares of Common Stock (at an initial public offering price of $7.00 per share) and (ii) the holder of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock exchanged all of the outstanding shares of such stock for $8 million aggregate principal amount of Series A-1 Bonds, $10 million aggregate principal amount of Series A-2 Bonds and $1 million aggregate principal amount of Series A-3 Bonds, respectively.

    The issuances and exchanges of securities described above were effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


  1.1    Form of Underwriting Agreement among the Company and the Underwriters.
  2.1    Share Purchase and Shareholders Agreement among Lucio Roffi, Gregor Furrer &
         Partner Holding AG and Marker International, dated June 11, 1996 (filed as Exhibit
         2(a) to the Company's Current Report on Form 8-K dated June 19, 1996 and incorporated herein by reference).
  2.2    Letter Agreement between Lucio Roffi and Marker International, dated June 11, 1996
         (filed as Exhibit 2(b) to the Company's Current Report on Form 8-K dated June 19,
         1996 and incorporated herein by reference).
  2.3    Intentionally omitted.
  2.4    Short-term Promissory Note for CHF 12,084,832.65 executed by the Company and payable in full to Gregor Furrer & Partner Holding AG on or prior to August 31,
         1996 (filed as Exhibit 2(c) to the Company's Current Report on Form 8-K dated July
         11, 1996 and incorporated herein by reference).
  2.5    Short-term Promissory Note for CHF 12,084,832.65 executed by the Company and payable in full to Lucio Roffi on or prior to August 31, 1996 (filed as Exhibit
         2(d) to the Company's Current Report on Form 8-K dated July 11, 1996 and incorporated herein by reference).

  3.1    Form of Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Form S-1 Registration Statement Amendment No. 1 dated July 14, 1994
         (File No. 33-80100) and incorporated herein by reference).
  3.2    Form of Amended and Restated By-Laws of the Company (filed as Exhibit 3.2 to the
         Company's Form S-1 Registration Statement, Amendment No. 1 dated July 14, 1994
         (File No. 33-80100) and incorporated herein by reference).
  4.1    Form of Certificate representing Common Stock (filed as Exhibit 4.1 to the
         Company's Form S-1 Registration Statement, Amendment No. 1 dated July 14, 1994
         (File No. 33-80100) and incorporated herein by reference).
  5.1    Opinion of Stroock & Stroock & Lavan as to the legality of the Shares.
  5.2    Opinion of Prince, Yeates & Geldzahler as to the legality of the Shares.
 10.1    Employment Agreement for Premek Stepanek (filed as Exhibit 10.1 to the Company's
         Form S-1 Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
 10.2    Employment Agreement for Dr. Wilhelm Fahrngruber (filed as Exhibit 10.2 to the
         Company's Form S-1 Registration Statement dated June 10, 1994 (File No. 33-80100)
         and incorporated herein by reference).
 10.3    Employment Agreement for Otto Harsanyi (filed as Exhibit 10.3 to the Company's Form
         S-1 Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
 10.4    Form of 1994 Stock Option Plan (filed as Exhibit 10.4 to the Company's Form S-1
         Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
 10.5    401(k) Plan (filed as Exhibit 10.5 to the Company's Form S-1 Registration Statement
         dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
 10.6    Manufacturing Facility Lease Agreement (filed as Exhibit 10.6 to the Company's Form
         S-1 Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
 10.7    Second Amended and Restated Revolving Credit Agreement with First Security Bank of
         Utah, N.A., including Extension Agreement (filed as Exhibit 10.7 to the Company's
         Form S-1 Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
 10.8    Loan Agreement with First Interstate Bank (filed as Exhibit 10.8 to the Company's
         Form S-1 Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
 10.9    Agreement with Bayerischi Hypotheken-und Wechsel-Bank ("Hypo Bank") for a DM
         60,000,000 Line of Credit (filed as Exhibit 10.9 to the Company's Form S-1
         Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
 10.10   Loan Agreement with Hypo Bank for a DM 4,000,000 loan (filed as Exhibit 10.10 to the Company's Form S-1 Registration Statement dated June 10, 1994 (File No.
         33-80100) and incorporated herein by reference).
 10.11   Loan Agreement with Hypo Bank for a DM 1,863,333 loan (filed as Exhibit 10.11 to the Company's Form S-1 Registration Statement dated June 10, 1994 (File No.
         33-80100) and incorporated herein by reference).
 10.12   Loan Agreement with Hypo Bank for a DM 2,220,000 loan (filed as Exhibit 10.12 to the Company's Form S-1 Registration Statement dated June 10, 1994 (File No.
         33-80100) and incorporated herein by reference).
 10.13   Loan Agreement with Hypo Bank for a DM 3,000,000 loan (filed as Exhibit 10.13 to the Company's Form S-1 Registration Statement dated June 10, 1994 (File No.
         33-80100) and incorporated herein by reference).
 10.14   Loan Agreement with Hypo Bank for a DM 10,000,000 loan (filed as Exhibit 10.14 to the Company's Form S-1 Registration Statement dated June 10, 1994 (File No. 33-
         80100) and incorporated herein by reference).
 10.15   Loan Agreement with Hypo Bank for a DM 64,000,000 Line of Credit (filed as Exhibit
         10.15 to the Company's Form S-1 Registration Statement, Amendment No. 1 dated July
         14, 1994 (File No. 33-80100) and incorporated herein by reference).

 10.16   Loan Agreement with Hypo Bank for a DM 7,284,205 loan (filed as Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q dated August 11, 1995 and incorporated herein by reference).
 10.17   Pledge Agreement and Conditional Assignment with Hypo Bank for a $3.5 million time deposit (filed as Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q
         dated August 11, 1995 and incorporated herein by reference).
 10.18   Line of Credit Agreement Between Marker Deutschland GmbH and Hypo Bank for DM
         70,000,000 and a Foreign Exchange Line of Credit for DM 60,000,000 (filed as
         Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q dated November 13,
         1995 and incorporated herein by reference).
 10.19   Amended and Restated Revolving Credit Agreement with First Security Bank for up to
         $18,000,000 (filed as Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q
         dated November 13, 1995 and incorporated herein by reference).
 20.1    Press Release of Marker International, dated June 12, 1996 (filed as Exhibit 20(a)
         to the Company's Current Report on Form 8-K dated June 19, 1996 and incorporated herein by reference).
 20.2    Press Release of Marker International dated June 28, 1996 (filed as Exhibit 20(a)
         to the Company's Current Report on Form 8-K dated July 11, 1996 and incorporated herein by reference).
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Arthur Andersen LLP, independent public accountants.
 23.2    Consent of Stroock & Stroock & Lavan (included in Exhibit 5.1 filed herewith).
 23.3    Consent of Prince, Yeates & Geldzahler (included in Exhibit 5.2 filed herewith).
*25.1    Power of attorney.


- ------------


* Previously filed.


    (b) Financial Statement Schedules.

    Schedule II--Valuation and Qualifying Accounts for the Years Ended March 31, 1994, 1995 and 1996.

    All other schedules for which provision is made in the applicable regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 16, 1996.


                                          MARKER INTERNATIONAL



                                          By:    /s/ BRAD L. STEWART
                                              ..................................
                                               Name: Brad L. Stewart
                                             Title:  Vice President--Finance and
                                                  Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    SIGNATURE                                         TITLE                          DATE
- ----------------------------------  -----------------------------------------   --------------

                *                   Chairman of the Board and President          July 16, 1996
 ..................................    (Principal Executive Officer)
Henry E. Tauber

                *                   Director and Executive Vice President of     July 16, 1996
 ..................................    Marker International; Chairman of
Eiichi Isomura                        Marker Japan

/s/ BRAD L. STEWART                 Vice President--Finance and Chief            July 16, 1996
 ..................................    Financial Officer (Principal Financial
Brad L. Stewart                       and Principal Accounting Officer)

                *                   Director                                     July 16, 1996
 ..................................
Graham S. Anderson

                *                   Director                                     July 16, 1996
 ..................................
John G. McMillian

                *                   Director                                     July 16, 1996
 ..................................
Vinton H. Sommerville

*By:     /s/ BRAD L. STEWART
    ..............................
         Brad L. Stewart,
       as Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                   DESCRIPTION                                   PAGE
- -----------   ---------------------------------------------------------------------------   ----
     1.1      Form of Underwriting Agreement among the Company and the Underwriters.
     2.1      Share Purchase and Shareholders Agreement among Lucio Roffi, Gregor Furrer
              & Partner Holding AG and Marker International, dated June 11, 1996 (filed as Exhibit 2(a) to the Company's Current Report on Form 8-K dated June 19,
              1996 and incorporated herein by reference).
     2.2      Letter Agreement between Lucio Roffi and Marker International, dated June
              11, 1996 (filed as Exhibit 2(b) to the Company's Current Report on Form 8-K
              dated June 19, 1996 and incorporated herein by reference).
     2.3      Intentionally omitted.
     2.4      Short-term Promissory Note for CHF 12,084,832.65 executed by the Company and payable in full to Gregor Furrer & Partner Holding AG on or prior to
              August 31, 1996 (filed as Exhibit 2(c) to the Company's Current Report on
              Form 8-K dated July 11, 1996 and incorporated herein by reference).
     2.5      Short-term Promissory Note for CHF 12,084,832.65 executed by the Company and payable in full to Lucio Roffi on or prior to August 31, 1996 (filed as
              Exhibit 2(d) to the Company's Current Report on Form 8-K dated July 11,
              1996 and incorporated herein by reference).
     3.1      Form of Restated Articles of Incorporation of the Company (filed as Exhibit
              3.1 to the Company's Form S-1 Registration Statement Amendment No. 1 dated
              July 14, 1994 (File No. 33-80100) and incorporated herein by reference).
     3.2      Form of Amended and Restated By-Laws of the Company (filed as Exhibit 3.2 to the Company's Form S-1 Registration Statement, Amendment No. 1 dated
              July 14, 1994 (File No. 33-80100) and incorporated herein by reference).
     4.1      Form of Certificate representing Common Stock (filed as Exhibit 4.1 to the
              Company's Form S-1 Registration Statement, Amendment No. 1 dated July 14,
              1994 (File No. 33-80100) and incorporated herein by reference).
     5.1      Opinion of Stroock & Stroock & Lavan as to the legality of the Shares.
     5.2      Opinion of Prince, Yeates & Geldzahler as to the legality of the Shares.
    10.1      Employment Agreement for Premek Stepanek (filed as Exhibit 10.1 to the
              Company's Form S-1 Registration Statement dated June 10, 1994 (File No. 33-
              80100) and incorporated herein by reference).
    10.2      Employment Agreement for Dr. Wilhelm Fahrngruber (filed as Exhibit 10.2 to the Company's Form S-1 Registration Statement dated June 10, 1994 (File No.
              33-80100) and incorporated herein by reference).
    10.3      Employment Agreement for Otto Harsanyi (filed as Exhibit 10.3 to the
              Company's Form S-1 Registration Statement dated June 10, 1994 (File No. 33-
              80100) and incorporated herein by reference).
    10.4      Form of 1994 Stock Option Plan (filed as Exhibit 10.4 to the Company's Form
              S-1 Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
    10.5      401(k) Plan (filed as Exhibit 10.5 to the Company's Form S-1 Registration
              Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
    10.6      Manufacturing Facility Lease Agreement (filed as Exhibit 10.6 to the
              Company's Form S-1 Registration Statement dated June 10, 1994 (File No. 33-
              80100) and incorporated herein by reference).
    10.7      Second Amended and Restated Revolving Credit Agreement with First Security
              Bank of Utah, N.A., including Extension Agreement (filed as Exhibit 10.7 to the Company's Form S-1 Registration Statement dated June 10, 1994 (File No.
              33-80100) and incorporated herein by reference).
    10.8      Loan Agreement with First Interstate Bank (filed as Exhibit 10.8 to the
              Company's Form S-1 Registration Statement dated June 10, 1994 (File No. 33-
              80100) and incorporated herein by reference).
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
    10.9      Agreement with Bayerischi Hypotheken-und Wechsel-Bank ("Hypo Bank") for a
              DM 60,000,000 Line of Credit (filed as Exhibit 10.9 to the Company's Form
              S-1 Registration Statement dated June 10, 1994 (File No. 33-80100) and incorporated herein by reference).
    10.10     Loan Agreement with Hypo Bank for a DM 4,000,000 loan (filed as Exhibit
              10.10 to the Company's Form S-1 Registration Statement dated June 10, 1994
              (File No. 33-80100) and incorporated herein by reference).
    10.11     Loan Agreement with Hypo Bank for a DM 1,863,333 loan (filed as Exhibit
              10.11 to the Company's Form S-1 Registration Statement dated June 10, 1994
              (File No. 33-80100) and incorporated herein by reference).
    10.12     Loan Agreement with Hypo Bank for a DM 2,220,000 loan (filed as Exhibit
              10.12 to the Company's Form S-1 Registration Statement dated June 10, 1994
              (File No. 33-80100) and incorporated herein by reference).
    10.13     Loan Agreement with Hypo Bank for a DM 3,000,000 loan (filed as Exhibit
              10.13 to the Company's Form S-1 Registration Statement dated June 10, 1994
              (File No. 33-80100) and incorporated herein by reference).
    10.14     Loan Agreement with Hypo Bank for a DM 10,000,000 loan (filed as Exhibit
              10.14 to the Company's Form S-1 Registration Statement dated June 10, 1994
              (File No. 33-80100) and incorporated herein by reference).
    10.15     Loan Agreement with Hypo Bank for a DM 64,000,000 Line of Credit (filed as
              Exhibit 10.15 to the Company's Form S-1 Registration Statement, Amendment
              No. 1 dated July 14, 1994 (File No. 33-80100) and incorporated herein by reference).
    10.16     Loan Agreement with Hypo Bank for a DM 7,284,205 loan (filed as Exhibit
              10.16 to the Company's Quarterly Report on Form 10-Q dated August 11, 1995 and incorporated herein by reference).
    10.17     Pledge Agreement and Conditional Assignment with Hypo Bank for a $3.5 million time deposit (filed as Exhibit 10.17 to the Company's Quarterly
              Report on Form 10-Q dated August 11, 1995 and incorporated herein by reference).
    10.18     Line of Credit Agreement Between Marker Deutschland GmbH and Hypo Bank for
              DM 70,000,000 and a Foreign Exchange Line of Credit for DM 60,000,000
              (filed as Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q
              dated November 13, 1995 and incorporated herein by reference).
    10.19     Amended and Restated Revolving Credit Agreement with First Security Bank for up to $18,000,000 (filed as Exhibit 10.19 to the Company's Quarterly
              Report on Form 10-Q dated November 13, 1995 and incorporated herein by reference).
    20.1      Press Release of Marker International, dated June 12, 1996 (filed as
              Exhibit 20(a) to the Company's Current Report on Form 8-K dated June 19,
              1996 and incorporated herein by reference).
    20.2      Press Release of Marker International dated June 28, 1996 (filed as Exhibit
              20(a) to the Company's Current Report on Form 8-K dated July 11, 1996 and incorporated herein by reference).
    21.1      Subsidiaries of the Registrant.
    23.1      Consent of Arthur Andersen LLP, independent public accountants.
    23.2      Consent of Stroock & Stroock & Lavan (included in Exhibit 5.1 filed herewith).
    23.3      Consent of Prince, Yeates & Geldzahler (included in Exhibit 5.2 filed herewith).
   *25.1      Power of attorney.
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* Previously filed.